As Filed with the Securities and Exchange Commission on October 8, 2010	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

Chisen Electric Corporation
(Name of Registrant As Specified in its Charter)

Nevada	3690	20-2190950
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Jingyi Road, Changxing Economic Development Zone, Changxing County, Zhejiang Province,
The People’s Republic of China
(86) 572-6267666
(Address and Telephone Number of Principal Executive Offices)
________________

Vcorp Services, LLC
1811 Silverside Road
Wilmington, DE 19810
(888) 528-2677
(Name, Address and Telephone Number of Agent for Service)
________________

Copies to:

Clayton E. Parker, Esq.	Richard I. Anslow, Esq.
K&L Gates LLP	Anslow + Jaclin LLP
200 South Biscayne Boulevard, Suite 3900	195 Route 9 South
Miami, Florida 33131-2399	Manalapan, NJ 07726
Telephone: (305) 539-3306	Telephone: (732) 409-1212
Facsimile: (305) 358-7095	Facsimile: (732) 577-1188
________________

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered		Per Share		Offering Price		Fee
Common Stock, $0.001 par value per share		(1)		$(1)	$5,000,000	(1)	$356.50
Underwriters’ Warrants to Purchase Common Stock		(2)	N/A		$		N/A	(3)
Common Stock Underlying Underwriters’ Warrants, $0.001 par value per share		(4)	N/A			$(5)	$
Total Registration Fee							$356.50

(1)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(2)
Represents the maximum number of warrants, each of which will be exercisable at a percentage of the per share offering price, to purchase the Registrant’s common stock to be issued to the Underwriters in connection with the public offering.

(3)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Underwriters’ warrants.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated maximum exercise price of $             per share, or               % of the maximum offering price.

________________

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	OCTOBER 8, 2010

Shares

Chisen Electric Corporation

Common Stock

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange.  However our common stock is traded under the symbol “CIEC” on the OTCQB.  We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.  There is no assurance that such application will be approved.

We are offering all of the                       shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $            to $           per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 11 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to Chisen Electric Corporation	$	$

(1) The underwriters will receive compensation in addition to the discounts and commissions as set forth under “Underwiting”.

The Underwriters have a 45-day option to purchase up to                          additional shares of common stock at the public offering price solely to cover over-allotments, if any (the “Over-allotment Shares”).  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $                , and total proceeds to us, before expenses, from the over-allotment option exercise will be $                   .

The Underwriters are offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about                      , 2010.
________________________
Newbridge Securities Corporation
________________________

The Date of this Prospectus is                             , 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SUMMARY FINANCIAL DATA	9
RISK FACTORS	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	30
DIVIDEND POLICY	31
CAPITALIZATION	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DILUTION	35
SELECTED CONSOLIDATED FINANCIAL DATA	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DESCRIPTION OF BUSINESS	51
MANAGEMENT	71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	79
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81
DESCRIPTION OF SECURITIES	83
SHARES ELIGIBLE FOR FUTURE SALE	85
UNDERWRITING	86
LEGAL MATTERS	93
EXPERTS	93
ADDITIONAL INFORMATION	93
INDEX TO FINANCIAL STATEMENTS	F-i
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-10

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not, and the Underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 11.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company,” the “Registrant” and “Chisen” refer to Chisen Electric Corporation, a Nevada corporation. We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, Fast More Limited, a Hong Kong investment holding company (“Fast More”), its 100% owned and chief operating subsidiary, Changxing Chisen Electric Co., Ltd., a wholly foreign owned entity (WFOE) organized under the laws of the PRC  (“CCEC”) and CCEC’s subsidiary, Chisen Electric Jiangsu Co., Ltd. (“CEJC”).

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Company Overview

We are one of the leading producers of sealed lead-acid motive batteries in China's personal transportation device market by ranking as one of the top three manufacturers in China in terms of production. Our motive battery products, sold under our own brand name “Chisen”, are predominantly used in electric bicycles and are distributed and sold in China.  Electric bicycles have become increasingly popular in China. According to market research results of Shenzhen Forward Business Information Company (“Forward Business”), during the five years from 2004 to 2009, the market sales of electric bicycles in China quadrupled, and the number of electric bicycles in China increased to approximately 120,000,000. Among all types of batteries for electric bicycles, the lead-acid motive battery is the preferred choice of electric bicycle manufacturers in China, accounting for 95% of the market share because of its cost efficiency. According to the market research result from Forward Business, the cost of using lead-acid motive batteries is RMB4/kWh, which is significantly lower than its alternative and competing product, lithium-ion batteries, by 50%.  Currently, we manufacture over 14,480,000 sealed lead-acid motive batteries each year, have more than 2,500 employees and are one of China's largest manufacturers of sealed lead-acid motive batteries for electric-powered bicycles (LABEBs).  For each of our fiscal years ended March 31, 2010 and 2009, sales revenues were $177,192,000 and $109,020,000, respectively, and our net income during the same periods amounted to $9,500,000 and $8,880,000, respectively.  For the three months ended June 30, 2010, our sales revenue and net income were $50,429,000 and $1,506,000, respectively.

China Battery Industry

Competitive Business Conditions and Market Trends

We believe that in the next several years, due to intensifying global environmental concerns, there will be increased development of the electric bicycle. At the 2009 United Nations Climate Change Conference, the Chinese Government announced that in 2020, greenhouse gas emissions will be reduced approximately 40% to 45% from 2005 levels. Due to the fact that electric bicycle usage is very much in line with the energy-saving and environmental protection policy initiated by the Chinese government, the further development of electric vehicles has garnered government support. The electric bicycle, as an environment-friendly and convenient personal transportation vehicle, bears the advantages of convenience, non-pollution, safety and lower energy consumption.  According to market research results of Forward Business, there were approximately 120,000,000 electric bicycles in China in 2009 and in accordance with the measured data of the electric vehicle market demand in China, it is estimated that the volume of production of the electric bicycle will be approximately 30,000,000 units by the end of 2010.

With respect to new product trends in the market, Europe, the United States and Japan now use primarily a lithium-ion battery.  It is a general market trend for companies to develop motive battery products that are more environmentally friendly with increased power output and less weight.  There can be no assurance that manufacturers of electric bicycles will continue to use lead-acid motive battery products as the principal source of motive power for electric bicycles. In the event that the market prefers to use other forms of battery products (for example, lithium-ion batteries), and if we are not able to develop our lithium-ion motive battery products to meet future demand, our business could be adversely affected.

The Company has established long-term strategic relationships whereby we provide our best pricing and payment terms with the top electric bicycle manufacturers in China in terms of quantity of production, including Taimei, Xinri and Yadea. In exchange, we receive higher priority in terms of supplying these manufacturers over our competitors.  Xinri’s electric vehicle was utilized at the Beijing 2008 Olympic Games and at the Paralympic Games, which is a great honor in China.  We were chosen as the only manufacturer to supply lead-acid motive batteries to Xinri for its electric vehicle used at the Beijing 2008 Olympic Games and Paralympic Games. We are also an alternative power source sponsor at the 2010 Shanghai World Expo, providing eco-friendly solutions to power road signage at select Expo Park locations. Based on this, in the next several years, we will strive to create an international first-class brand and become the leader in providing “green” energy in the electric bicycle marketplace. Simultaneously, through constant research and development of new chemical energy technologies, we believe the Company will provide energy-savings and highly-effective energy solutions to our customers for the purpose of improving the quality of human life and a sustainable ecological environment.

Our Market Share

According to market research results of China Battery Industry Association, as of December 31, 2009, we are one of the top three manufacturers of LABEBs in China in terms of production.

Our Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

•	Production capacity

•	Established brand awareness

•	Market position

•	Well-established distribution channels

•	Our cooperative partnership with clients

•	Research and development

Development Strategy of the Company

We strive to create an international first-class brand and become the one of the leaders in providing “green” energy in the global electric bicycle market.  Our goal is to become the largest battery developer and producer with a first-class sales and service network in China.  The Company has taken the following measures to further our position in the industry:  (1) investing in automatic production lines which increased maximum daily production capacity by approximately 100% compared with 2009 (our production output in 2010 was 14,480,000 units compared with 7,740,000 units in 2009); and (2) actively searching for acquisition targets to expand our market share and to increase our production capacity.  Furthermore, we are committed to the following development strategy:

•	Expansion of our production capacity

•	Expand offering of highly efficient battery products

•	Expand sales network and distribution channels

•	Build partnerships with new and existing clients

Corporate Background and Information

Our predecessor, World Trophy Outfitters, Inc. (this prospectus uses the term “World Trophy” when we discuss the operations of the Registrant prior to November 12, 2008), was formed as a Nevada corporation on January 13, 2005, and was in the business of selling big game hunting packages to high end clients who sought to hunt with the top tier big game outfitters. Its main product sold was hunting trips, which included the hunting license and guide fees.  During the year ended March 31, 2008, World Trophy sold its entire inventory of big game hunts, but was unsuccessful in developing a profitable business.  World Trophy ceased its operations and became a development stage company effective April 1, 2008. Prior to the Exchange (as defined and discussed below), World Trophy focused its efforts on seeking a business opportunity and had been in the process of locating and negotiating with business entities for the merger of a target company into World Trophy.

On November 12, 2008, World Trophy entered into a Share Exchange Agreement (the “Exchange”) with Fast More, Cheer Gold Development Limited, a company organized under the laws of Samoa (“Cheer Gold”) and Floster Investment Limited, a company organized under the laws of Samoa (“Floster” and together with Cheer Gold, the “Stockholders”). Immediately prior to the Exchange, World Trophy was considered a “blank check” development stage company with $51,039 in assets and a net loss of $(27,977) for the three months ended September 30, 2008.  Upon the closing of the Exchange, the Company did not have any liabilities.  As a result of the Exchange, World Trophy acquired all of the issued and outstanding securities of Fast More from the Stockholders in exchange for 35,000,000 newly-issued shares of World Trophy’s common stock, par value $0.001 per share, of which 32,900,000 shares were issued to Cheer Gold and 2,100,000 shares were issued to Floster. Upon the closing of the Exchange, the Stockholders collectively beneficially own 70% of the voting capital stock of the Company, 65.8% of which is owned by Cheer Gold and 4.2% of which is owned by Floster. As a result of the Exchange, Fast More became a wholly-owned subsidiary of World Trophy.  Effective February 2, 2009, we amended our Articles of Incorporation to change our name from “World Trophy Outfitters, Inc.” to “Chisen Electric Corporation”.

Fast More is an investment holding company incorporated in Hong Kong on December 17, 2007 with limited liability. CCEC was founded in Huzhou, Zhejiang Province in China on February 25, 2002.  On February 16, 2008, Fast More acquired the 51%, 9% and 40% equity interests in CCEC from Mr. Xu Kecheng, Mr. Xu Keyong and BEME International Co., Ltd., respectively, for RMB6,502,500 (approximately $926,000), RMB1,147,500 (approximately $164,000) and RMB 5,100,000 (approximately $726,000), respectively. Upon the completion of these acquisition transactions, CCEC became the wholly-owned and chief operating subsidiary of Fast More.  Since the ultimate beneficial owner of Fast More was, at all times, the substantial stockholder of CCEC (Mr. Xu Kecheng), the ownership transfer transaction was accounted for as a transfer of entities under common control in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 805.

On May 18, 2009, the Registrant incorporated Chisen Technology Holdings Corporation in Nevada as its wholly-owned subsidiary.  On April 19, 2010, the Registrant agreed to transfer 51% of its stock ownership in Chisen Technology Holdings Corporation to Michasel He, the former Chief Financial Officer and Director of the Registrant and the current President, Secretary and sole director of Chisen Technology Holdings Corporation.  To our knowledge, as of October 8, 2010, such transfer has yet to occur.  Chisen Technology Holdings Corporation is authorized to do business in the State of Washington and as of the date of this prospectus, has no operations.

 On August 23, 2010, CCEC, the chief operating subsidiary of the Registrant, formed a subsidiary in the PRC called Chisen Electric Jiangsu Co. Ltd. in Jiangsu Province, China.  CEJC’s registered capital is RMB150,000,000, of which CCEC holds 98% (RMB147,000,000) and the Registrant’s CEO Mr. Xu Kecheng holds 2% (RMB 3,000,000).  On September 6, 2010, CEJC entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee pursuant to which CEJC shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid and lithium-ion batteries and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 (approximately $62,000,000), including approximately RMB150,000,000 (approximately $22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.

Our offices are located in the Changxing Economic Development Zone at the bank of the Taihu Lake in the County of Changxing in Zhejiang Province, in close proximity to major national transportation systems, including National Highways 104 and 318, the Shanghai – Jiangsu – Zhejiang – Anhui – Hangzhou – Nanjing Expressway, the Changxing – Huzhou – Shanghai Channel, the Xuancheng – Hangzhou Railway and the Xinyi – Changxing Railway. Our corporate offices are located at Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China.  Our telephone number is (86) 572-6267666 and our corporate website in English is located at www.chisenelectric.com.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange, however our common stock currently trades under the symbol “CIEC” on the OTCQB.  We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.

Corporate Structure

Our corporate structure is illustrated as follows:

Our Challenges

Our ability to achieve our objectives and execute our strategies is subject to risks and uncertainties. We believe the following are the major risks and uncertainties that may materially affect us:

•
We have depended on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

•
A substantial portion of our assets has been comprised of trade receivables representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

•	Risk of fluctuations in the prices of raw materials could adversely affect our business.

•
We choose to rely on a limited number of suppliers for our raw materials and have short term supply agreements with such suppliers, and any unanticipated disruptions or slowdowns by such suppliers, shipping companies and our distribution centers could adversely affect our ability to deliver our products and services to our customers which could materially and adversely affect our relationships with our customers and our revenues.

•
We expect that we will need additional capital to implement our current business strategy of expansion of our production facilities in Changxing County and Jiangsu Province, and we will need to find new sources of financing, which may not be available to us.  Also, if we raise additional capital, it may dilute your ownership in us.

•
We face a risk of non-compliance with the terms of our notes payable, bill financing and short-term bank loans, which are secured by a significant amount of our assets and could have an adverse affect on our business.

•	In light of recent trends in Europe and the U.S., lead-acid motive battery products may be substituted by other battery products which could have an adverse effect on our business.

•	We may be affected by changes in the policies adopted by the PRC government in relation to the electric bicycle industry and the use of electric bicycles.

•
Our actual losses resulting from our relocation of our production facilities in Changxing County may significantly exceed the estimated amount provided for in our relocation agreement with the Administrative Committee of Changxing Economic Development Zone, which could have an adverse effect on our business.

•	If the land use rights of our landlord are revoked, we would be forced to relocate operations, which could have an adverse affect on our financial condition and results of operations.

Please see "Risk Factors" and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

The Offering

Common stock we are offering	shares (1)

Common stock included in the Underwriter’s option to purchase shares from us to cover over-allotments, if any	shares

Common stock outstanding after the offering	shares (2)

Offering price	$ to $ per share (estimate)

Use of proceeds
We intend to use the net proceeds from this offering to construct new production facilities in Changxing County (Zhejiang Province) and Jiangsu Province for the development and production of a new product, lithium-ion batteries. See “Use of Proceeds” on page 30 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

Nasdaq Global Market proposed ticker symbol	We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.

Underwriter’s Warrants
Upon the closing of this offering, we will issue to Newbridge Securities Corporation common stock purchase warrants covering a number of shares of our common stock equal to 10% of the total number of shares of common stock being sold in this offering, including the Over-allotment Shares.  The Underwriter’s Warrants will be non-exercisable for 6 months after the date of the closing of this offering and will expire 5 years after such date.  The Underwriter’s Warrants will be exercisable at a price equal to 125% of the public offering price, and the Underwriter’s Warrants will not be redeemable.  We are registering the Underwriter’s Warrants and the shares of common stock underlying such Underwriter’s Warrants hereunder in this offering.  The Underwriter’s Warrants may not be transferred, assigned, or hypothecated for a period of 6 months following the closing of this offering, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of Newbridge Securities Corporation (or to officers, managers or members of any such successor or member) and to members of the underwriting syndicate or selling group.  The Underwriter’s Warrants may be exercised as to all or a lesser number of underlying shares of common stock and will provide for cashless exercise and will for a period of 5 years after the closing of this offering contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense and unlimited “piggyback” registration rights for a period of 5 years following the closing of this offering at our expense.  See “Description of Our Securities” on page 83 for more information.

Advisory Agreement
Upon the closing of this offering, we will enter into a corporate advisory engagement with Newbridge Securities Corporation for a period of 12 months whereby we shall pay to Newbridge Securities Corporation a monthly retainer payment as well as other customary terms to be mutually agreed upon.  See “Underwriting.”

(1)
Excludes (i) up to                 shares of common stock underlying warrants to be received by the Underwriter in this offering and (ii) the                    shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.

(2)
Based on 50,000,000 shares of common stock issued and outstanding as of the date of this prospectus and                    shares of common stock to be issued in the public offering, which (i) excludes the Underwriter’s warrants to purchase                     shares of our common stock, (ii) excludes                      shares of common stock underlying warrants that are exercisable at $       per share and (iii) excludes              shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statements of income data for the three months ended June 30, 2010 and 2009 and each of the fiscal years ended March 31, 2010 and 2009, and the consolidated balance sheet data as of June 30, 2010, March 31, 2010 and 2009.  The consolidated statements of income data and balance sheet data were derived from the audited consolidated financial statements, except for data for the three months ended June 30, 2010 and 2009. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three months ended June 30,		Fiscal year ended March 31,
	2010	2009	2010	2009
	$'000	$'000	$'000	$'000

Revenues	50,429	29,475	177,192	109,020
Cost of sales	45,392	24,105	153,708	88,823
Gross profit	5,037	5,370	23,484	20,197
Sales, marketing and distribution	2,512	1,787	8,696	5,337
General and administrative expenses	684	1,056	3,647	4,007
Operating profit	1,841	2,527	11,141	10,853
Other income, net	503	147	1,671	758
Interest Income	96	55	343	362
Net Income from Operations before Interest and Tax Expenses	2,440	2,729	13,155	11,973
Interest expenses	685	369	2,068	1,232
Income before income taxes	1,755	2,360	11,087	10,741
Income taxes expenses	249	355	1,587	1,861
Net income	1,506	2,005	9,500	8,880
Other comprehensive income	121	1	106	278
Comprehensive income	1,627	2,006	9,606	9,158
Earnings per share (basic and diluted)	0.03	0.04	0.19	0.18

	Three months
	ended June 30,	Fiscal year ended March 31,
	2010	2010	2009
	$'000	$'000	$'000
Current Assets
Cash and cash equivalents	2,996	6,019	2,620
Restricted bank balances	22,611	21,420	13,878
Other financial assets	7,705	7,438	1,314
Trade receivables, net	55,489	50,440	35,023
Other receivables	883	800	842
Prepayments	2,699	4,933	862
Due from related parties	11	8	474
Inventories	35,118	30,038	17,135
Total Current Assets	127,512	121,096	72,148

Non-Current Assets
Available-for-sale financial assets	2665	882	878
Long-term land lease prepayments, net	747	749	608
Property, plant and equipment, net	11,117	10,474	5,315

Total Assets	142,041	133,201	78,949

Current Liabilities
Trade payables	18,683	14,923	11,176
Notes payable	37,121	35,504	23,343
Accrued expenses and other accrued liabilities	5,148	5,087	3,769
Due to related parties	3,495	2,532	639
Income taxes payable	123	148	264
Short-term bank borrowings	46,990	46,141	20,451
Total Current Liabilities	111,560	104,335	59,642

Non-Current Liabilities
Government subsidies	127	139	186
Deferred tax liabilities	460	460	460
Total Non-Current Liabilities	587	599	646

Total Liabilities	112,147	104,934	60,288

Shareholders’ Equity	50	50	50
Capital reserves	144	144	144
Statutory reserves	2,423	2,239	1,103
Accumulated other comprehensive income	1,175	1,054	948
Retained earnings	26,102	24,780	16,416
Total Shareholders’ Equity	29,894	28,267	18,661

Total Liabilities and Shareholders’ Equity	142,041	133,201	78,949

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange, however it currently trades under the symbol “CIEC” on the OTCQB.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We have depended on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. During the three months ended June 30, 2010 and the years ended March 31, 2010 and 2009, we had three, two and one customers that each generated revenues of at least 10% of our total revenues, respectively, with our largest customer accounting for 21%, 21% and 47% of our revenues for each respective period.  A total of approximately 48%, 40% and 47% of our revenues for the three months ended June 30, 2010 and the years ended March 31, 2010 and 2009, respectively, were attributable to customers that each individually accounted for at least 10% of our sales. We believe that we may depend upon a small number of customers for a significant majority of our sales in the future, and the loss or reduction in business from any of these customers, including, without limitation, any material disruption of slowdown suffered by such customers, could cause a significant decline in our sales and profitability.

A substantial portion of our assets has been comprised of trade receivables representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our trade receivables represented approximately 44%, 42% and 49% of our total current assets as of June 30, 2010, March 31, 2010 and March 31, 2009, respectively. As of June 30, 2010, 87% of our trade receivables represented amounts owed by three customers, who represented over 10% of the total amount of our accounts receivable.  As of March 31, 2010, 80% of our trade receivables were owed to us by two customers, each of which represented over 10% of the total amount of our trade receivables.  As a result of the substantial amount and concentration of our trade receivables, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

Furthermore, working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. In general, our average accounts settlement period is 136 days from the time we sell our products to the time we receive payment from our customers. The credit periods for some of our strategic partners can be longer after an evaluation of the risk of collection.  We cannot assure you that system problems, industry trends or other issues will not extend our collection period and adversely impact our working capital.

In addition, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is shorter than our receivable cycle, we may experience working capital shortages.

Risk of fluctuations in the prices of raw materials could adversely affect our business.

The raw material for our battery products consist primarily of electrolytic lead. Our success significantly depends on our ability to secure sufficient and constant supply of electrolytic lead for our production at acceptable price levels. Electrolytic lead represents our largest cost item in our lead-acid motive battery production. During each of the two fiscal years ended March 31, 2010 and March 31, 2009, the average selling price of electrolytic lead by our suppliers was approximately $2,200 and approximately $2,200 per ton, respectively. There were slight fluctuations on the average selling price of electrolytic lead for the fiscal year ended March 31, 2010 and the average selling price of electrolytic lead decreased by approximately 1.5% as compared to the fiscal year ended March 31, 2009. For each of the two financial years ended March 31, 2010 and March 31, 2009, costs of lead-related material accounted for approximately 80% and 80% of our total cost of sales, respectively. We do not have long-term contracts with any of our electrolytic lead suppliers, nor have we entered into any arrangement to mitigate the effect of price fluctuations of electrolytic lead. Therefore, any significant increase in the cost of electrolytic lead in the future could adversely affect our results if we cannot transfer the price increment to our customers.

We choose to rely on a limited number of suppliers for our raw materials and have short term supply agreements with such suppliers, and any unanticipated disruptions or slowdowns by such suppliers, shipping companies and our distribution centers could adversely affect our ability to deliver our products and services to our customers which could materially and adversely affect our relationships with our customers and our revenues.

Our ability to provide high quality customer service, to process and fulfill orders and to manage inventory depends on the timely and uninterrupted performance of our suppliers and shipping companies and the efficient and uninterrupted operation of our distribution centers.  During the three months ended June 30, 2010 and for the fiscal years ended March 31, 2010 and 2009, we had two, four, and four suppliers each of which accounted for at least 10% of our total raw material purchases, respectively, with our largest supplier accounting for approximately 23%, 24% and 19% of our raw material purchases for each respective period. A total of approximately 37%, 64% and 60% of our raw material purchases for the three months ended June 30, 2010 and the years ended March 31, 2010 and 2009, respectively, were attributable to suppliers that each individually accounted for at least 10% of our raw material purchases.  We choose to rely on a small number of suppliers in order to stabilize the quality of the raw materials we purchase, and we believe that we may continue to depend upon a small number of suppliers for our raw materials in the future, and the loss or reduction in business from any of these suppliers could have an adverse effect on our business.  We also generally have supply agreements that are no longer than one year and we cannot guarantee that such suppliers will continue to do business with us. In the event that our suppliers stop doing business with us, or if our suppliers suffer any material disruption or slowdown, we would be forced to find replacement suppliers with comparable quality of raw materials, which could take time to locate and secure.  Any material disruption or slowdown in the operation by our suppliers, or any material disruption or slowdown at our distribution centers, manufacturing facilities or with our management information systems could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be cancelled, lost or delivered late, goods to be returned or receipt of goods to be refused. As a result, our revenues and operating results could be materially and adversely affected.

We expect that we will need additional capital to implement our current business strategy of expansion of our production facilities in Changxing County and Jiangsu Province, and we will need to find new sources of financing, which may not be available to us.  Also, if we raise additional capital, it may dilute your ownership in us.

We will need new sources of financing and additional capital in order to implement our current business strategy of expansion of our production facilities in Changxing County (Zhejiang Province) and Jiangsu Province. We have entered into short term loan transactions. In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The government’s actions may make it more difficult for us to renew our short terms loan transactions once they expire, in which case we will be forced to seek other sources of funding.  Assuming our sale of                        shares of common stock at an assumed public offering price of $               per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, we currently intend this offering to be in an amount equal to approximately $           .  Our ability to obtain additional financing will be, however, subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

We face a risk of non-compliance with the terms of our notes payable, bill financing and short-term bank loans, which are secured by a significant amount of our assets and could have an adverse affect on our business.

We have notes payable, short-term bank loans and bill financing which are collateralized by a significant amount of our assets, including 100% of our restricted bank balances, certain land lease prepayments and our buildings.  Specifically, our notes payable and bill financing are secured by $20,843,000 and $1,768,000 of our restricted bank balances as of June 30, 2010, respectively, and such notes payable and our short-term bank loans are collateralized by certain land lease prepayments and buildings with carrying values of $597,000 and $1,570,000 at June 30, 2010, respectively.  Such financial instruments contain customary events of default, and upon the occurrence and during the continuation of an event of default, amounts due under such financial instruments may be accelerated by our creditors.  If we are unable to comply with the terms of such financial instruments, events of default could occur.  Upon the occurrence and during the continuance of an event of default under such financial instruments, our creditors have available a range of remedies customary in these circumstances, including declaring all outstanding debt, together with any accrued and unpaid interest thereon, to be due and payable, foreclosing on the aforementioned assets securing the financial instruments and/or ceasing to provide additional loans, which could have a material adverse effect on our business.

In light of recent trends in Europe and the U.S., lead-acid motive battery products may be substituted by other battery products which could have an adverse effect on our business.

It is a general market trend to develop motive battery products which are more environmentally friendly with increased power output and less weight.  It is also a new product trend in Europe, the United States and Japan to use primarily a lithium-ion battery.  There can be no assurance that manufacturers of electric bicycles will continue to use lead-acid motive battery products as the principal source of motive power for electric bicycles. In the event that the market prefers to use other forms of battery product and if we are not able to develop new motive battery products to meet the future demand, our business could be adversely affected.

We may be affected by changes in the policies adopted by the PRC government in relation to the electric bicycle industry and the use of electric bicycles.

Our operations and financial results could be adversely affected by changes in the political, economic and social conditions in China or the relevant policies of the PRC government in respect of the use of electric bicycles. The “Law of People’s Republic of China on Road Traffic Safety” categorizes the electric bicycle as a non-motor vehicle. However, certain local governments in China may prohibit the use of electric bicycles. In the event that there is any unfavorable policy on the electric bicycle industry and the use of electric bicycles, sales of electric bicycles may decrease, and this could have a significant adverse impact on our business.

Our actual losses resulting from our relocation of our production facilities in Changxing County may significantly exceed the estimated amount provided for in our relocation agreement with the Administrative Committee of Changxing Economic Development Zone, which could have an adverse effect on our business.

On August 20, 2010, CCEC entered into a Compensation Agreement of Corporate Relocation Acquisition with the Administrative Committee of Changxing Economic Development Zone, Zhejiang, pursuant to which CCEC agreed to transfer to the Committee the land-use rights to, and structures on, the property previously used by CCEC for its manufacturing facilities, and agreed to relocate the manufacturing facilities to a new location. The Committee requested the relocation pursuant to certain local relocation policies of Changxing County.  Pursuant to an assessment of the property and the compensation of the losses stated as follows, the Committee agreed to pay to CCEC RMB117,202,100 in total for the relocation.  In addition to the compensation for the property, this amount also includes compensation for the value of losses associated with removing CCEC’s equipment at RMB6,939,900 and the value of losses to CCEC with respect to the suspension of its operations for two months at RMB11,748,000.  However, there is no assurance that suspension of our operations will resume after two months, or that our actual losses for the suspension of our operations will not exceed RMB11,748,000.  If our suspension of operations exceeds the estimated time frame or if our actual losses for such suspension significantly exceed the estimated amount, this could have an adverse effect on our business.

Furthermore, CCEC agreed to vacate the site within one year of the signing of the Relocation Agreement and the Committee agreed to pay the RMB117,202,100 as follows: 5% of such amount to be paid within one month after the execution of the Relocation Agreement, 20% to be paid within one month of CCEC delivering appropriate land-use rights certificates and proof of cancellation of encumbrances, 25% to be paid after the commencement of the removal of CCEC’s operations from the site, and the remaining 50% to be paid upon completion of the relocation. In the event that CCEC fails to deliver required certificates or complete the relocation within the agreed upon time period, we would be forced to pay a RMB500,000 penalty per each month of such delay.  There are no assurances that we will be able to timely deliver proof of cancellation of encumbrances, or at all, or that we will be able to timely relocate in the manner provided for in the Relocation Agreement, which could cause us to incur significant penalties which could have an adverse effect on our business.

Competition in the motive battery industry in China could have an adverse effect on our business.

As of the date of this prospectus, we only conduct our business in one segment of the battery industry, the manufacture and sale of lead-acid motive batteries. We face competition from the domestic and foreign producers in China, which move into the motive battery industry in view of the growth potential. New entrants will continue to emerge. Any intensification in competition could dilute our market share and may lead to price reductions and increased expenses in marketing and product development. Any of these events could have an adverse impact on our profitability.

Our sales are dominated by sales in China, which could have an adverse effect on our business.

For each of the two financial years ended March 31, 2010 and 2009, and for the three months ended June 30, 2010, all of our sales were derived from customers in China. We expect that the domestic market in China will continue to be our major market. Our business is therefore heavily dependent on the demand for motive battery products in China and the domestic market prices of these products. In the event that there is any material adverse change in the level of the demand for motive battery products in China or if there are a significant price fluctuations in China, our performance could be adversely affected.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for property insurance. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

Our future performance is dependent on researching and developing new products, the inability to do so could have an adverse effect on our business.

Our performance in the future is dependent on our ability to develop and launch new products. Changes in technologies may render our products obsolete and our performance in the future is thus significantly dependent on our ability to develop and launch new products. There can be no assurance that our research and development efforts will be successful or completed within the anticipated timeframe and results. Moreover, there can be no assurance that any research and development project undertaken by us will result in commercially viable products. Unsuccessful development and release of new products could adversely affect our performance and our ability to compete.

We intend to make significant investments in research and development and new products that may not be profitable.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products. We expect that our research and development budget will increase significantly as we attempt to create new products.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.  We may not achieve significant revenue from new product investments for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

Our failure to effectively manage growth could harm our business.

We have expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products in order to remain competitive.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

•           New Battery Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•           Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand, planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•           Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include delays in shipment of products, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our products could contain defects or they may be installed or operated incorrectly, which could result in claims against us or reduce sales of those products.

Despite quality control testing by us, errors have been found and may be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our battery products and would likely harm our business.  Defects, integration issues or other performance problems in our battery products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend.

Environmental claims brought against us in connection with the production of battery products could adversely affect our business.

Solid waste, sewage and fumes are generated during the production process of battery products. We are required to comply with the environmental laws, rules and regulations promulgated by the PRC government. These laws, rules and regulations govern, among other things, the level of fees payable to the government entities providing environmental services and setting out the requirements in relation to the installation of ventilation equipment to ensure the appropriate treatment of lead dust and particles generated during production of lead-acid motive battery products. They also prescribe the standards for the discharge of solid waste, sewage and fumes. In addition, these laws, rules, and regulations empower the local PRC governments to impose sanctions on enterprises failing to comply with such laws, rules and regulations. We are also required by the laws and regulations governing health and safety at work in China to provide our employees exposed to lead dust or particles with protective clothing and accessories, such as gloves, goggles and masks. We also arrange all our employees engaging in the lead-related production process to receive medical checks at least twice a year.

Although we have adopted these preventive measures, inherent risks involved in our production activities cannot be completely eliminated. As our production may cause pollution to the environment and may affect the health of our employees and the residents nearby, we may be subject to civil claims for compensation or administrative sanctions such as fines or discontinuation of production activities. If there is any legal action initiated against us on any alleged violation of environmental protection laws and regulations, or that our production discharge results in any harmful impact on any person, our business could be materially and adversely affected. There can be no assurance that the relevant governmental authorities and other people would not take actions against us for our past, present and future business operations. We have not maintained any insurance coverage for these possible claims due to environmental related matters, as our Directors are not aware of such type of insurance to be available in China. Any environmental actions taken against us could adversely affect our business.

If we are unable to maintain our Zhejiang Province Pollution Discharge Certificate, we may lose our ability to continue conducting our manufacturing operations.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.   The manufacturing facilities in which we operate are subject to the PRC’s environmental laws and requirements. We are required to have and do have a valid Zhejiang Province Pollution Discharge Certificate issued by the Environment Protection Bureau of Changxing County and we are responsible for the disposal of the waste in accordance with applicable environmental regulations. If we fail to comply with the provisions of the permit and environmental laws, we could be subject to sanctions by regulators, including the suspension or termination of our Certificate, which would result in the suspension or termination of our manufacturing operations, which would have a material adverse effect on our results of operations.

We believe that mandatory and voluntary certification and compliance issues are critical to adoption of our battery product systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. Where appropriate in certain jurisdictions, we seek to obtain national or regional certifications for our products. Although we believe that our broad knowledge and experience with applicable codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain any such certifications for our existing products.  Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our revenue might be materially harmed if such an amendment or implementation were to occur.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees.  Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of income, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges.  The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected.

Additionally, the inability of our customers and suppliers to access capital efficiently, or at all, may have other adverse effects on our financial condition. For example, financial difficulties experienced by our customers or suppliers could result in product delays; increase trade receivables defaults; and increase our inventory exposure. The impact of tightening credit conditions may impair our customers’ ability to effectively access capital markets. The inability of our customers to borrow money to fund construction of electric bicycles reduces the demand for our products and services and may adversely affect our results from operations and cash flow. These risks may increase if our customers and suppliers do not adequately manage their business or do not properly disclose their financial condition to us.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of labor unions. As a result of the new law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices. The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers. In addition, under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights, including patents that we use in our business and our brand name. Third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. Our inability to protect our proprietary rights could materially adversely affect the ability to sell our products. Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in certain jurisdictions. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

RISKS RELATED TO US DOING BUSINESS IN CHINA

If the land use rights of our landlord are revoked, we would be forced to relocate operations, which could have an adverse affect on our financial condition and results of operations.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to the land users a land use right certificate. Land use rights shall not be revoked before the expiration of the period thereof. However, under special circumstances, land use rights can be revoked and land users forced to vacate when redevelopment of the land is in the public interest, provided that corresponding compensation is given to the land users. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do not have any land use rights and our manufacturing facilities rely on land use rights of our landlord, and the loss of such rights would require us to identify and relocate new manufacturing and other facilities, which could be time consuming have a material adverse effect on our financial condition and results of operations.

Substantially all of our assets are located in the PRC and a substantial portion of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the battery industry and battery product safety, national security-related laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.

Our principal operating subsidiary, CCEC, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would deal with such a violation in accordance with PRC laws and regulations, including, without limitation:

•	levying fines;

•	revoking our business license, or other licenses;

•	requiring that we restructure our operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, CCEC, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to produce lighting appliances, glass products for daily use, sanitary glass bath equipment, “valve-regulated” lead-acid batteries (VRLA batteries) and to sell such products.   Any amendment to the scope of our business, including, without limitation, the production and sales of lithium-ion batteries, requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that CCEC will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in China.  We cannot assure you that at all times we will be in compliance with the environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws and regulations.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  We have made and will continue to make capital and other expenditures to comply with environmental requirements.

Furthermore, our failure to comply with applicable environmental laws and regulations worldwide could harm our business and results of operations. The manufacturing, assembling and testing of our products require the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations. Our failure to comply with any of these applicable laws or regulations could result in:

•	regulatory penalties, fines and legal liabilities;

•	suspension of production;

•	alteration of our fabrication, assembly and test processes; and

•	curtailment of our operations or sales.

In addition, our failure to manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to increased costs or future liabilities. Existing and future environmental laws and regulations could also require us to acquire pollution abatement or remediation equipment, modify our product designs or incur other expenses associated with such laws and regulations. Many new materials that we are evaluating for use in our operations may be subject to regulation under existing or future environmental laws and regulations that may restrict our use of one or more of such materials in our manufacturing, assembly and test processes or products. Any of these restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our manufacturing processes.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law, which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

We could be liable for damages for defects in our products pursuant to the Tort Liability Law of the PRC.

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot provide any assurances that our stockholders who are resident in the PRC can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, CCEC’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit CCEC’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (“SAT”) released a circular (Guoshuihan No. 698 – Circular 698) on December 15, 2009 that addresses the transfer of shares by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698.  For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.  As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

The foreign currency exchange rate between the U.S. Dollar and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for our operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, including, without limitation, our restricted bank balances which secure certain notes payable and bill financing and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Nevada corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Our operating subsidiary, CCEC, has enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of the PRC, CCEC has had tax advantages granted by local government for enterprise income taxes commencing from 2006. CCEC has been entitled to be exempt from enterprise income tax for two years commencing from the first profitable year in 2006, followed by a 50% reduction for the next 3 years.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, 2007 the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Under the New EIT Law, we and Fast More may be classified as “resident enterprises” of China for tax purposes, which may subject us and Fast More to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, enterprises are classified as resident enterprises and non-resident enterprises.  An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes.  The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us and Fast More. Both our and Fast More’s members of management are located in China. If the PRC tax authorities determine that we or Fast More is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations. Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax. A recent circular issued by the State Administration of Taxation regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders. It is unclear whether the dividends that we or Fast More receives from CCEC will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our shareholders are treated as income derived from sources within China, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose.  Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us and Fast More is holding CCEC, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 25%.  If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China.  Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise.  However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company.  Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

Downturn in the economy of the PRC may slow our growth and profitability.

All of our revenues are generated from sales in China.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy.  While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular.  If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO YOUR OWNERSHIP OF OUR COMMON STOCK AND THIS OFFERING

There is a limited trading market for our common stock, and there is no assurance of an established public trading market upon the completion of the offering which would adversely affect the ability of our investors to sell their securities in the public market.

Our shares of common stock are currently quoted for trading on the OTCQB under the symbol “CIEC” and we intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.  There currently is a limited trading market for our common stock on the OTCQB and there is no guarantee that the Nasdaq Global Market, or any other national securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the Nasdaq Global Market, we may not complete this offering.  Even if such listing is approved, there can be no assurance that any broker will be interested in trading our stock.  Our underwriter, Newbridge Securities Corporation, is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of                 shares of common stock at an assumed public offering price of $          per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses, our as-adjusted net tangible book value as of June 30, 2010 (unaudited) would be approximately $                , or $             per share of common stock outstanding. The sale of                    shares of common stock in this offering represents an immediate increase in net tangible book value of $                per share of common stock to our existing stockholders and an immediate dilution of $                per share of common stock to the new investors purchasing common stock in this offering.  In addition, purchasers of common stock in this offering will have contributed approximately             % of the aggregate price paid by all owners of our common stock but will own only approximately          % of our common stock outstanding after this offering.

One of our Stockholders, Which is 100% Controlled By our President, Chief Executive Officer and Chairman of the Board, Exercises Significant Control Over Matters Requiring Stockholder Approval.

One Stockholder (Cheer Gold) has voting power equal to 65.8% of our voting securities. Moreover, the Stockholder is 100% controlled by Xu Kecheng, our President, Chief Executive Officer and Chairman of the Board. As a result, Xu Kecheng, through such stock ownership, exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than the stockholder.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. We intend to use the net proceeds from this offering to construct new production facilities in Changxing County and Jiangsu Province for the development and production of a new product, lithium-ion batteries.  The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.  For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and   the standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30th, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15th, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities which could have an adverse effect on our business.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which currently trades on the OTCQB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Collectability of trade receivables due to us by our customers;

•	Our ability to develop and market new products;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Continued development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the U.S. Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $            , which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the                      shares of our common stock in the offering will be approximately $5 million after deducting the estimated underwriting discounts and commissions of 8% and estimated offering expenses of approximately $                      .

We intend to use all of the net proceeds from this offering to construct new production facilities in Changxing County (Zhejiang Province) and Jiangsu Province for the development and production of our newest product, lithium-ion batteries.

Other than as indicated in this Use of Proceeds section, we cannot specify with certainty the exact amounts that will be used for each purpose. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds may be invested in short-term, investment grade, interest-bearing securities.

The Underwriter has a 45-day option to purchase up to                    additional shares of our common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than                 shares of common stock in this offering.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends for the three months ended June 30, 2010 or for the years ended March 31, 2010, 2009 and 2008.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in the PRC and a substantial majority of our revenues are generated in the PRC, a majority of our revenue being earned and currency received are denominated in RMB. RMB is subject to the exchange control regulation in the PRC, and, as a result, we may unable to distribute any dividends outside of the PRC due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. CCEC’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 (unaudited) on:

•	an actual basis, and

•
an as adjusted to give effect to reflect our receipt of estimated net proceeds of $5 million from the sale of                                                  shares of common stock in this offering at an assumed public offering price of $             , which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts of 8% and commissions and estimated offering expenses of approximately $   million.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2010
	Actual	As-Adjusted

	$’000	$’000
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $0.001 par value, 100,000,000 shares authorized, 50,000,000 shares issued and outstanding on an actual basis, and issued and outstanding on an as-adjusted basis (1)	50
Additional paid-in capital	-
Accumulated other comprehensive income	1,175
Statutory reserves	2,423
Capital reserves	144
Retained earnings (unrestricted)	26,102
Total stockholders’ equity	$29,894	$
Total capitalization	$29,894	$
 _____

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 50,000,000 shares of common stock issued and outstanding as of June 30, 2010 and (ii)                    shares of common stock issued in this public offering.  The number (i) excludes the                 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise and (ii) excludes the                shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $               per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Prior to the Exchange, the Company’s common stock traded on the OTCBB under the symbol “WTRY” from October 15, 2007 to April 29, 2009 and subsequent to the Exchange, our common stock has traded on the OTCBB and then recently on the OTCQB under the symbol “CIEC”. There has been an extremely limited public market for our common stock.  We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market.  As of October 1, 2010, we had 82 stockholders of record.

When the trading price of our common stock is below $5.00 per share, it may be considered to be a “penny stock” that may be subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Exchange Act. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements. See “Risk Factors – Risks Related To Our Ownership Of Our Common Stock And This Offering – Our Common Stock May Be Considered “Penny Stock”, And Thereby Be Subject To Additional Sale And Trading Regulations That May Make It More Difficult To Sell”.

The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of the Company’s common stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Closing Bid Prices	High ($)	Low ($)

Calendar Year Ending December 31, 2010

3rd Quarter	5.50	5.10

2nd Quarter	6.45	6.10

1st Quarter	7.75	6.24

Calendar Year Ended December 31, 2009

4th Quarter	7.51	4.10

3rd Quarter	4.15	1.50

2nd Quarter	4.00	1.50

1st Quarter	1.70	0.93

Calendar Year Ended December 31, 2008

4th Quarter	3.30	1.05

4th Quarter (prior to 3 for 1 split)	0.10	0.10

3rd Quarter:	0.10	0.10

2nd Quarter:	0.10	0.10

1st Quarter:	0.10	0.10

The high and low bid quotations for our common stock as of June 30, 2010 were $7.75 and $6.24, respectively.  The market quotations represent prices between dealers, do not include retail markup, markdown, or commissions and may not represent actual transactions.

Holders of Common Equity

As of October 1, 2010, we have issued Fifty Million (50,000,000) shares of our common stock to 82 holders of record.  The Company believes that it has more stockholders since many of its shares are held in "street" name. See also “Beneficial Ownership of Certain Beneficial Owners and Management” which sets forth each person known by us to be the beneficial owner of five (5%) percent or more of the Company’s common stock, all directors individually and all directors and officers as a group as of October 1, 2010.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date hereof, we have no compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Transfer Agent and Registrar

Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, telephone (801) 272-9294, facsimile (801) 277-3147, currently serves as our transfer agent and registrar.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2010 (unaudited) was approximately $            , or $          per share, based on 50,000,000 shares of common stock outstanding on June 30, 2010. Based on the mid-range point of the per share offering price of $             , investors will incur further dilution from the sale by us of                        shares of our common stock offered in this offering, and after deducting the estimated underwriting discount and commissions of 8% and estimated offering expenses of $            , our as adjusted net tangible book value as of June 30, 2010 would have been $                  , or $           per share, based on                       shares outstanding after this offering. This represents an immediate increase in net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to the new investors purchasing shares of our common stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share (mid-range price)		$
Per share net tangible book value per share as of June 30, 2010	$
Increase per share attributable to new public investors	$

Net tangible book value per share after this offering		$

Dilution per share to new public investors		$

The following table sets forth on an as adjusted basis as of June 30, 2010, the difference between the number of shares of our common stock purchased from us, the total cash consideration paid, the average price per share paid by our existing shareholders and the average price to be paid by new investors in this public offering before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $       per share of common stock.  The shares outstanding as of June 30, 2010 on an actual basis includes:

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Shares issued to Floster pursuant to the Exchange
Shares issued to Cheer Gold pursuant to the Exchange
New investors in this offering
Total

The total consideration amount for shares of our common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock, including imputed interest allocated for interest free loans that we have received from related parties, as of June 30, 2010 and excludes the value of securities that we have issued for services.

The existing shareholders, which consist of Cheer Gold and Floster, both of which acquired our shares in connection with the Exchange, will account for                         shares of our common stock, or                    % of our outstanding shares after this offering.  If the Underwriter’s over-allotment option of              shares of common stock is exercised in full, the percentage of shares held by existing stockholders will be reduced to           % of the total number of shares that will be outstanding after this offering, and the percentage of shares held by the new investors in this offering will be increased to      % of the total number of shares of common stock outstanding after this offering.

The number of our shares outstanding after this offering as shown above excludes              shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.  We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary financial information contains consolidated statements of income data for the three months ended June 30, 2010 and 2009 and each of the fiscal years ended March 31, 2010 and 2009, and the consolidated balance sheet data as of June 30, 2010, March 31, 2010 and 2009.  The consolidated statements of income data and balance sheet data were derived from the audited consolidated financial statements, except for data for the three months ended June 30, 2010 and 2009. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three months ended June 30,		Fiscal year ended March 31,
	2010	2009	2010	2009
	$'000	$'000	$'000	$'000

Revenues	50,429	29,475	177,192	109,020
Cost of sales	45,392	24,105	153,708	88,823
Gross profit	5,037	5,370	23,484	20,197
Sales, marketing and distribution	2,512	1,787	8,696	5,337
General and administrative expenses	684	1,056	3,647	4,007
Operating profit	1,841	2,527	11,141	10,853
Other income, net	503	147	1,671	758
Interest Income	96	55	343	362
Net Income from Operations before Interest and Tax Expenses	2,440	2,729	13,155	11,973
Interest expenses	685	369	2,068	1,232
Income before income taxes	1,755	2,360	11,087	10,741
Income taxes expenses	249	355	1,587	1,861
Net income	1,506	2,005	9,500	8,880
Other comprehensive income	121	1	106	278
Comprehensive income	1,627	2,006	9,606	9,158
Earnings per share (basic and diluted)	0.03	0.04	0.19	0.18

	Three months
	ended June 30,	Fiscal year ended March 31,
	2010	2010	2009
	$'000	$'000	$'000
Current Assets
Cash and cash equivalents	2,996	6,019	2,620
Restricted bank balances	22,611	21,420	13,878
Other financial assets	7,705	7,438	1,314
Trade receivables, net	55,489	50,440	35,023
Other receivables	883	800	842
Prepayments	2,699	4,933	862
Due from related parties	11	8	474
Inventories	35,118	30,038	17,135
Total Current Assets	127,512	121,096	72,148

Non-Current Assets
Available-for-sale financial assets	2665	882	878
Long-term land lease prepayments, net	747	749	608
Property, plant and equipment, net	11,117	10,474	5,315

Total Assets	142,041	133,201	78,949

Current Liabilities
Trade payables	18,683	14,923	11,176
Notes payable	37,121	35,504	23,343
Accrued expenses and other accrued liabilities	5,148	5,087	3,769
Due to related parties	3,495	2,532	639
Income taxes payable	123	148	264
Short-term bank borrowings	46,990	46,141	20,451
Total Current Liabilities	111,560	104,335	59,642

Non-Current Liabilities
Government subsidies	127	139	186
Deferred tax liabilities	460	460	460
Non-Current Liabilities	587	599	646

Total Liabilities	112,147	104,934	60,288

Shareholders’ Equity
Share capital	50	50	50
Capital reserves	144	144	144
Statutory reserves	2,423	2,239	1,103
Accumulated other comprehensive income	1,175	1,054	948
Retained earnings	26,102	24,780	16,416
Total Shareholders’ Equity	29,894	28,267	18,661

Total Liabilities and Shareholders’ Equity	142,041	133,201	78,949

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Company Overview and Plan of Development

We are one of the leading producers of sealed lead-acid motive batteries in China's personal transportation device market by ranking as one of the top three manufacturers in China in terms of production. Our motive battery products, sold under our own brand name “Chisen”, are predominantly used in electric bicycles and are distributed and sold in China.  Electric bicycles have become increasingly popular in China. According to market research results of Shenzhen Forward Business Information Company (“Forward Business”), during the five years from 2004 to 2009, the market sales of electric bicycles in China quadrupled, and the number of electric bicycles in China increased to approximately 120,000,000. Among all types of batteries for electric bicycles, the lead-acid motive battery is the preferred choice of electric bicycle manufacturers in China, accounting for 95% of the market share because of its cost efficiency. According to the market research result from Forward Business, the cost of using lead-acid motive batteries is RMB4/kWh, which is significantly lower than its alternative and competing product, lithium-ion batteries, by 50%.  Currently, we manufacture over 14,480,000 sealed lead-acid motive batteries each year, have more than 2,500 employees and are one of China's largest manufacturers of sealed lead-acid motive batteries for electric-powered bicycles (LABEBs).  For each of our fiscal years ended March 31, 2010 and 2009, sales revenues were $177,192,000 and $109,020,000, respectively, and our net income during the same periods amounted to $9,500,000 and $8,880,000, respectively.  For the three months ended June 30, 2010, our sales revenue and net income were $50,429,000 and $1,506,000, respectively.

We strive to create an international first-class brand and become one of the leaders in providing “green” energy in the global electric bicycle market.  Through our continuous researching and developing of new chemical energy technologies, we intend to provide energy-saving and highly-effective energy solutions to our customers for improving the quality of life while maintaining a sustainable ecological environment.  Our goal is to become the largest battery developer and producer with a first-class sales and service network in China.  With one of the leading positions in the LABEB battery product market in China, our expansion plans in Changxing County (Zhejiang Province) and Jiangsu Province, our product research and development capability and our cooperative partnerships with clients, we believe that we are well positioned to capture additional business opportunities in China's personal transportation device markets. In light of the prevailing economic trends for developing alternative transportation devices that reduce the reliance on oil and produce lesser emissions, we plan to explore the motive battery market for electric-powered motorcycles and electric cars. Leveraging our experience and expertise in producing lead-acid motive battery products for electric bicycles, our product mix will be expanded to include lead-acid back-up batteries, lithium-ion motive batteries and lithium-ion back-up battery products.  Our development strategy is committed to the following:

Relocation and Expansion

On August 20, 2010, CCEC entered into an Investment Agreement with the Administrative Committee of Changxing Economic Development Zone whereby CCEC agreed to participate in “Land Tender, Auction and Listing” activities organized by the Changxing County Land and Resources Bureau with respect to a pre-identified parcel of land to which CCEC agreed to relocate its business.  The new facility will be approximately the same size as the current facility in Changxing County, at which we will launch our newest product, lithium-ion batteries.   Furthermore, on September 6, 2010,  we entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee, pursuant to which we shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid batteries, as well as our newest product, lithium-ion batteries, and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 ($62,000,000), including approximately RMB150,000,000 ($22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.  We believe after the completion of the project our production capacity will be further increased.

Expand offering of highly efficient battery products

For future market development, we intend to focus on the lithium-ion battery, electric vehicle power batteries and energy storage batteries dedicated for solar and wind power.  We are currently committed to investing in and constructing new facilities in Changxing County and Jiangsu Province to produce such new battery products.  We also intend to invest more resources and effort on the research and development in these areas in order to expand our market share by offering highly efficient battery products.

Expand sales network and distribution channels

We intend to expend more resources to expand our sales and distribution networks by: (1) adding new distributors in key sales regions in China; (2) developing new marketing strategies in different channels; (3) improving communication between sales and distributors; and (4) improving our brand awareness and promotion efforts.

Build partnerships with new and existing clients

We intend to continue to build a close, mutually beneficial and harmonious partnership with our existing factory customers, and we aim to establish a win-win long-term partnership with all of our new customers.  We intend to continue to utilize our customer relationship management to provide tailor-made management policies that focus on the needs of different customers.

Augment marketing and promotion efforts to increase brand awareness

Our corporate mission is to establish a positive image of being a responsible citizen, and we are committed to providing social welfare services to the local communities.  To that end, the Company has worked and continues to work with leading national brand designing companies to establish a complete plan for scientific branding, which use cartoon image endorsements to promote its corporate image, products and brand awareness, through television and printed advertisements.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Basis of Consolidation

The consolidated financial statements include the financial information of the Registrant and its subsidiaries. All significant inter-company accounts and transactions have been eliminated upon consolidation.

Revenue Recognition

Operating revenue represents sale of goods at invoiced value to customers, net of returns, discounts and value-added tax (“VAT”), and is recognized when goods are delivered to customers, the significant risks and rewards of ownership of goods have been transferred to customers, the sales price to the customers is fixed or determinable and the collectability of consideration is reasonably assured.

Costs related to shipping and handling are included in selling, marketing and distribution expenses.

Retirement Plan Costs

Contributions to defined contribution retirement schemes are charged to cost of sales, sales, marketing and distribution costs and general and administrative expenses in the consolidated statements of operations and other comprehensive income as and when the related employee services are provided. Retirement plan costs were $502,000 and $130,000 for the years ended March 31, 2010 and 2009, respectively.

Income Taxes

The Company provides for income taxes using the liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current period.

A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted.

Under the provision of ASC 740 Income Taxes, tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% of being realized on examination by the tax authority. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Property, Plant and Equipment (“PPE”) and Long-Term Land Lease Prepayments

PPE are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, overhaul and minor renewals and betterments, are normally charged to operating expenses in the period in which they are incurred.  In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

Depreciation is provided, on a straight-line basis, to write off the cost less accumulated depreciation of each PPE item at rates based on their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values as follows:

Buildings	20 years
Leasehold improvements	Over the unexpired term of lease
Furniture, fixtures and office equipment	10 years
Motor vehicles	5 years
Plant and machinery	10 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.

Construction-in-progress consists of factories and office buildings under construction and machinery pending installation and includes the costs of construction, machinery and equipment, and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time the relevant assets are completed and ready for their intended use.

Long-term land lease prepayments are amortized on a straight-line basis over the term of lease.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average costing method. The Company estimates the market price of its inventories with reference to the net realizable value based upon current market conditions and historical experience. Estimated losses on inventories represent reserves for obsolescence, excess quantities, irregulars and slow moving inventory, and which are charged to cost of sales.

Trade Receivables and Allowance for Doubtful Accounts

The allowance for the risk of non-collection of trade receivables takes into account credit-risk concentration. Collective debt risk is assessed based on average historical losses and specific circumstances such as serious adverse economic conditions. The Company’s estimate is based on a variety of factors, including historical collection experience, existing economic conditions and a review of the current status of the receivables. Trade receivables are presented net of an allowance for doubtful accounts of $6,000 and $6,000 as of March 31, 2010 and 2009, respectively.

Cash and Cash Equivalents

Cash represents cash on hand and deposits with financial institutions which are repayable on demand. Cash equivalents represent short-term, highly liquid investments purchased with an original maturity of three months or less, which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

Foreign Currency Translation

Items included in the financial statements of the Company’s subsidiary are measured RMB, the currency of the primary economic environment in which the entity operates (“functional currency”). The consolidated financial statements are presented in United States Dollars, which is the Company’s presentation currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

On consolidation, the results and financial position of all the group entities that have a functional currency different from the presentation currency are translated as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each statement of operations are translated at average exchange rates; and

•	all resulting exchange differences are recognized as a separate component of equity.

Fair Value of Financial Instruments

The ASC Topic 825, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair value of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

The Company adopted ASC Topic 820 – Fair Value Measurements and Disclosures (“ASC 820”).  The adoption of ASC 820 did not have a material impact on our consolidated financial statements. ASC 820 establishes a three-tier fair value hierarchy to prioritize the inputs used in measuring fair value.  The hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels are defined as follows:

•	Level 1: Observable inputs, such as unadjusted quoted market prices in active markets for the identical asset or liabilities.

•	Level 2: Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3: Unobservable inputs reflecting the entity’s own assumptions in measuring the asset or liability at fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted bank balances, other financial assets, trade receivables and payables, deposits, prepayment and other receivables, notes payable, accrued expenses and other liabilities, amount due from/to related parties and short-term borrowings which are carried at amounts that generally approximate their fair values because of the short-term maturity of these instruments.

Warranty

Estimated warranty costs are recognized at the time when the Company sells its products and are included in sale, marketing and distribution expenses. The Company uses historical failure rates and costs to repair product defects during the warranty period to estimate warranty costs, which are reviewed periodically in light of actual experience. The reconciliation of the changes in the warranty obligation is as follows:

	Years ended March 31,
	2010	2009
	$’000	$’000

Balance as of April 1,	121	413
Exchange realignment	1	9
Accrual for warranties issued during the year	188	91
Settlement made during the year	(84)	(392)

Balance as of March 31,	226	121

Government Subsidies

Government subsidies are recognized as income over the periods necessary to match them with the related costs. Subsidies related to expense items are recognized in the same period as those expenses are charged in the consolidated statements of operations and other comprehensive income and are reported separately as other income.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Recently Issued Accounting Pronouncements

In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 860, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No.140.  ASC Topic 860 requires entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets.  The statement eliminates the concept of a qualifying special-purpose entity, changes the requirements for the de-recognition of financial assets, and calls upon sellers of the assets to make additional disclosures about them.  ASC Topic 860 is effective as for an entity’s first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of ASC Topic 860 will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 810, Amendments to FASB Interpretation No. 46(R).  ASC Topic 810 amends Interpretation No.46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  ASC Topic 810 is effective for an entity’s first fiscal period that begins after November 15, 2009.  The Company does not expect the adoption of ASC Topic 810 will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 105, “the FASB Accounting Standards Codification” (“ASC”). ASC would become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Once the ASC is in effect, all of its content would carry the same level of authority. The ASC becomes effective for interim and annual periods ending on or after September 15, 2009. The Company adopted the ASC in the second quarter of fiscal 2010. The adoption of the ASC did not have an effect on the Company’s financial position and results of operations. However, because the ASC completely replaces existing standards, it affects the way US GAAP is referenced within the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Updates (“ASU”) 2009-05, Fair Value Measurements and Disclosures (ASC Topic 820): Measuring Liabilities at Fair Value, effective for the first reporting period after issuance. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using the quoted price of the identical liability or similar liabilities when traded as an asset or another valuation technique that is consistent with the principles of ASC Topic 820. The adoption of Update 2009-05 did not have any affect on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective for the first interim or annual reporting period ending on or after December 31, 2009. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The Company does not expect the adoption of Update 2010-02 to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of Update 2010-06 will have on its consolidated financial statements.

ASC Topic 855, “Subsequent Events,” was amended in February 2010. Under the amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements for the year ended March 31, 2010.

Results of Operations

Results of Operations for the Fiscal Year Ended March 31, 2010 Compared To the Fiscal Year Ended March 31, 2009

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Years Ended March 31,
	2010	2009	2010	2009
	$’000	$’000
Revenues	177,192	109,020	100.00%	100.00%
Cost of sales	153,708	88,823	86.74%	81.47%
Gross profit	23,484	20,197	13.25%	18.52%
Sales, marketing and distribution	8,696	5,337	4.91%	4.90%
General and administrative expenses	3,647	4,007	2.06%	3.68%
Operating profit	11,141	10,853	6.29%	9.95%
Other income, net	1,671	758	0.94%	0.70%
Interest Income	343	362	0.19%	0.33%
Net Income from Operations before Interest and Tax Expenses	13,155	11,973	7.42%	10.98%
Interest expenses	2,068	1,232	1.17%	1.13%
Income before income taxes	11,087	10,741	6.26%	9.85%
Income taxes expenses	1,587	1,861	0.90%	1.71%
Net income	9,500	8,880	5.36%	8.14%
Other comprehensive income	106	278	0.06%	0.25%
Comprehensive income	9,606	9,158	5.42%	8.40%

Revenues and Cost of Sales

During the year ended March 31, 2010, the Company’s sales volume increased by approximately 85.64% to 14,480,000 units for the year ended March 31, 2010 compared with 7,800,000 units for the year ended March 31, 2009. Revenues increased by approximately 62.53% to $177,192,000 for the year ended March 31, 2010 compared with $109,020,000 for the year ended March 31, 2009. The increase was driven by the rapid growth in the electric bicycle market in the PRC, which also resulted in an increase in the Company’s sales to existing and new electric bicycle manufacturers.  The increase was mainly attributable to an increase in sales of approximately 434% to a major electric bicycle manufacturer, Taimei, during the year ended March 31, 2010.  The Company expanded its production facilities during the year ended March 31, 2010 in response to the significant increase in demand of the Company’s battery products.

In addition to the Company’s promotional activities, the Company offered sales discounts, rebates and also reduced the selling price of its products in order to maintain its competitiveness in the market.  The cost rate for the year ended March 31, 2010 increased by approximately 5.28% from 81.47% for the year ended March 31, 2009 to 86.75% for the year ended March 31, 2010. Cost of sales for the years ended March 31, 2010 and 2009 were $153,708,000 and $88,823,000, respectively.

Depreciation and Amortization

Depreciation and amortization expenses were $646,000 and $451,000 for the fiscal years ended March 31, 2010 and 2009, respectively. This increase of $195,000, or 42.03%, was mainly attributable to the Company’s acquisition of new equipment and machinery during the year ended March 31, 2010 as a result of the Company’s business expansion.

General and Administrative Expenses

General and administrative expense was $3,647,000 and $4,007,000 for the years ended March 31, 2010 and 2009, respectively, and mainly consisted of staff salaries and benefits, depreciation expenses, travel expenses, legal and professional fees, other taxes, entertainment expenses and vehicle expenses. This decrease of $360,000, or 8.98%, was mainly due to the reclassification of certain expenses to cost of sales, and sales, marketing and distribution in order to more accurately reflect its true nature.

Sales, Marketing and Distribution

Sales, marketing and distribution expenses were $8,696,000 and $5,337,000 for the years ended March 31, 2010 and 2009, respectively. This increase of $3,359,000, or 62.94% was mainly due to the increase in transportation expenses and sales commissions related to the Company’s increased sales activities.

Other Income, Net

Net other income was $1,671,000 and $758,000 for the years ended March 31, 2010 and 2009, respectively. This increase of $913,000, or 120.45%, was mainly attributable to the net sales of lead to suppliers, which generated net other income of approximately $1,204,000.

Net Income from Operations before Interest and Tax Expenses

Net income from operations before interest and tax expenses increased from $11,973,000 for the year ended March 31, 2009 to $13,155,000 for the year ended March 31, 2010. This increase of $1,182,000, or approximately 9.87%, was mainly driven by the Company’s increased selling activities and the Company’s sales of raw materials during the year ended March 31, 2010.

Interest Expense

Interest expense was $2,068,000 and $1,232,000 for the years ended March 31, 2010 and 2009, respectively. Interest expense increased by $836,000, or 67.86%, due to the increase in average short-term bank borrowing balances for the year ended March 31, 2010 compared to the year ended March 31, 2009.

Net Income

Net Income was $9,500,000 and $8,880,000 for the years ended March 31, 2010 and 2009, respectively. The increase of net income was mainly driven by the continued increase in the sales of the Company’s battery products and the Company’s sales of its raw materials during the year ended March 31, 2010.

Results of Operations for the Three Months Ended June 30, 2010 Compared with the Three Months Ended June 30, 2009

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and as a percentage of revenues.

	For The Three Months Ended June 30 (Unaudited)
	2010	2009	2010	2009
	$’000	$’000
Revenues	50,429	29,475	100.00%	100.00%
Cost of sales	45,392	24,105	90.01%	81.78%
Gross income	5,037	5,370	9.99%	18.22%
Sales, marketing and distribution	2,512	1,787	4.98%	6.06%
General and administrative expenses	684	1,056	1.36%	3.58%
Operating income	1,841	2,527	3.65%	8.57%
Other income, net	503	147	1.00%	0.50%
Interest income	96	55	0.19%	0.19%
Net income from operations before interest and tax expenses	2,440	2,729	4.84%	9.26%
Interest expenses	685	369	1.36%	1.25%
Income before income taxes	1,755	2,360	3.48%	8.01%
Income taxes expenses	249	355	0.49%	1.20%
Net income	1,506	2,005	2.99%	6.80%
Other comprehensive income	121	1	0.24%	0.00%
Comprehensive income	1,627	2,006	3.23%	6.81%

Revenues

During the three month period ended June 30, 2010, we kept strong growth in our sales when compared to the same period in 2009. The Company successfully expanded its customer base and strengthened its customer relationships. Revenues for the three month period ended June 30, 2010 and 2009 were $50,429,000 and $29,475,000, respectively. The increase in revenues of 71% was mainly attributable to an increase in sales volume and an increase in the average unit selling price of our battery products.

Sales volume increased by 61% from 2,498,000 units for the three month period ended June 30, 2009 to 4,017,000 units for the three month period ended June 30, 2010.  The increase in sales volume was mainly attributable to strong sales volume of our battery products as a result of rapid growth in the electric bicycle market in the PRC and an increase in the Company’s sales to existing and new customers. For example, sales to Taimei, a major electric bicycle manufacturer and a famous brand name in China, increased by 98% for the three month ended June 30, 2010 as compared to the same period in 2009.

The average unit selling price of our battery products increased by 7% for the three month period ended June 30, 2010 in response to the increase in the average costs of our major raw materials.

Cost of Sales

Cost of sales for the three month periods ended June 30, 2010 and 2009 was $45,392,000 and $24,105,000, respectively, and cost rates were 90% and 82%, respectively.  The increase in cost rate was mainly attributable to the Company’s promotional activities and sales discounts and rebates to customers which were made in order to maintain the Company’s market competitiveness.  In addition, in response to fierce market competition and the 18% increase in the average cost of raw materials which fluctuated in line with market demand, the average unit selling price increased by less than 7% and therefore, the cost rate increased by 8%.

Depreciation and Amortization

Depreciation and amortization expenses were $252,000 and $132,000 for the three month periods ended June 30, 2010 and 2009, respectively. The increase of $120,000, or 90.9%, was mainly attributable to the acquisition of dormitory, equipment and machinery and leasehold improvements during the three month period ended June 30, 2010 made in connection with the Company’s business expansion efforts.

Sales, Marketing and Distribution

Sales, marketing and distribution expenses were $2,512,000 and $1,787,000 for the three month periods ended June 30, 2010 and 2009, respectively.  The increase of $725,000, or 40.57%, was mainly driven by the increase in traveling expenses, after-sale related expenses and the provision for warranty costs by $464,000, $51,000 and $284,000, respectively.  The increase was partly offset by a decrease in sales commissions of $190,000.

General and Administrative Expenses

General and administrative expenses were $684,000 and $1,056,000 for the three month periods ended June 30, 2010 and 2009, respectively, and mainly consisted of staff salaries and benefits, depreciation expenses, legal and professional fees, other taxes and promotion and advertising expenses. The decrease of $372,000, or 35.23%, was mainly due to the reclassification of certain expenses to cost of sales and sales, marketing and distribution in order to more accurately reflect their true nature.

Other Income, Net

Net other income was $503,000 and $147,000 for the three month periods ended June 30, 2010 and 2009, respectively. The increase of $356,000, or 242.18%, was mainly attributable to the increase in net sales of lead to electric plate suppliers and government subsidies.

Net Income from Operations before Interest and Tax Expenses

Net income from operations before interest and tax expense was $2,440,000 and $2,729,000 for the three month periods ended June 30, 2010 and 2009, respectively. The decrease of $289,000, or 10.59%, was mainly attributable to the decrease in operating income of $686,000, which is attributable to the increase in cost rate of 8%.

Interest Expense

Interest expense was $685,000 and $369,000 for the three month periods ended June 30, 2010 and 2009, respectively. The increase of $316,000, or 85.64%, was mainly attributable to the increase of $17,269,000 in average short-term bank loans for the purchase of raw materials and for working capital purposes during the three month period ended June 30, 2010.

Net Income

Net income was $1,506,000 and $2,005,000 for the three month periods ended June 30, 2010 and 2009, respectively. The decrease in net income of $499,000, or 24.89%, was mainly attributable to the decrease of $0.9 in gross income per unit of sales.

Liquidity and Capital Resources

The Company generally finances its operations through profit generated from its operations and borrowings from banks.  During the reporting periods, the Company entered into a number of bank loans to satisfy its financing needs. As of the date of this prospectus, we have not experienced any difficulty in raising funds by bank loans, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our bank loans when they fall due.

The following table sets forth the summary of our cash flows, in U.S. dollars, for the periods indicated:

	Three Months Ended June 30 (Unaudited)
	2010	2009
	$’000	$’000
Net cash provided by (used in) operating activities	230	(337)
Net cash used in investing activities	(3,940)	(4,886)
Net cash provided by financing activities	663	11,688
Net (decrease) increase in cash and cash equivalents	(3,047)	6,465
Effect of exchange rate changes on cash	24	-
Cash and cash equivalents at beginning of period	6,019	2,620
Cash and cash equivalents at end of period	2,996	9,085

	Fiscal Years Ended March 31
	2010	2009
	$’000	$’000
Net cash (used in) provided by operating activities	(9,163)	12,089
Net cash used in investing activities	(13,050)	(8,933)
Net cash provided by (used in) financing activities	25,601	(1,461)
Net increase in cash and cash equivalents	3,388	1,695
Effect of exchange rate changes on cash	11	139
Cash and cash equivalents at beginning of year	2,620	786
Cash and cash equivalents at end of year	6,019	2,620

Operating Activities

Net cash used in operating activities was approximately $9,163,000 for the year ended March 31, 2010, as compared to net cash provided by operating activities of $12,089,000 for the year ended March 31, 2009. This decrease of cash flow was mainly attributable to an increase in inventories as a result of the expansion of the Company’s production capacity and the increase of trade receivables related to the Company’s increase in selling activities, offset by an increase in notes payable.

Net cash provided by operating activities was approximately $230,000 for the three months ended June 30, 2010, as compared to net cash used in operating activities of approximately $337,000 for the same period in 2009. This increase of $567,000, or 168.24%, was mainly due to increase in accounts payable and notes payable and decrease in prepayments, offset by the increase in accounts receivable and the decrease in accrued expenses.

Investing Activities

Net cash used in investing activities was approximately $13,050,000 for the year ended March 31, 2010, as compared to approximately $8,933,000 for the year ended March 31, 2009. This increase of net cash outflow was mainly due to the acquisition by the Company of new plants and machinery and investments in restricted bank balances.

Net cash used in investing activities was approximately $3,940,000 for the three months ended June 30, 2010, as compared to approximately $4,886,000 for the same period in 2009. The decrease of $946,000, or 19.36%, was mainly attributable to the decrease of $3,570,000 in additional funds invested in restricted bank balances for issuing bank acceptance bills, and was partly offset by the increase of $1,779,000 and $845,000 in funds used for acquiring available-for-sale financial assets and property, plant and equipment, respectively.

Financing Activities

Net cash provided by financing activities was approximately $25,601,000 for the year ended March 31, 2010, as compared to net cash used in financing activities of approximately $1,461,000 for the year ended March 31, 2009. The increase of cash flow was mainly due to the Company’s new short-term bank borrowings and bills financing and the decrease in repayment of short-term bank loans.

Net cash provided by financing activities was approximately $663,000 for the three months ended June 30, 2010, as compared to approximately $11,688,000 for the same period in 2009. The decrease of $11,025,000, or 94.33%, was mainly attributable to the decrease in additional bank borrowings and bills financing.

Working Capital

Our working capital increased by approximately $4,255,000 to approximately $16,761,000 as compared to working capital of approximately $12,506,000 as of March 31, 2009.  This increase is primarily due to the increase in our cash and cash equivalents, restricted bank balances, other financial assets, trade receivables, prepayment and inventories of approximately $49,456,000 in the aggregate, offset by the increase in our trade and notes payables, accrued expenses and other accrued liabilities, amounts due to related parties, and short-term bank borrowings of approximately $44,809,000 in the aggregate. The increase in trade receivables was the result of the increase of sales volume. Inventory carrying levels have been increased for raw materials, semi-finished goods and replacement batteries. This has been done to meet the projected demand in the first quarter of 2010/11. The increase in short-term bank loans and notes payables was the result of our financing arrangement.

Our working capital decreased by approximately $809,000 to approximately $15,952,000 as of June 30, 2010, as compared to our working capital of approximately $16,761,000 as of March 31, 2010.  The decrease was mainly attributable to net effect of increase in current assets of $6,416,000 and the increase in current liabilities of $7,225,000. The increase in current assets was mainly attributable to the increase in restricted bank balances of $1,191,000 and accounts receivable of $5,049,000 while the increase in current liabilities was mainly due to the increase in accounts payable of $3,760,000 and notes payable of $1,617,000 and amounts due to related parties of $963,000.

Use of Proceeds of this Offering

We intend to use the net proceeds from this offering to construct new production facilities in Changxing County (Zhejiang Province) and Jiangsu Province for the development and production of our newest product, lithium-ion batteries.

Contractual Obligations

Payments Due By Period
Contractual Obligations ($)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Bank Indebtedness	(SEE TABLE BELOW)
Other Indebtedness	-	-	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	(SEE TABLE BELOW)
Purchase Obligations	(SEE TABLE BELOW)
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under US GAAP	-	-	-	-	-
Total:	-	-	-	-	-

Bank indebtedness ($)	June 30, 2010	March 31, 2010
	$’000	$’000
Short-term bank borrowings	46,990	46,141
Notes payable (within (1) year)	37,121	35,504
Total	84,111	81,645

Purchase Obligations ($)	June 30, 2010	March 31, 2010
Purchase of machinery (within one (1) year)	$84	$84
Total	$84	$84

Operating Lease Obligations ($)	June 30, 2010	March 31, 2010
	$’000	$’000
Within one (1) year	609	599,000
1-3 years	1,312	1,291,000
3-5 years	434	604,000
Over five (5) years	-	-
Total	2,355	2,494

Seasonality

Our business is not seasonal in nature.

Quarterly Information

The table below presents selected results of operations for the quarters indicated.

Quarter Ended
June 30,
2010
$’000
Revenues	50,429
Gross Profit	5,037
Net Income	1,506

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,
	2010	2009	2009	2009	Total
	$’000	$’000	$’000	$’000	$’000
Revenues	50,088	47,237	50,392	29,475	177,192
Gross Profit	3,530	5,900	8,684	5,370	23,484
Net Income	367	2,211	4,917	2,005	9,500

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,
	2009	2008	2008	2008	Total
	$’000	$’000	$’000	$’000	$’000
Revenues	50,011	23,421	35,588	-	109,020
Gross Profit	8,707	4,423	7,067	-	20,197
Net Income	3,120	1,625	4,154	(19)	8,880

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees or interest rate swap transactions of foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rates Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest-bearing bank loans and interest income generated by our bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. Nevertheless, our future interest expense or interest income may expect to be decreased due to changes in interest rates in the PRC.

Foreign Exchange Rates Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

Country Risk

Substantially all of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Auditors

Effective as of January 14, 2009, our Board dismissed Pritchett, Siler & Hardy, P.C. (“PS&H”) as our independent registered public accounting firm.  PS&H’s report on our financial statements for the previous 2 fiscal years, as well as the subsequent interim period through January 14, 2009, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles; however, the report included an explanatory paragraph wherein PS&H expressed substantial doubt about our ability to continue as a going concern.

The dismissal of PS&H was approved by our Board of Directors effective as of January 14, 2009.  During the most recent 2 fiscal years from such dismissal, as well as the subsequent interim period through January 14, 2009, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During our most recent 2 fiscal years from such dismissal, as well as the subsequent interim period through January 14, 2009, PS&H did not advise us of any of the matters identified in Item 304(a)(v)(A) - (D) of Regulation S-K.

PS&H furnished a letter addressed to the SEC stating that it agrees with the statements made by us above which may be found provided with the Company’s Current Report on Form 8-K as filed with the SEC on January 21, 2009.

Effective as of January 14, 2009, our Board of Directors approved the engagement of Mazars CPA Limited as our independent registered public accounting firm to audit our financial statements.  We did not consult Mazars CPA Limited on any matters described in Item 304(a)(2) of Regulation S-K during our 2 most recent fiscal years or any subsequent interim period prior to engaging Mazars CPA Limited.

DESCRIPTION OF BUSINESS

Company Overview

We are one of the leading producers of sealed lead-acid motive batteries in China's personal transportation device market by ranking as one of the top three manufacturers in China in terms of production. Our motive battery products, sold under our own brand name “Chisen”, are predominantly used in electric bicycles and are distributed and sold in China.  Electric bicycles have become increasingly popular in China. According to market research results of Shenzhen Forward Business Information Company (“Forward Business”), during the five years from 2004 to 2009, the market sales of electric bicycles in China quadrupled, and the number of electric bicycles in China increased to approximately 120,000,000. Among all types of batteries for electric bicycles, the lead-acid motive battery is the preferred choice of electric bicycle manufacturers in China, accounting for 95% of the market share because of its cost efficiency. According to the market research result from Forward Business, the cost of using lead-acid motive batteries is RMB4/kWh, which is significantly lower than its alternative and competing product, lithium-ion batteries, by 50%.

Currently, we manufacture over 14,480,000 sealed lead-acid motive batteries each year, have more than 2,500 employees and are one of China's largest manufacturers of sealed lead-acid motive batteries for electric-powered bicycles (LABEBs).  For each of our fiscal years ended March 31, 2010 and 2009, sales revenues were $177,192,000 and $109,020,000, respectively, and our net income during the same periods amounted to $9,500,000 and $8,880,000, respectively.  For the three months ended June 30, 2010, our sales revenue and net income were $50,429,000 and $1,506,000, respectively.

China Battery Industry

Competitive Business Conditions and Market Trends

We believe that in the next several years, due to intensifying global environmental concerns, there will be increased development of the electric bicycle. At the 2009 United Nations Climate Change Conference, the Chinese Government announced that in 2020, greenhouse gas emissions will be reduced approximately 40% to 45% from 2005 levels. Due to the fact that electric bicycle usage is very much in line with the energy-saving and environmental protection policy initiated by the Chinese government, the further development of electric vehicles has garnered government support. The electric bicycle, as an environment-friendly and convenient personal transportation vehicle, bears the advantages of convenience, non-pollution, safety and lower energy consumption.  According to market research results of Forward Business, there were approximately 120,000,000 electric bicycles in China in 2009 and in accordance with the measured data of the electric vehicle market demand in China, it is estimated that the volume of production of the electric bicycle will be approximately 30,000,000 units by the end of 2010.

With respect to new product trends in the market, Europe, the United States and Japan now use primarily a lithium-ion battery.  It is a general market trend for companies to develop motive battery products that are more environmentally friendly with increased power output and less weight.  There can be no assurance that manufacturers of electric bicycles will continue to use lead-acid motive battery products as the principal source of motive power for electric bicycles. In the event that the market prefers to use other forms of battery products (for example, lithium-ion batteries), and if we are not able to develop our lithium-ion motive battery products to meet future demand, our business could be adversely affected.

In 2009, the top electric bicycle brand in China in terms of quantity of production was Taimei, followed by Xinri and Yadea.  We believe that continued industrial integration and brand concentration will continue to increase and that these famous brands will rapidly increase their market shares.  We also believe that brands will become more diversified by an increasing influence of well-known brands on the market. The Company has established long-term strategic relationships whereby we provide our best pricing and payment terms with the top electric bicycle manufacturers in China in terms of quantity of production, including Taimei, Xinri and Yadea. In exchange, we receive higher priority in terms of supplying these manufacturers over our competitors.  Xinri’s electric vehicle was utilized at the Beijing 2008 Olympic Games and at the Paralympic Games, which is a great honor in China.  We were chosen as the only manufacturer to supply lead-acid motive batteries to Xinri for its electric vehicle used at the Beijing 2008 Olympic Games and Paralympic Games. We are also an alternative power source sponsor at the 2010 Shanghai World Expo, providing eco-friendly solutions to power road signage at select Expo Park locations. Based on this, in the next several years, we will strive to create an international first-class brand and become the leader in providing “green” energy in the electric bicycle marketplace. Simultaneously, through constant research and development of new chemical energy technologies, we believe the Company will provide energy-savings and highly-effective energy solutions to our customers for the purpose of improving the quality of human life and a sustainable ecological environment.

Our Market Share

According to market research results of China Battery Industry Association, as of December 31, 2009, we are one of the top three manufacturers of LABEBs in China in terms of production.  Revenues generated by the Company in China accounted for 100% of the Company’s revenues in the fiscal years ended March 31, 2010 and 2009.  The Company’s battery production reached 14.48 million units and 7.8 million units, respectively for the fiscal years ended March 31, 2010 and 2009.

Our Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Production capacity

We currently produce different models of lead-acid batteries for the electric bicycle with a production capacity of 24 million units per year, utilizing roughly 80% of our existing capacity, at our production facility in Changxing County.  However, on August 20, 2010, CCEC entered into an Investment Agreement with the Administrative Committee of Changxing Economic Development Zone whereby CCEC agreed to participate in “Land Tender, Auction and Listing” activities organized by the Changxing County Land and Resources Bureau with respect to a pre-identified parcel of land to which CCEC agreed to relocate its business within Changxing County.  The new facility will be approximately the same size as the current facility in Changxing County, at which we will launch our newest product, lithium-ion batteries.  Lithium-ion batteries are used in motor vehicles, consumer electronics and a variety of industrial applications, and we believe that this new product line will increase our revenues and increase our competitiveness.

Furthermore, on September 6, 2010,  we entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee, pursuant to which we shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid batteries, as well as our newest product, lithium-ion batteries, and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 (approximately $62,000,000), including approximately RMB150,000,000 (approximately $22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.  We believe after the completion of the project our production capacity will be further increased.

Established brand awareness

We have established good brand awareness across China.   In 2009, the “Chisen” brand was awarded the Most Trust and Worthy Brand of Consumer Electric Bicycle Batteries from CCTV, a major television station in China.  Because of this awareness, CCEC obtained one of the providers contract for a dedicated project, namely “Introducing Electronic Appliance (Lead-Acid Battery Project of Electric Bicycle) into Rural District” in Shandong Province.  CCEC also establishes a positive social image across China. We are the official batteries supplier for electric vehicles used in the Beijing Olympic and Paralympics’ Games in 2008 and the alternative power source sponsor of the 2010 Shanghai World Expo.

Market position

CCEC positions itself as a supplier of high quality, high performance, safe and environmentally friendly electric bicycle batteries for its end users and factory customers. CCEC serves different levels of consumers, and provides excellent after-sales services, timely deliveries and high quality customized products to factory customers.  According to market research results of China Battery Industry Association, as of December 31, 2009, we are one of the top three manufacturers of LABEBs in China.

Well-established distribution channels

Our sales channel is established on the basis of factory customers and is endeavor on developing the end users market. We have has established a strategic partnership with well-known electric bicycle manufacturers, including Xinri, Yadea and Taimei, and continue to be one of the leading suppliers in the industry.  Our strategic partners are given first priority on purchases from us and we provide the best price and sales terms, and we believe such relationships will enable us to access such strategic partners’ distribution channels to expand our sales in the end user market and also enable us to shares a significant portion of the factory sales market.  For the end users market, CCEC has established over 300 sales terminals at the end of 2009, which covers most of the major districts in China, as illustrated in the chart below.

Our cooperative partnership with clients

The Company establishes long-term strategic relationships (more than three years) with some of the well-known electric bicycle manufacturers in China, including Xinri, Yadea and Taimei.  The Company also establishes strategic cooperation partnerships with suppliers and vendors by means of supply chain integration to control procurement cost and quality. Moreover, a supplier’s assessment system is set up for ensuring the stability of the quality of our direct materials.

Research and development

In April 2008, CCEC set up the Zhejiang Changxing Chisen Physical-Chemical Power Supply Research and Development Center at the College of Chemistry and Chemical Engineering at Xiamen University for researching and developing new products. Xiamen University is one of the first-class research universities in China with 9 graduate schools, 120 research institutions and cooperative inter-university ties to over 100 institutions worldwide.

CCEC has efficient and effective R&D facilities and advanced equipment.  We have hundreds of automated testing equipment, including high-performance UBT testing instruments.   The setup of the Zhejiang Changxing Chisen Physical-Chemical Power Supply Research and Development Center at the College of Chemistry and Chemical Engineering at Xiamen University provides us with solid support on the research and development of new batteries technology.  For example, we have developed the technology of producing lithium-ion batteries and lithium-ion iron phosphate anode materials through the cooperation with Xiamen University.

Development Strategy of the Company

We strive to create an international first-class brand and become the one of the leaders in providing “green” energy in the global electric bicycle market.  Through our continuous researching and developing of new chemical energy technologies, we intend to provide energy-saving and highly-effective energy solutions to our customers for improving the quality of life while maintaining a sustainable ecological environment.  Our goal is to become the largest battery developer and producer with a first-class sales and service network in China.  With one of the leading positions in the LABEB battery product market in China, our expansion plans in Changxing County (Zhejiang Province) and Jiangsu Province, our product research and development capability and our cooperative partnerships with clients, we believe that we are well positioned to capture additional business opportunities in China's personal transportation device markets. In light of the prevailing economic trends for developing alternative transportation devices that reduce the reliance on oil and produce lesser emissions, we plan to explore the motive battery market for electric-powered motorcycles and electric cars. Leveraging our experience and expertise in producing lead-acid motive battery products for electric bicycles, our product mix will be expanded to include lead-acid back-up batteries, lithium-ion motive batteries and lithium-ion back-up battery products.

The top five lead-acid motive battery manufacturers on March 31, 2010 accounted for over 50% of the total market share in terms of production.  The Company was ranked third in terms of production in the industry.  The Company has taken the following measures to set up its position as one of the leaders in the industry: (1) investments in an automatic production line with the maximum daily production capacity increasing by about 100% compared with that in 2009; (2) active search for acquisition targets to expand our market share and to develop our production capacity.  Furthermore, our development strategy is committed to the following:

Production capacity

On August 20, 2010, CCEC entered into an Investment Agreement with the Administrative Committee of Changxing Economic Development Zone whereby CCEC agreed to participate in “Land Tender, Auction and Listing” activities organized by the Changxing County Land and Resources Bureau with respect to a pre-identified parcel of land to which CCEC agreed to relocate its business.  The new facility will be approximately the same size as the current facility in Changxing County, at which we will launch our newest product, lithium-ion batteries.  Furthermore, on September 6, 2010,  we entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee, pursuant to which we shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid batteries, as well as our newest product, lithium-ion batteries, and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 (approximately $62,000,000), including approximately RMB150,000,000 (approximately $22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.  We believe after the completion of the project our production capacity will be further increased.

Expand offering of highly efficient battery products

For future market development, we intend to focus on the lithium-ion battery, which is a new product trend in the European, US and Japanese markets, on electric vehicle power batteries and on energy storage batteries dedicated to solar and wind power.  We are currently committed to investing in and constructing new facilities in Changxing County and Jiangsu Province to produce our new battery products, including, without limitation, our lithium-ion batteries.  We also intend to invest more resources and effort on the research and development in these areas in order to expand our market share by offering highly efficient battery products.

Augment marketing and promotion efforts to increase brand awareness

The Company works with leading national brand designing companies to establish a complete plan for scientific branding, which use cartoon image endorsements to promote its corporate image, products and brand awareness, through television and printed advertisements.  As a corporate mission to establish a positive image of being a responsible citizen, the Company adheres to provide social welfare services to the local community.

Expand sales network and distribution channels

We intend to put in more resources to expand our sales and distribution networks by: (1) adding new distributors in key sales regions in China; (2) developing new marketing strategies in different channels; (3) improving communication between sales and distributors; and (4) improving our brand awareness and promotion effort.

Build partnerships with new and existing clients

We continue to build a close, mutually beneficial and harmonious partnership with our existing factory customers.  We aim to establish a win-win long-term partnership with all of our new customers.  We intend to continue to utilize our customer relationship management to provide tailor-made management policies that focus the needs of different customers.

Our Products

Current Products

The key components of a lead-acid motive battery include electrode plates and fiberglass dividing plates. The electrode plates are coated with oxidized lead and alloy lead. Pairs of positively charged electrode plates and negatively charged electrode plates each separated by a fiberglass dividing plate are bound together by metal strip and installed into the plastic casing of a lead-acid motive battery. The battery is then filled with sulfuric acid and charged with electricity. The number and the size of electrode plates required to be installed in a lead-acid motive battery will depend on the required level of its storage capacity and the power output.

We produce and offer 10 models of lead-acid motive battery products for sale and are mainly engaged in the production of the following models of lead-acid motive battery products for electric bicycles:

Product	Dimentions (LxWxH)	Weight (kg)	Power Output (w)	Estimated Hours Required Per Charging (1)		Estimated Minutes of Use Per Charging (min)(2)	Estimated Travel Distance Per Charging (km)
6-DZM-10Ah	151×99×98	4.2	60	10	h	135-145	45-50

6-DZM-12Ah	151×99×102	4.3	72	10	h	120-130	45-50

6-DZM-16Ah	151×99×118	5.6	96	10	h	120-130	50-60

6-DZM-17Ah	181×76×166	6.3	102	10	h	120-130	50-60

6-DZM-20Ah	181×76×170	7.0	120	10	h	120-130	60-70

8-DZM-16Ah	200×100×118	7.4	128	10	h	120-130	60-70

8-DZM-18Ah	250×100×128	9.0	144	10	h	120-130	60-70

8-DZM-20Ah	250×100×128	9.05	160	10	h	120-130	60-70

6-DZM-24Ah	175×165×125	9.5	144	10	h	120-130	70-80

6-DZM-25Ah	250×78×118	8.85	150	10	h	120-130	70-80

(1) Estimated minutes required per charging refers to the estimated number of minutes required for charging the battery from nil to full storage capacity.

(2) Estimated hours of use per charging refer to the estimated maximum number of hours for which the battery is able to be used on each occasion when it is charged to its full storage capacity.

All the lead-acid motive battery products produced by us are re-chargeable and can be recharged approximately 500 times. They are standardized and can be used in electric bicycles, electric motorcycles and electric cars produced by different manufacturers.

Pictures of Our Current Products

6-DZM-10AH	6-DZM-12AH

6-DZM-16AH	6-DZM-17AH

6-DZM-20AH	8-DZM-18AH/8-DZM-20AH

6-DZM-24AH	6-DZM-25AH

8-DZM-16AH

Future Products

For future market development, we intend to focus on the lithium-ion battery, electric vehicle power batteries and energy storage batteries dedicated for solar and wind power.  We are currently committed to investing in and constructing new facilities in Changxing County and Jiangsu Province to produce our new battery products.  We also intend to invest more resources and effort on the research and development in these areas in order to expand our market share by offering highly efficient battery products.

Lithium-ion batteries are used in motor vehicles, consumer electronics and a variety of industrial applications, and we believe that this new product line will increase our revenues and increase our competitiveness.

Power storage batteries and motive power batteries used in automobiles are also key areas that we are focusing on. We invest our resources in the research and development of a “valve-regulated” lead-acid battery (a VRLA battery) that will be used in uninterruptible power supply and telecommunication aspects, lithium-ion super capacitors and lead-acid power batteries for electric vehicles, etc.

So far, we have successfully developed lead-acid power batteries for electric vehicles. All relevant pre-launch testing procedures have been completed. We have distributed some batches of batteries to the market and we are assessing the feedback from the market before we start mass production and formally launch them to the market. We also successfully developed the VRLA batteries which can be used in UPS and telecommunication equipment. In order to obtain the market information from the user, we have distributed some batches of VLRA batteries into the market and obtained positive feedback. We are ready for the mass production and will launch them to the market in the near future.

Distribution Methods

We sell our sealed lead-acid motive battery products principally to manufacturers of electric bicycles. However, with the growing retail market for replacement of battery products, i.e. our secondary market, we have also strengthened our efforts in the sales of battery products to sales representatives and exclusive distributors which are strategically located in 27 provinces, autonomous regions and directly-administered municipalities in China.

The Company currently has exclusive sales agreements with distributors at the provincial and county level, and employs sales representatives in each province across China to help distributors to further distribute products from counties to towns and villages.

Our largest distributors are located in the cities of Yancheng and Haimen in Jiangsu Province and in the city of Fuoshan in Guangdong Province. We have established and maintained long-term relationships (over three years) with distributors who we believe have local business experience and established regional sales networks.

Sources and Availability of Raw Materials from Suppliers

Although we purchase raw materials used in the manufacturing of our products from a small number of sources in order to maintain the stability of the quality of the raw materials, we have the ability to purchase from numerous sources, primarily in Jinagsu and Anhui province in the PRC.  We believe that all necessary raw materials for its products are readily available and will continue to be so in the foreseeable future. We have never had, nor do we anticipate experiencing, any shortages of such materials.

The raw material for our battery products consist primarily of electrolytic lead. Our success significantly depends on our ability to secure sufficient and constant supply of electrolytic lead for our production at acceptable price levels. Electrolytic lead represents our largest cost item in our lead-acid motive battery production. During each of the two fiscal years ended March 31, 2010 and March 31, 2009, the average selling price of electrolytic lead by our suppliers was approximately RMB15,000 (approximately $2,200) and RMB15,000 (approximately $2,200) per ton, respectively. There were slight fluctuations on the average selling price of electrolytic lead for the fiscal year ended March 31, 2010 and the average selling price of electrolytic lead decreased by 1.57% as compared to the fiscal year ended March 31, 2009. For each of the two financial years ended March 31, 2010 and March 31, 2009, costs of lead-related material accounted for approximately 80% and 80% of our total cost of sales, respectively. We do not have long-term contracts with any of our electrolytic lead suppliers, nor have we entered into any arrangement to mitigate the effect of price fluctuations of electrolytic lead. Therefore, any significant increase in the cost of electrolytic lead in the future could adversely affect our results if we cannot transfer the price increment to our customers.

We believe the Company generally maintains sufficient quantities of inventories of its products to meet customer demand.

The Company has entered into written contracts with several suppliers and vendors. The Company has major suppliers who accounted for the following percentage of total purchases and total trade payables in the fiscal years ended March 31, 2010 and 2009:

	Purchases		Trade Payables
Major Suppliers	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2009	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2009

COMPANY A	23.96%	17.46%	$0	$0

COMPANY B	15.71%	6.12%	$1,061,000	$394,000

COMPANY C	12.69%	19.44%	$1,971,000	$1,539,000

COMPANY D	12.00%	7.21%	$0	$415,000

COMPANY E	9.46%	0%	$0	$0

Sales and Marketing

In order to promote the sales and reputation of our “Chisen” brand, we launch specific publicity campaigns and marketing based on the market needs. With reference to the conditions of regional markets and local wholesale market for electric vehicles and electric cars, we promote our band through roadside billboard and launch promotional dealer sales in Anhui, Henan, Hebei and Jiangsu Provinces in China.

With reference to the needs of terminal sales, market-orientated regional distributor meetings were convened in the Provinces of Jiangsu, Henan, Shanxi and Jiangxi. We show them our company’s image and services, thereby enhancing the confidence towards our distributors and sales office.  This would also enhance the company’s visibility and reputation of our products, whereby ultimately boost our sales.

A small number of customers account for a very significant percentage of our revenue.  Trade receivables related to the Company’s major customers for the years ended March 31, 2010 and 2009 comprised 80% and 85% of all trade receivables as of March 31, 2010 and 2009, respectively.  Trade payables related to the Company’s major suppliers for the years ended March 31, 2010 and 2009 comprised 20% and 24% of all trade payables as of March 31, 2010 and 2009, respectively. The Company’s major customers for the fiscal years ended March 31, 2010 and 2009 accounted for the following percentages of total revenue and trade receivables:

	Sales		Trade Receivables
Major Customers	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2009	Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2009

COMPANY X	21.08%	47.40%	$26,283,000	$29,598,000

COMPANY Y	19.08%	6.34%	$14,005,000	$1,609,000

COMPANY Z	6.77%	0.47%	$2,747,000	$109,000

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

Manufacturing

Our wholly owned subsidiary CCEC will merge its first production facility, built in 2002 (“Plant A”), into its second facility which has been in operation since 2008 (“Plant B”).  Plant B is one and a half times the size of Plant A and is located within 1.5 kilometers of Plant A.  Plant B has the capacity to meet the additional production requirements resulting from the closing of Plant A and exceed any increase in market demand for CCEC’s products.  We do not expect that CCEC’s production costs or capacity will change as a result of the merger of Plant A into Plant B.

In the next two years we intend to construct a third plant in Changxing County, Zhejiang Province (“Plant C”), which will be one and a half times the size of Plant A and located within three kilometers of Plant A’s current location.  Plant C will launch CCEC’s newest products, including, without limitation, lithium-ion batteries.

Furthermore, on September 6, 2010,  we entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee, pursuant to which we shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid batteries, as well as our newest product, lithium-ion batteries and related products, in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 (approximately $62,000,000), including approximately RMB150,000,000 (approximately $22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.  We believe after the completion of the project our production capacity will be further increased.

Quality Control

We implement quality management control on our production line and producing quality products through advanced production technologies and testing methods, which has passed the ISO9001 Quality Management System Certification (which expired and is currently in the process of becoming renewed) ISO14001 Environmental Management System Certification, OHSAS (GB/T28001:2001) “Occupational Health and Safety Management System” certification, clean production certification and CE certification. Our measurement of quality objectives and processes were analyzed through planning, process, performance, recognition, execution and supervision, in order to produce products to meet requirements of customers and regulators.

With assistants from Taiwan’s Jian-Feng Institute of Management, we established and implemented a supplier evaluation system, which improve the quality of raw material supplies.  We strengthened the production process by implementing the “3 Ns” principle: (1) No defective materials will be accepted; (2) No defective products will be produced and (3) No defective products will be distributed.

Research and Development

During the fiscal year ended March 31, 2010, we doubled our company-sponsored research and development activities expenses to $244,000 from $117,000 for the fiscal year ended March 31, 2009 in order to further enhance the competitiveness of our products through the improvement of our production techniques and the release of new lead-acid battery products.  For the three months ended June 30, 2010, we expended approximately $195,000 in research and development.  The Company plans to spend $320,000 during fiscal year ending March 31, 2011, $410,000 during fiscal year ending March 31, 2012 and $538,000 during fiscal year ending March 31, 2013 on company-sponsored research and development activities.

In order to further enhance the competitiveness of our products, we have expended resources on R&D and technology innovation.  We have been able to decrease our cost of production as a result of our R&D efforts focused on improving our manufacturing technology.  For example, we now use less lead in the production of our batteries while preserving the same efficiency of such batteries.  We desire to increase our competitiveness through continued improvement of lead-acid battery production techniques and the launch of new-model power batteries, including, without limitation, the lithium-ion battery.

On the development of new products lines, we have conducted research on ultra lead–acid motive batteries, wind and solar energy storage batteries, VRLA batteries applied for telecommunication and uninterruptible power supply (UPS), lithium-ion power batteries, anode material for lithium-ion batteries and lithium-ion ultra capacitors.  The ultra lead-acid motive battery, which was released in March 2009, is over 8% greater than other products of same type on performance indicators.    In February 2009, the Company developed lead-acid batteries for electric road vehicles.

We have finished small lot production of our VRLA batteries applied for telecommunications and UPS, which have generated positive customer feedback in the testing market in Southeast Asia and Europe.  With the release of the plan for the revitalization of China’s new energy and the vigorous promotion of the Chinese government to new energy motors, we believe such products will occupy a significant market share. Lithium-ion ultra capacitors and anode material for lithium-ion batteries have passed the trial production phase and both are deemed to be state-of-the-art techniques. The products have entered into the alpha test phase. The lithium-ion phosphate battery, which we have been researching for the past two years, has finished small lot production with stable technical parameters. We also commenced receiving sales orders from different areas in China for such product.

Backlog

We have historically shipped the majority of our products within one month of the time that the order confirmation occurs.  Due to the short-cycle nature of our business, we do not sustain significant backlogs and had no backlog of unfilled orders as of June 30, 2010 and March 31, 2010 and 2009.

Warranties and Return Policy

We provide 15 months of warranties and return policy for products. For any defective batteries sold and returned within the first 8 months of warranty period, the Company will exchange a new battery to the customers.  For defective batteries sold and returned from 9th to 15th months of warranty period, the Company will replace a functional battery to the customers.

Product Liability and Insurance

We do not have any product liability insurance.  Because of the nature of our products, we may be subject to product liability claims resulting from personal injuries and become involved in lawsuits that incidental to our business.  As of today, we have not yet been involved in any products liability litigation.  Product liability insurance is expensive, restrictive and difficult to purchase.  Accordingly, there is no assurance that we will have sufficient capital to pay for any successful product liability claims that made against us in the future.  Such claims could have a material adverse effect on our financial condition and results of operations.

Competition

Our chief competitors are Tianneng Power International Ltd. (Tianneng) and Zhejiang Chaowei Power Co., Ltd. (Chaowei). These companies are the first companies to enter the battery industry in China. For example, Chaowei and Tianneng are the leading companies in terms of production and sales volume.  Chaowei has a lot of after-sales service stores and takes an advantage in the secondary market by its continued business expansion. Tiannneng and Chaowei’s capital stock are both listed on The Hong Kong Stock Exchange.

Although the Company entered into its battery industry later than some of its competitors, the Company has successfully established long-term strategic cooperation with many well-known electric bicycle manufacturers in China, such as Xinri, Yadea and Taimei.

In order to maintain our competitive position, the Company intends to (1) increase scale of production through expansion of production capacity; (2) expand the distribution networks in the end users market and enhancing the strategic partnership and relationship with the factory customers; (3) invest more resources in the research and development of new products and new manufacturing technology in order to diversify our product range; (4) decrease the cost of production and improve quality control; (5) maintain adequate human resources, production resources, as well as the financing resources to support the growth of the Company; and (6) implant effective and efficient risk management.

Intellectual Property

We rely on trademark and patent rights to protect our intellectual property rights and to maintain and enhance our competitiveness in the battery industry.  We intend to make strategic investments in intellectual property through self development and acquisition. These initiatives are designed to enhance our technology, improve existing products, rapidly introduce new products to fill identified needs, and address new applications and markets. We believe our ability to successfully develop and produce new products will allow us to open market opportunities and enhance our market position.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

The Company submitted the trademark “” to be registered in Class 20 in China in July, 1999.
On November 21, 2000, the protection of which was granted by State Trademark Bureau from November 21, 2000 to November 20, 2010. On March 21, 2009, the trademark was transferred from Changxing Chisen Co., Ltd. to Changxing Chisen Electric Co., Ltd., which was verified by the State Trademark Bureau.

The Company submitted the trademark “” to be registered in Class 12 in China in July, 1999.
On December 28, 2000, the protection of which was granted by State Trademark Bureau from December 28, 2000, to December 27, 2010. On March 21, 2009, the trademark was transferred from Changxing Chisen Co., Ltd. to Changxing Chisen Electric Co., Ltd., which was verified by State Trademark Bureau.

The Company submitted the trademark “” to be registered in China in Class 9, December 2002. The valid period of which lasts from April 21, 2004 to April 20, 2014 after the Company received approval from State Trademark Bureau on April 21, 2004. On December 28, 2006, the trademark was transferred from Changxing Chisen Co., Ltd. to Changxing Chisen Electric Co., Ltd., which was verified by the State Trademark Bureau.

The Company submitted the trademark “” to be registered in Class 9 in China in March, 2004.
On March 28, 2006, the protection of which was granted by State Trademark Bureau from March 28, 2006 to March 27, 2016. On December 28, 2006, the trademark was transferred from Changxing Chisen Co., Ltd. to Changxing Chisen Electric Co., Ltd., which was verified by the State Trademark Bureau.

The Company submitted the trademark “” to be registered in China in Class 9, November 2005. On November 21, 2008, State Trademark Bureau granted the protection of which from November 21, 2008 to November 20, 2018.  This trademark was subsequently transferred from CCEC to the Registrant.

The Company submitted the trademark “” to be registered in China in Class 9, in April 2006. On April 28, 2009, the protection of which is granted by State Trademark Bureau from April 28, 2009 to April 27, 2019.  This trademark was subsequently transferred from CCEC to the Registrant.

The Company submitted the trademark“” to be registered in China in Class 9, April 2006. On April 28, 2009, the protection of which is granted by State Trademark Bureau from April 28, 2009 to April 27, 2019.  This trademark was subsequently transferred from CCEC to the Registrant.

The Company submitted the trademark “” to be registered in Benelux, Egypt, Germany, France, Hungary, Italy, Russian Federation, Vietnam, United Kingdom, Greek, Australia, America in Class 9, August 2007. Protection was granted in Benelux from August 8, 2008 to January 21, 2018, in Australia from September 11, 2008 to January 21, 2018, in United Kingdom from January 21, 2008 to January 21, 2018 and in the United States from January 21, 2008 to January 21, 2018.

The Company submitted the trademark “” to be registered in Class 6 in China in September 2007.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class 12 in China in September 2007.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in China in Class 9, January 2008.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class 9 in China, in April 2008.
The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class9 in China on May 4, 2008.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class9 in China, in May 2008.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in China from Class 1 to Class 45 in May 2008.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in other 36 classes in China, in June 2008.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class 9 in Cambodia, Thailand, Malaysia, Indonesia and India, in August 2008, of which, the registration application in Cambodia was rejected and a second application has been submitted by the Company.  The registration was subsequently approved.

The Company submitted the trademark “” to be registered in Class 9 in China in August 2008.  The registration was subsequently approved.

The Company submitted the trademark “”to be registered in Class9 in China, in December 2009.  The registration was subsequently approved.

The Company currently holds 25 patents in total. Others are still pending.

The Company currently has two domain names, http://www.chisenelectric.com and http://www.chisenpower.com.  These domain names are in good standing.

Corporate Background and Information

Our predecessor, World Trophy Outfitters, Inc. (this prospectus uses the term “World Trophy” when we discuss the operations of the Registrant prior to November 12, 2008), was formed as a Nevada corporation on January 13, 2005, and was in the business of selling big game hunting packages to high end clients who sought to hunt with the top tier big game outfitters. Its main product sold was hunting trips, which included the hunting license and guide fees.  During the year ended March 31, 2008, World Trophy sold its entire inventory of big game hunts, but was unsuccessful in developing a profitable business.  World Trophy ceased its operations and became a development stage company effective April 1, 2008. Prior to the Exchange (as described below), World Trophy focused its efforts on seeking a business opportunity and had been in the process of locating and negotiating with business entities for the merger of a target company into World Trophy.

On November 12, 2008, World Trophy entered into a Share Exchange Agreement with Fast More, Cheer Gold and Floster. Immediately prior to the Exchange, World Trophy was considered a “blank check” development stage company with $51,039 in assets and a net loss of $(27,977) for the three months ended September 30, 2008.  Upon the closing of the Exchange, the Company did not have any liabilities.  Prior to the closing of the Exchange, World Trophy implemented a 3 for 1 forward stock split, resulting to the increase of the Registrant’s common stock issued and outstanding from 11,219,400 shares to 33,658,200 shares, immediately before the completion of the Exchange.  As a result of the Exchange, World Trophy acquired all of the issued and outstanding securities of Fast More from the Stockholders in exchange for 35,000,000 newly-issued shares of World Trophy’s common stock, par value $0.001 per share, of which 32,900,000 shares were issued to Cheer Gold and 2,100,000 shares were issued to Floster. Upon the closing of the Exchange, the Stockholders collectively beneficially own 70% of the voting capital stock of the Company, 65.8% of which is owned by Cheer Gold and 4.2% of which is owned by Floster. As a result of the Exchange, Fast More became a wholly-owned subsidiary of World Trophy.  Effective February 2, 2009, we amended our Articles of Incorporation to change our name from “World Trophy Outfitters, Inc.” to “Chisen Electric Corporation.”

Fast More is an investment holding company incorporated in Hong Kong on December 17, 2007 with limited liability. CCEC was founded in Huzhou, Zhejiang Province in China on February 25, 2002.  On February 16, 2008, Fast More acquired the 51%, 9% and 40% equity interests in CCEC from Mr. Xu Kecheng, Mr. Xu Keyong and BEME International Co., Ltd., respectively, for RMB6,502,500 (approximately $926,000), RMB1,147,500 (approximately $164,000) and RMB 5,100,000 (approximately $726,000), respectively. Upon the completion of these acquisition transactions, CCEC became the wholly-owned and chief operating subsidiary of Fast More.  Since the ultimate beneficial owner of Fast More was, at all times, the substantial stockholder of CCEC (Mr. Xu Kecheng), the ownership transfer transaction was accounted for as a transfer of entities under common control in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 805.

On May 18, 2009, the Registrant incorporated Chisen Technology Holdings Corporation in Nevada as its wholly-owned subsidiary.  On April 19, 2010, the Registrant agreed to transfer 51% of its stock ownership in Chisen Technology Holdings Corporation to Michasel He, the former Chief Financial Officer and Director of the Registrant and the current President, Secretary and sole director of Chisen Technology Holdings Corporation.  To our knowledge, as of October 8, 2010, such transfer has yet to occur.  Chisen Technology Holdings Corporation is authorized to do business in the State of Washington and as of the date of this prospectus, has no operations.

On August 23, 2010, CCEC, the chief operating subsidiary of the Registrant, formed a subsidiary in the PRC called Chisen Electric Jiangsu Co., Ltd. (CEJC) in Jiangsu Province, China.  CEJC’s registered capital is RMB150,000,000, of which CCEC holds 98% (RMB147,000,000) and the Registrant’s CEO Mr. Xu Kecheng holds 2% (RMB 3,000,000).  CEJC intends to produce lead-acid batteries, battery plates, battery assembling systems, lithium-ion batteries, battery chargers, power management systems and related parts for manufacturing and sales in the Jiangsu Xuyi Economic Development Zone in Jiangsu Province, the PRC.

We are located at Changxing Economic Development Zone at the bank of the Taihu Lake in Zhejiang Province, in close proximity to major national transportation systems, including National Highways 104 and 318, the Shanghai – Jiangsu – Zhejiang – Anhui – Hangzhou – Nanjing Expressway, the Changxing – Huzhou – Shanghai Channel, the Xuancheng – Hangzhou Railway and the Xinyi – Changxing Railway. Our corporate offices are located at Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China.  Our telephone number is (86) 572-6267666 and our corporate website in English is located at www.chisenelectric.com.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange, however our common stock currently trades under the symbol “CIEC” on the OTCQB.  We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.

Corporate Structure

Our corporate structure is illustrated as follows:

Relocation and Expansion of New Production Facilities

On August 20, 2010, CCEC entered into a Compensation Agreement of Corporate Relocation Acquisition (the “Relocation Agreement”) with the Administrative Committee of Changxing Economic Development Zone, Zhejiang (the “Committee”). Pursuant to the Relocation Agreement, CCEC agreed to transfer to the Committee the land-use rights to, and structures on, the property previously used by CCEC for its manufacturing facilities, and agreed to relocate the manufacturing facilities to a new location. The Committee requested the relocation pursuant to certain local relocation policies of Changxing County.  Pursuant to an assessment of the property and the compensation of the losses stated as follows, the Committee agreed to pay to CCEC RMB 117,202,100 in total for the relocation.  In addition to the compensation for the property, this amount also includes compensation for the value of losses associated with removing CCEC’s equipment at RMB6,939,900 and the value of losses to CCEC with respect to the suspension of its operations for two months at RMB11,748,000.  CCEC agreed to vacate the site within one year of the signing of the Relocation Agreement.  The RMB117,202,100 will be paid on the following schedule: five percent (5%) of such amount to be paid within one month after the execution of the Relocation Agreement, twenty percent (20%) to be paid within one month of CCEC delivering appropriate land-use rights certificates and proof of cancellation of encumbrances, twenty-five percent (25%) to be paid after the commencement of the removal of CCEC’s operations from the site, and the remaining fifty percent (50%) to be paid upon completion of the relocation. In the event that CCEC fails to deliver required certificates or complete the relocation within the agreed upon time period, it must pay a RMB500,000 penalty per each month of such delay.

On August 20, 2010, CCEC and the Committee entered into an investment agreement (the “Investment Agreement”) whereby CCEC agreed to commence the relocation of its manufacturing facilities pursuant to the Relocation Agreement with the administrative and policy support of the Committee. CCEC agreed to participate in “Land Tender, Auction and Listing” activities organized by the Changxing County Land and Resources Bureau with respect to a pre-identified parcel of land to which CCEC agreed to relocate its business. The delivery of the land-use rights to CCEC will be deemed as a public transfer and CCEC agreed to pay the land transfer amount, contract tax and other related fees at market price. The Committee agreed to provide for and maintain public works (sewage, electricity, roads) with respect to the property.  CCEC will be subject to certain prepayment fees as set forth in the Investment Agreement, which if not paid, will allow the Committee to terminate the Investment Agreement and receive penalty payments in the amount of 0.3% per day. Pursuant to the terms of the Investment Agreement, the construction project must be completed within two years from the date of execution of the Investment Agreement.  Following execution of the Investment Agreement, also on August 20, 2010, CCEC and the Committee entered into a supplemental agreement to the Investment Agreement whereby the Committee agreed to compensate CCEC when CCEC’s conditions of payment and tax scale under the Investment Agreement are satisfied.

On September 6, 2010, CEJC entered into a Project Investment Contract and a Supplemental Agreement to the Project Investment Contract with the Jiangsu Xuyi Economic Development Zone Administrative Committee.  Pursuant to the agreement, CEJC shall invest, in the aggregate, approximately RMB12,000,000,000 (approximately $177,000,000) in three stages to build the Chisen Circular Economy Industry Park to manufacture lead-acid and lithium-ion batteries and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage CEJC shall invest approximately RMB422,000,000 (approximately $62,000,000), including approximately RMB150,000,000 (approximately $22,000,000) in fixed assets.  CEJC shall commence construction upon the obtainment by CEJC of construction plan approval and CEJC shall complete all construction on or before December 31, 2011.

The Committee agreed to grant preferential tax policies on Value Add Tax and Enterprise Income Tax to CEJC. However these policies will be forfeited if taxes levied from the project are less than RMB30,000 (approximately $4,400) per hectare on average (the Company will initially acquire a total area equal to 277.48 hectares in the first stage and an aggregate of 1,000 hectares for all three stages).  The preferred policies include, but are not limited to, a 50% refund on value-added taxes for the first 5 years followed by a 25% refund in the following 5 years, and an exemption of the local portion of enterprise income tax for the first 6 years followed by a 50% reduction in the following 4 years.  The policies shall commence upon the completion of the construction and the commencement of production.

In exchange for CEJC’s investment, CEJC shall enjoy the lowest control standard for the price of land in Jiangsu Province (RMB19,000 (approximately $2,200) per hectare), and the Committee shall assist CEJC in implementing the project, including but not limited to, the acquisition of land use rights, the obtainment of certificates for  production plants and buildings, and the provision of infrastructure in the transferred land such as water supply, drainage, gas, electricity, cable TV, roads and telecommunications.

In the event that CEJC fails to commence construction and is delayed more than 7 days, the Committee has the right to terminate the Agreement and reclaim the land.  In the event that CEJC fails to follow the construction schedule, the Committee has the right to reclaim the land.  If the land remains unused for more than one year, the Committee has the right to levy a penalty equal to 20% of the land transfer amount per hectare.  If the land remains unused for more than two years, then the Committee has right to terminate the Agreement and reclaim the land.

Employees

As of June 30, 2010, the Company had approximately 2,536 full-time employees, including approximately 2,228 employees in production, approximately 18 employees in research and development, approximately 222 employees in sales and marketing and approximately 68 employees in administration . All of our employees are based inside China.  Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationships with our employees are generally good.

PRC Government Regulations

Compliance with Environmental Regulations and Other Laws

We are subject to various national and local environmental laws and regulations in China, including those governing the use, discharge and disposal of hazardous substances and the discharge of waste water, exhaust fumes and solid waste in the ordinary course of our manufacturing process.  The main pollutants generated by us are lead dust or particles and waste water which contain lead and sulfuric acid. During the operation of our production, we do not release any toxic element other than those that are permitted under the relevant laws and regulations.

Lead is the key raw material used in our production of lead-acid motive battery products. An excessive intake of lead dust or particles, whether through inhaling or skin contact, could have harmful effect on health. Lead poisoning may also result from occupations that involve close and frequent contact with or exposure to lead dust or particles.  Lead dust and particles are generated during our production process. Our workers are exposed to electrode plates during different stages of our production process.  Pursuant to the applicable environmental laws and regulations in China, we are obliged to install environmental protection equipment to ensure effective removal of lead dust and particles generated during our production process. We have installed such equipment at each of our production plants.

Our production process generates waste water containing lead and sulfuric acid. Such waste water will be neutralized and treated to remove lead contents in accordance with the applicable environmental standards in China. We have installed such waste water treatment facilities at all our production plants. Waste water generated at our production process, after the required treatment, will either be collected and reused for our production requirements or discharged to the municipal waste water collection systems for further treatment and discharge to the environment.

We are also required by the laws and regulations governing health and safety at work in China to provide our employees exposed to lead dust or particles with protective clothing and accessories, such as gloves, goggles and masks. We also arrange all our employees engaging in the lead-related production process to receive medical checks at least once a year. The medical checks include measurement of blood lead level.

We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

The manufacturing facilities in which we operate are subject to the PRC’s environmental laws and requirements. Our landlord that leases the factory to us is required to and has obtained a Pollution Discharge Certificate issued by the Environment Protection Bureau of Changxing County and is responsible for the disposal of the waste in accordance with applicable environmental regulations. If our landlord fails to comply with the provisions of the permit and environmental laws, our landlord could be subject to sanctions by regulators, including the suspension or termination of its Certificate, which would result in the suspension or termination of our manufacturing operations.

Business Qualification and Licenses

According to certain corporate laws of the PRC, in order to be a lawfully established company in China, the relevant corporate registration authority shall issue a business license, the date of which shall be the date of the establishment of the company. The company business license shall state the name, domicile, registered capital, actually paid capital, business scope and the name of the legal representative of such company. If any of the items as stated in the business license is changed, the company shall modify the company’s registration, and the company registration authority shall issue a new business license.

CCEC obtained its business license on February 25, 2002, which such license was issued by the Huzhou Administration for Industry and Commerce. According to the Industrial Product Production License Control Regulation of the PRC, enterprises which manufacture lead-acid batteries are permitted to engage in said production if the company obtains a production license.

On January 13, 2005 the Administration of Quality Supervision, Inspection and Quarantine of the PRC issued a Production License to CCEC (the license number XK06-044-00223).  On August 17, 2007, due to the fact that the Company added new product lines, an updated Production License with the same license number was reissued to CCEC.

Environmental Reports, Certifications and Licenses

According to certain environmental laws and regulations in China, the Department of Environmental Protection Administration under the State Council shall, in accordance with the national standards for environment quality and China’s economic and technological conditions, establish the national standards for the discharge of pollutants. The People’s Governments of Provinces, Autonomous Regions and Municipalities directly under the Central Government may establish their local standards for the discharge of pollutants for items not specified in the national standards. With regard to items already specified in the national standards, they may set local standards, which are more stringent than the national standards, and report the local ones to the Department of Environmental Protection Administration under the State Council for the record. Units that discharge pollutants in areas where the local standards for the discharge of pollutants have been established shall observe such local standards.

On July 31, 2007, the Beijing TIRT Quality Certification Center for the Environment issued the ISO9001 Certificate to the Company (number 04807Q10708R0M) agreeing that the quality management system applied in the Company’s production and management activities.

On October 11, 2007, the Beijing TIRT Quality Certification Center for the Environment issued the ISO14001 Certificate (number 04807E20059R0M) to the Company and signed-off on the environmental management system applied in the Company’s production and management activities.

On September 5, 2008, the Changxing Environmental Protection Bureau issued the Notice of Examination Opinion approving the Company’s Environment Effect Report on its Relocation and Extension of the Company’s 1500 unit-per-year Lead-Acid Battery Production Project.

On September 20, 2008, the Changxing Environmental Protection Bureau issued the Pollutant Discharge License to the Company (license number HuChang080042).

On June 22, 2010, the China Quality Mark Certification Group issued OHSAS18001 Certificate (number CQM-33-2004-0036-0001) to the Company after the Company passed its evaluation on Occupational Health and Safety Assessment Series.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.   China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
—	Paris Convention for the Protection of Industrial Property (March 19, 1985);
—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents—patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one or more times the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $73,200.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Mandatory Statutory Reserve and Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year for its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We do not own any real property.  However, we maintain leases with our landlord Changxing Xiangyi Industrial Park Investment Co. for the purpose of the production of our battery products at Plant B, which is located at Xiangyi Industrial Park, Jing’er Road, Changxing Economic Development Zone, Changxing County, Zhejiang Province, The People’s Republic of China. Those leases, which will not be affected by our relocation, are described in the table below:

Building	Area (Square meters)	Rental Amount Per year ($)	Commencement Date	Termination Date	Notes
Factory Building No. 1	6,200	70,386	January 1, 2009	December 31, 2013	The annual rent will increase by 5% yearly from January 1, 2010

The North Part of Factory Building No. 2	3,100	35,193	February 8, 2009	February 7, 2014	The annual rent will increase by 5% yearly from February 8, 2010

The South Part of Factory Building No. 2	3,100	35,193	February 1, 2009	January 31, 2014	The annual rent will increase by 5% yearly from February 1, 2010

Factory Building No. 3	6,200	70,950	January 18, 2010	January 17, 2015	The annual rent will increase by 5% yearly from January 18, 2010

Factory Building No. 4	6,200	68,867	August 1, 2008	July 31, 2013	The annual rent will increase by 5% yearly from August 1, 2009

The North Part of Factory Building No. 5	3,100	35,475	October 16, 2009	October 15, 2014	The annual rent will increase by 5% yearly from October 16, 2010

The South Part of Factory Building No. 5	3,100	35,193	February 16, 2009	February 15, 2014	The annual rent will increase by 5% yearly from February 16, 2010

The North Part of Factory Building No. 6	3,100	34,434	August 1, 2008	July 31, 2013	The annual rent will increase by 5% yearly from August 1, 2009

The South Part of Factory Building No. 6	3,100	35,475	October 16, 2009	October 15, 2014	The annual rent will increase by 5% yearly from October 16, 2010

Factory Building No. 7	6,200	70,386	February 16, 2009	February 15, 2014	The annual rent will increase by 5% yearly from February 16, 2010

Factory Building No. 8	6,200	68,867	August 1, 2008	July 31, 2013	The annual rent will increase by 5% yearly from August 1, 2009

In addition to the leases set forth above, the Company purchased a 50-year land use right in 2004 for RMB4,470,000 (approximately $650,598) at Jingyi Road in Changxing County, Zhejiang Province, The People’s Republic of China.   The total area of the land is 53,974.42 square meters and provides 33,145.79 square meters for office space, for which the Company uses as its office.

Legal Proceedings

We are not involved in any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.  Our last annual meeting was held on September 9, 2010 at the Changxing International Hotel, No. 1 Taihu Rd., Changxing, Zhejiang Province, PRC, whereby stockholders of record on August 11, 2010 approved the appointment of Xu Kecheng, Liu Chuanjie, Lou Shourong, Dong Quanfeng, Jiang Yanfu, Gong Xiaoyan and Yun Hon Man, to our Board.

Name	Age	Position(s)
Xu Kecheng	48	Chairman of the Board, Chief Executive Officer & President
Liu Chuanjie	33	Chief Financial Officer, Treasurer, Director
Lou Shourong	46	Vice-President, Director
Fei Wenmei	48	Corporate Secretary
Zhu Zhongli	47	Vice-President of Sales
Dong Quanfeng	46	Independent Director
Jiang Yanfu	67	Independent Director
Gong Xiaoyan	64	Independent Director
Yun Hon Man	42	Independent Director
Gui Changqing	72	Significant Employee
Wang Huanxiang	34	Significant Employee
Lin Zugeng	76	Significant Employee

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by the Board and hold office until removed by the Board.

Biographies of Officers and Directors

Xu Kecheng. Mr. Xu has served as President, Chief Executive Officer and a Director of the Company since November 12, 2008. Mr. Xu founded CCEC in 2003 and has served as CCEC’s President and Chairman of the Board since its inception. Besides successfully establishing and running CCEC, Mr. Xu also acquired Ai Ge Organism Products Co., Ltd., a biological & pharmaceutical company in China in November 2006 where he serves as Chairman of the Board and Executive Director. In 2002, Mr. Xu was involved in the formulation of coated tempered glass panel standards used for home gas kitchen ranges, which was put on the list of the National Building Materials Industry Standard. Mr. Xu graduated from Hangzhou University in 1997 with the major in economic management. In addition to serving as senior economist to the Company, Mr. Xu is a member of China Battery Industry Association, a member of Huzhou CPPCC, a member of the Standing Committee of Changxing People’s Congress and he has been honored with the title of “Integrity Entrepreneur” by the Changxing Government. Mr. Xu also finished a course of study at the class of advanced training at the Party School of the CPC Central Committee.

Liu Chuanjie. Mr. Liu has served as Chief Financial Officer of the Company since June 15, 2010, as Treasurer of the Company since November 12, 2008 and has served as a Director of the Company since November 24, 2008. Mr. Liu also serves as Controller, Director of Finance and as a Director of CCEC since May 2004. Mr. Liu has expertise in accounting systems and national accounting policies, fund raising and investing. Prior to joining CCEC, Mr. Liu served as the head of the financial department of Changxing Chisen Xinguangyuan Co., Ltd., a manufacturing company in China, from October 2000 to April 2004.

Lou Shourong. Mr. Lou has served as a Vice President of the Company since November 12, 2008 and as a Director since September 9, 2010. From October 2007 to present, Mr. Lou has served as a Deputy General Manager of CCEC, a manufacturing company in China. From April 2006 to September 2007, Mr. Lou served as Executive Deputy General Manager for Changxing Nuo Wan Te Ke Co., Ltd., a manufacturing company in China. Prior to that, Mr. Lou served as the factory director and marketing manager in Changxing Chisen Glass Co., Ltd., a manufacturing company in China from June 1996 to March 2006. Mr. Lou has extensive experience in materials supply, procurement and production plan management.

Fei Wenmei. Ms. Fei has served as Corporate Secretary of the Company since November 12, 2008. In March 2005, Ms. Fei joined CCEC as Chief Administrative Manager in charge of corporate brand building, intellectual property and project application. Ms. Fei currently serves CCEC as an assistant economist and clean production management controller. From March 1991 to February 2005, Ms. Fei served as Chief Administrative Manager of the Huaneng Changxing Power Plant Industry & Trading Company and prior to that she served as Chief of Staff at the Changxing Land Administration Bureau from March 1987 to February 1991. Ms. Fei has been engaged in administrative management for many years and has vast experience in corporate administrative management. Ms. Fei graduated from Zhejiang Radio and Television University with a degree in Chinese Language.

Zhu Zhongli.  Mr. Zhu has served as Vice-President of Sales of the Company since June 3, 2009.   Mr. Zhu is in charge of overall sales and marketing management. Mr. Zhu previously served as the Assistant General Manager of the Company since August 2006.  Prior to joining the Company, Mr. Zhu served as the General Manager of Changxing Lida Wear-Resisting Material Co., Ltd., a manufacturing company in China, since March 1999.  Mr. Zhu has extensive experience in the local Chinese market and has achieved outstanding success in sales of storage batteries in China.

Dong Quanfeng. Professor Dong has served as a Director of the Company since November 24, 2008. Professor Dong has served as a Chemistry professor and doctorial tutor at the Department of Chemistry of Xiamen University since March 2006. Professor Dong concurrently acts as a visiting research fellow at the National Hi-Tech Green Material Development Center, is a Member of the Editorial Board of the industry magazine “Battery” is a Member of the Chinese Institute of Electrics Chemical and Physical Power Committee, a Member of ISE, a Member of the American ECS and is the Vice Director of the Changxing Chisen Physical Chemistry Battery Research Center. Professor Dong is engaged in the research of new chemical electric power sources and related energy storage material and has finished several national and provincial-municipal scientific research projects. In 1997, Professor Dong won the provincial second prize of the Development of Science and Technology. In 1999, Professor Dong won the technology innovation prize of Hubei province. In 2004, Professor Dong won third prize of the Development of Science and Technology of Xiamen. In 2006, he won the title of “Technology Innovation Advanced Individual” by the National Information Industry. Professor Dong has issued over 80 papers on internationally significant academic journals and has applied for several patents. Prior to his employment as a full time professor at Xiamen University, Professor Dong served as an associate professor at Xiamen University since January 2001. Mr. Dong graduated from Wuhan University with a Ph D degree in Chemistry and performed postdoctoral research at Israel Technical Institute.

Jiang Yanfu. Professor Jiang has served as a Director of the Company since November 24, 2008. Professor Jiang has served as a professor and doctorial tutor of business administration at Tsinghua University since December 1993. Professor Jiang has served as Dean of the Entrepreneurial Research Center since April 2000 and has served as academic director-general and co-founded of Trinity Innovation since December 2003, a consulting company in China.  Professor Jiang has expertise in entrepreneurial management, corporate governance and institutional economics. He has undertaken many important research programs such as the “Theoretical Study on Chinese Technology Innovation.”  He served as a director of and as an advisor to many companies. Professor Jiang’s main research fields include risk investment and entrepreneurial management, corporate governance and cyber economy. The major courses he has instructed include Entrepreneurial Management, Technology and Institution Innovation, and Analysis of Institutional Economics.

Gong Xiaoyan. Ms. Gong has served as a Director of the Company since November 24, 2008. Ms. Gong currently serves as Chairman of Tianjin Bicycle Industrial Association, a non-governmental organization in China since June 2006. Prior to that, Ms. Gong served as Secretary-general of Tianjin Bicycle Industrial Association, a non-govermental organization in China since September 1998. She has been honored with the titles “China Top-Hundred Female Entrepreneurs,” “Most Influential Enterprises Leader of China” and “Tianjin Female Entrepreneur” issued by Tianjin Municipal Government.

Yun Hon Man. Mr. Yun has served as a director of the Company since November 24, 2008. Mr. Yun has served and continues to serve as a Corporate Consultant with Smart Pine Investment Limited since September 2007, a consulting firm organized under the laws of Hong Kong. Mr. Yun also serves as a Director of CH Lighting International Corporation (OTCBB: CHHN) since July 28, 2008 and as a Director of Xinde Technology Company (OTCBB: WTFS) since January 2010.   Mr. Yun also served as Chief Operating Officer of China INSOnline Corp. (NASDAQ: CHIO) from January 2008 through April 2010. Prior to that, Mr. Yun served as Corporate Controller of Hi-Tech Wealth Inc. (n/k/a China Mobile Media Technology, Inc.)(OTCBB: CHMO) from January 2007 through August 2007. From January 2003 through December 2006, Mr Yun served as Corporate Controller of General Components, Inc. (n/k/a China Mobile Media Technology, Inc.)(OTCBB: CHMO). Mr. Yun is a Chartered Accountant having memberships with the Institute of Chartered Accountants in England and Wales. He is also a Fellow Member of the Chartered Association of Certified Accountants. He is a member of the Hong Kong Institute of Certified Public Accountants, the Association of International Accountants, the Society of Registered Financial Planners, the Institute of Financial Accountants and the Institute of Crisis and Risk Management. Mr. Yun received his MBA at the University of Western Sydney in 2007.

Biographies of Significant Employees

Gui Changqing. Mr. Gui has served and continues to serve as Chief Scientist at the Zhejiang Changxing Chisen Physical-Chemical Power Supply Research and Development Center since June 2007 and as counselor of the 712 Institute since January 2005. Prior to that, Mr. Gui served as expert team member of the 712 Institute from January 2001 to December 2004. Early in his career Mr. Gui was engaged in the R&D of the powered lead-acid battery for the national military in China serving as General Engineer and Researcher. The product won a scientific and technical award from the State Commission of Science and Technology. Mr. Gui has published more than 100 papers of international significance and has trained 24 postgraduates. Mr. Gui is extremely well respected by his peers in the storage battery industry. In 1992, he won the special government allowance from the State Council, has served as Director of the Association of Chinese Chemical Physics Power Industry and as a Director of the Wuhan Power Supply Society. Mr. Gui earned his doctorate degree in electrochemistry from Shanghai Fudan University.

Wang Huanxiang. Mr. Wang has served as Technical Controller of CCEC since May 2008. Prior to that, Mr. Wang was a career researcher of the storage battery and served as Deputy General Manager of Zhejiang Chaowei Power Co., Ltd. from May 2004 to March 2008. Prior to that, Mr. Wang served as Chief of Technical Department of Zhejiang Wolong Technology Corp. from March 2001 to May 2004. He has several patents and has issued several papers, including “Research of SnSO4 Applied to Electric Bicycles” and “Drying and Changing Technical Research for Long Cycle Life Lead-Acid Electrical Bicycle Battery” in various academic journals, including the International Battery. Mr. Wang is a graduate of Zhengzhou University with a degree in electrochemistry.

Lin Zugeng. Professor Lin currently works as a scientist at the Zhejiang Changxing Chisen Physical-Chemical Power Supply Research and Development Center. Professor Lin has been working with the Department of Chemistry at Xiamen University since 1956. Professor Lin is an expert in physical chemistry and electrochemistry and is one of the founders of the electrochemical curricula at Xiamen University. From July 1982 to September 1984, Professor Lin worked as a visiting scholar at the Chemical Energy Center of London’s Metropolitan University. From July 1990 to April 1999, Professor Lin served as the President of Xiamen University. Concurrently, he served as a member of an evaluation group of the Academic Degrees Committee of the State Council for the subject of chemistry, a director of the Chinese Chemical Society, Chief Commissary of the Electrochemistry Committee of Chinese Chemical Society, Deputy Chief Commissary of the Professional Committee of Chemical and Physical Power at the Chinese Institute of Electronics and Deputy Editor-in-Chief of the Chemical Journal of Chinese Universities. Professor Lin has many significant achievements in electrochemical experimental technology, electrode material of chemical power, electrode processes of chemical power and spectral electrochemistry, and has undertaken many national key projects, including the 863 Plan and the National Natural Science Foundation. Professor Lin has published more than 100 papers in domestic and foreign academic journals, has been awarded 3 times the national scientific prize and 3 times the provincial scientific prize. In 1988, Professor Lin was acknowledged as an expert with outstanding achievement. Now Prof. Lin works as scientist of Chisen Technical Development Center.

Code of Business Conduct and Ethics

The Company’s Board of Directors adopted a Code of Business Conduct and Ethics to help ensure compliance with legal requirements and our standards of business conduct.  The Code of Business Conduct and Ethics applies to directors, officers and employees of Chisen.  A copy of our Code of Business Conduct and Ethics is attached as Exhibit 14.1 to our Current Report on Form 8-K as filed with the SEC on February 4, 2009 which is accessible at the SEC’s website at www.sec.gov .  The Code of Business Conduct and Ethics, and any amendments or waivers therefrom is also available in print, at no charge, to any stockholder who makes a written request to: Chief Financial Officer, Chisen Electric Corporation, Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China.

Director Independence

Our Board of Directors has determined that 4 out of the 7 members of our Board of Directors are independent based on the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following directors are independent: Dong Quanfeng, Jiang Yanfu, Gong Xiaoyan and Yun Hon Man. The following directors are not independent: Xu Kecheng, Liu Chuanjie and Lou Shourong.

Family Relationships

There are no family relationships by and between or among the members of the Board or other executives. None of our directors and officers are directors or executive officers of any company that files reports with the SEC except as set forth in the Biographies section above.

Legal Proceedings Involving Officers and Directors

Unless otherwise indicated, to the knowledge of the Company after reasonable inquiry, no current director or executive officer of the Company during the past ten years, has (i) been convicted in a criminal proceeding (excluding traffic violations or other minor offenses), (ii) been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed for the person’s property or (iv) been subject to any judgment, decree or final order enjoining, suspending or otherwise limiting for more than 60 days, the person from engaging in any type of business practice , acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (v) been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (vi) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated, (vii) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (viii) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material pending legal proceedings to which any of the individuals listed above is party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no family relationships between directors and executive officers of the Company.

Committees of our Board of Directors

As of January 15, 2009, our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee established in accordance with the Exchange Act and NASDAQ rules.  Prior to January 15, 2009, we did not have an Audit Committee, a Compensation Committee or a Corporate Governance and Nominating Committee.  Since January 15, 2009, the Audit Committee met six (6) times, the Compensation Committee met two (2) times and the Corporate Governance and Nominating Committee met two (2) times.  A brief description of each committee is set forth below.

•
Audit Committee – The purpose of the Audit Committee is to provide assistance to our Board of Directors in fulfilling their oversight responsibilities relating to our consolidated financial statements and financial reporting process and internal controls in consultation with our independent registered public accountants and internal auditors. The Audit Committee is also responsible for ensuring that the independent registered public accountants submit a formal written statement to us regarding relationships and services which may affect the auditor’s objectivity and independence.  The Board appointed Yun Hon Man, Gong Xiaoyan, Dong Quanfeng and Jiang Yanfu to serve as members of the Audit Committee, with Yun Hon Man serving as Chairman, commencing on January 15, 2009.  Our Audit Committee financial expert is Yun Hon Man, an independent director.

•
Compensation Committee – The purpose of the Compensation Committee is to review and make recommendations to our Board of Directors regarding all forms of compensation to be provided to our executive officers and directors, including stock compensation and loans, and all bonus and stock compensation to all employees.  The Board appointed Jiang Yanfu, Dong Quanfeng, Yun Hon Man and Gong Xiaoyan to serve as members of the Compensation Committee, with Jiang Yanfu serving as Chairman, commencing on January 15, 2009.

•
Corporate Governance and Nominating Committee – The purpose of the Nominating Committee is to review the composition and evaluate the performance of the Board, recommend persons for election to the Board and evaluate director compensation.  The Nominating Committee is also responsible for reviewing the composition of committees of the Board and recommending persons to be members of such committees, and maintaining compliance of committee membership with applicable regulatory requirements.  The Company does not have a formal diversity policy. Although the Board does not currently have formal specific minimum criteria for nominees, substantial relevant and diverse business and industry experience would generally be considered important qualifying criteria, as would the ability to attend and prepare for Board and shareholder meetings.   We have not adopted procedures by which security holders may recommend nominees to our Board of Directors.  The Board appointed Gong Xiaoyan, Dong Quanfeng, Yun Hon Man and Jiang Yanfu to serve as members of the Corporate Governance and Nominating Committee, with Gong Xiaoyan serving as Chairman, commencing on January 15, 2009.

•
Strategy and Steering Committee – Xu Kecheng and Wang Chunyan served as members of the Strategy and Steering Committee, with Xu Kecheng serving as Chairman, during the fiscal year ended March 31, 2010.

•
Executive Committee – The Board of Directors created an Executive Committee on June 15, 2010, with Xu Kecheng and Wang Chunyan served as members of the Strategy and Steering Committee, with Xu Kecheng serving as Chairman, during the fiscal year ended March 31, 2010.

Committee Charters

On January 15, 2009, the Board approved Charters for each of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee.

Director Qualifications and Experience

The following table identifies some of the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Board in evaluating a board candidate.

Experience, Qualification, Skill or Attribute	Xu Kecheng	Liu Chuanjie	Lou Shourong	Dong Quanfeng	Jiang Yanfu	Gong Xiaoyan	Yun Hon Man
Professional standing in chosen field	x	x	x	x	x	x	x
Expertise in energy or related industry:	x		x	x		x
Audit Committee Financial Expert (actual or potential)							x
Civic and community involvement:						x
Other public company experience:							x
Diversity by race, gender or culture:	x	x	x	x	x	x	x
Specific skills/knowledge:
Corporate governance	x				x		x
Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is ultimately responsible for the day-to-day operation of the Company and is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the presence of four independent directors on the Board, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board retains the authority to modify this structure to best address the Company’s unique circumstances, and so advance the best interests of all shareholders, as and when appropriate.

The Board’s Role in Risk Oversight

The Board oversees our shareholders’ interest in the long-term health and the overall success of the Company and its financial strengths. The full Board is actively involved in overseeing risk management for the Company. It does so in part through discussion and review of our business, financial and corporate governance practices and procedures. The Board, as a whole, reviews the risks confronted by the Company with respect to its operations and financial condition, establishes limits of risk tolerance with respect to the Company’s activities and ensures adequate property and liability insurance coverage.

Because of the role of the Board in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations. The Board recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for services rendered by our named executive officers in all capacities during the last 2 completed fiscal years (ended March 31, 2010 and March 31, 2009). The following information includes the U.S. dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name And Principal Function	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	I	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Xu Kecheng, President &	2010	11,728	-0-	-0-	-0-	-0-	-0-	-0-	11,728
CEO (1)	2009	9,356	-0-	-0-	-0-	-0-	-0-	-0-	9,356

Liu Chuanjie, Chief Financial	2010	10,861	-0-	-0-	-0-	-0-	-0-	-0-	10,861
Officer and Treasurer (2)	2009	7,900	-0-	-0-	-0-	-0-	-0-	-0-	7,900

Lou Shourong, Vice-	2010	10,958	-0-	-0-	-0-	-0-	-0-	-0-	10,958
President (3)	2009	8,257	-0-	-0-	-0-	-0-	-0-	-0-	8,257

He Zhiwei, Former	2010	117,369	-0-	-0-	-0-	-0-	-0-	-0-	117,369
Chief Financial Officer (4)	2009	80,051	-0-	-0-	-0-	-0-	-0-	-0-	80,051

(1)
Xu Kecheng has served as the Company’s Chief Executive Officer and President effective as of November 12, 2008.  Mr. Xu also served (and continues to serve) as President of CCEC during the fiscal years ended March 31, 2010 and 2009.  Mr. Xu’s compensation for the years ended March 31, 2010 and 2009 reflects his services as CEO and President of the Company and President of CCEC, combined.

(2)
Liu Chuanjie has served as the Company’s Treasurer effective as of November 12, 2008.  Mr. Liu also served (and continues to serve) as Controller and Director of Finance of CCEC during the fiscal years ended March 31, 2010 and 2009.  Mr. Liu’s compensation for the years ended March 31, 2010 and 2009 reflects his services as Treasurer of the Company and Controller and Director of CCEC, combined. Mr. Liu has served as Chief Financial Officer of the Company since June 15, 2010.

(3)
Lou Shourong has served as the Company’s Vice-President effective as of November 12, 2008 and served as director of the Company since September 9, 2010.  Mr. Lou also served (and continues to serve) as a Deputy General Manager of CCEC during the fiscal years ended March 31, 2010 and 2009.  Mr. Lou’s compensation for the years ended March 31, 2010 and 2009 reflects his services as Vice-President of the Company and Deputy General Manager of CCEC, combined.

(4)
He Zhiwei served as the Company’s Chief Financial Officer effective as of November 12, 2008 until June 15, 2010.  Mr. He’s compensation for the years ended March 31, 2010 and 2009 reflects his services as CFO of the Company during such time periods.

As of March 31, 2010, the Company did not have any “Grants of Plan-Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” or “Potential Payments Upon Termination or Change in Control” to report.

Furthermore, the Company does not have any bonuses, stock awards, option awards, non-executive incentive plan compensation or non-qualified deferred compensation earnings to report.

Narrative Disclosure to Summary Compensation Table

The Company has no other compensation plans other than basic salary and benefits.

Additional Narrative Disclosure

Employment Agreements

There are currently no employment agreements by and between the Registrant and its officers and employees. CCEC has a labor contract with each employee as required by law in the PRC.  The labor contract mainly includes working content, contract period, working time, payment and other terms.

Benefit Plans

The Company has no stock option, retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees; however our Board may recommend the adoption of one or more such programs in the future.In accordance with Chinese law, CCEC offers a welfare program pursuant to which it pays pension, accident, medical, birth, job and house allowance payments for all contract employees of CCEC.

Director Compensation

We did not provide any compensation to our Directors during the fiscal year ended March 31, 2010. We may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to Directors in the future.

Indemnification of Directors and Executive Officers and Limitations of Liability

Nevada law authorizes, and our Bylaws and Articles of Incorporation provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Nevada law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

During the fiscal year ended March 31, 2010, the Company owed $2,859,000 and $3,799,000 to Zhejiang Changxing Ruilang Electronic Company Limited (“Ruilang Electronic”), a company which is controlled by a close family member of Mr. Xu Kecheng, for the acquisition of land and buildings and the purchase of certain raw materials, respectively.  As of March 31, 2010, the balance outstanding was $2,102,000.  During the three months ended June 30, 2010, the Company borrowed an additional $1,933,000 from Ruilang Electronic for the purchase of certain raw materials.  As of June 30, 2010, the total balance outstanding to Ruilang Electronic was $2,490,000. These are unsecured loans which are interest-free and repayable on demand.

During the fiscal year ended March 31, 2010, the Company owed $106,000 to Zhejiang Chisen Glass Company Limited (“Chisen Glass”), a company which is controlled by a close family member of Mr. Xu Kecheng, for the purchase of certain raw materials.  As of March 31, 2010, the balance outstanding was $110,000.  During the three months ended June 30, 2010, the Company borrowed an additional $660,000 from Chisen Glass for the purchase of certain raw materials.  As of June 30, 2010, the total balance outstanding to Chisen Glass was $666,000. These are unsecured loans which are interest-free and repayable on demand.

On April 20, 2007, the Company borrowed $292,000 from Zhejiang Ai Ge Organism Products Company Limited (“AGO”), a company controlled by Mr. Xu Kecheng, to help the Company settle liquidity shortages.  As of March 31, 2010, the amount outstanding was $292,000. As of June 30, 2010, the total balance outstanding to AGO was $293,000. These are unsecured advances which are interest-free and repayable on demand.

As of March 31, 2010, Chisen Glass provided guarantees, in aggregate, of $5,868,000, $440,000 and $440,000 to secure the short-term bank loans, notes payable and bill financing of the Company, respectively.  As of June 30, 2010, Chisen Glass had provided guarantees, in the aggregate, of $5,892,000 to secure the Company’s short-term bank loans, $810,000 to secure the Company’s notes payable and $442,000 to secure bill financing of the Company.

As of March 31, 2010 and June 30, 2010, $5,868,000 and $4,419,000 of the Company’s short-term bank loans were collateralized by land use rights owned by Ruilang Electronic and guaranteed by Mr. Xu Kecheng and Ms. Zhou Fang Qin, the spouse of Xu Kecheng, respectively.

As of March 31, 2010 and June 30, 2010, Changxing Chisen Xinguangyuan Company Limited (“Xinguangyuan”), a company which is controlled by a close family member of Mr. Xu Kecheng, Mr. Xu Kecheng and an unrelated third party provided guarantees, in aggregate, amounting to $8,802,000 and $8,838,000 to secure the short-term bank loans of the Company, respectively.

As of March 31, 2010, Xinguangyuan and Mr. Xu Kecheng provided guarantees, in aggregate, of $11,737,000 and $5,868,000 to secure the short-term bank loans and notes payable of the Company, respectively. As of June 30, 2010, Xinguangyuan and Mr. Xu Kecheng provided guarantees, in aggregate, of $11,784,000 and $5,892,000 to secure the short-term bank loans and notes payable of the Company, respectively.

As of March 31, 2010, Chisen Glass, Mr. Xu Kecheng and Ms. Zhou Fang Qin provided guarantees, in the aggregate, amounting to $2,714,000, $4,401,000 and $1,467,000 to secure the short-term bank loans, notes payable and bills financing of the Company, respectively.  As of June 30, 2010, Chisen Glass, Mr. Xu Kecheng and Ms. Zhou Fang Qin had provided guarantees, in the aggregate, of $9,281,000 to secure the Company’s short-term bank loans, $4,420,000 to secure the Company’s notes payable and $1,473,000 to secure bill financing of the Company, respectively.

As of March 31, 2010 and June 30, 2010, Xinguangyuan provided guarantees, in aggregate, amounting to $3,667,000 and $3,682,000 to secure the notes payable of the Company, respectively.

As of March 31, 2010 and June 30, 2010, $4,402,000 and $0 of the Company’s short-term bank loans were collateralized by a guarantee provided by Mr. Xu Kecheng, respectively.

 On August 23, 2010, CCEC and Mr. Xu Kecheng formed Chisen Electric Jiangsu Co. Ltd. (CEJC) in Jiangsu Province, China.  CEJC’s registered capital is RMB150,000,000, of which CCEC holds 98% (RMB147,000,000) and Mr. Xu Kecheng holds 2% (RMB 3,000,000).

Policies and Procedures for Related-Party Transactions

The Company does not have any formal written policies or procedures for related party transactions, however in practice, the Audit Committee reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct.

Director Independence

The following directors are independent: Dong Quanfeng, Jiang Yanfu, Gong Xiaoyan and Yun Hon Man. The following directors are not independent: Xu Kecheng, Liu Chuanjie and Lou Shourong.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus excludes up to            shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o Chisen Electric Corporation, Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China.

		Beneficial Ownership Before the Offering			Number of	Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Title(s)	Shares of Common Stock		Percent of Class(1)	Shares Being Offered	Shares of Common Stock		Percent of Class(2)

Directors and Executive Officers

Xu Kecheng	Chairman of the Board, Chief Executive Officer & President	32,900,000	(3)	65.8%	-	32,900,000	(3)		%

Liu Chuanjie	Chief Financial Officer , Treasurer and Director	-		-	-	-		-

Fei Wenmei	Corporate Secretary	-		-	-	-		-

Zhu Zhongli	Vice-President of Sales	-		-	-	-		-

Lou Shourong	Vice President and Director	-		-	-	-		-

Dong Quanfeng	Director	-		-	-	-		-

Jiang Yanfu	Director	-		-	-	-		-

Gong Xiaoyan	Director	-		-	-	-		-

Yun Hon Man	Director	-		-	-	-		-

He Zhiwei	Former Director (5)	-		-	-	-		-

Officers and Directors as a Group (total of 10 persons)		32,900,000	(3)	65.8%	-	32,900,000	(3)		%

5% or More Owners

Cheer Gold Development Limited Level 5 Development Bank of Samoa Building Beach Road, Apia, Samoa (4)		32,900,000		65.8%	-	32,900,000			%

(1)	Applicable percentage of ownership is based on 50,000,000 shares of our common stock outstanding as of October 1, 2010.

(2)
Based on                  shares of common stock, which consists of (i) 5,000,000 shares of common stock issued and outstanding as of October 1, 2010 and (ii)                    shares of common stock issued in the public offering. This amount (i) excludes the                 shares of our common stock that we may issue upon the Underwriters’ over-allotment option exercise.

(3)
Xu Kecheng may be considered to beneficially own 32,900,000 shares by virtue of his 100% ownership in Wisejoin Group Limited, which owns and controls 100% of Cheer Gold, which directly beneficially owns 32,900,000 shares of Common Stock.

(4)	Cheer Gold is wholly-owned and controlled by Wisejoin Group Limited, which is wholly-owned and controlled by Xu Kecheng, our Chairman of the Board, President and Chief Executive Officer.

(5)	Mr. He served as director of the Company until September 8, 2010.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock currently consists of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, of which there are Fifty Million (50,000,000) issued and outstanding shares of Common Stock and Ten Million (10,000,000) shares preferred stock, par value $0.001 per share, of which there are zero (0) shares issued or outstanding. The following statements set forth the material terms of our capital stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to our Articles of Incorporation and Bylaws, copies of which are referenced as Exhibits herein, and the provisions of Nevada General Corporation Law. There are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.

Common Stock

Prior to the closing of the Exchange, World Trophy implemented a 3 for 1 forward stock split, resulting to the increase of the Registrant’s common stock issued and outstanding from 11,219,400 shares to 33,658,200 shares, immediately before the completion of the Exchange.

Immediately prior to this offering, we had 50,000,000 shares of our common stock issued and outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of common stock with each share of Common Stock being entitled to one (1) vote. In the event of liquidation, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Blank Check Preferred Stock

Our Board is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Warrants

Immediately prior to this offering, there were no outstanding warrants to purchase our securities.However, we plan to issue warrants to the Underwriter as partial compensation for underwriting services in connection with this offering. Upon the closing of this offering, we will issue to Newbridge Securities Corporation common stock purchase warrants covering a number of shares of our common stock equal to               % of the total number of shares of common stock being sold in this offering, including the Over-allotment Shares.  The Underwriter’s Warrants will be non-exercisable for              days after the date of the closing of this offering and will expire 5 years after such date.  The Underwriter’s Warrants will be exercisable at a price equal to 125% of the public offering price and the Underwriter’s Warrants will not be redeemable.  We are registering the Underwriter’s Warrants and the shares of common stock underlying such Underwriter’s Warrants hereunder in this offering.

The Underwriter’s Warrants may not be transferred, assigned, or hypothecated for a period of 6 months following the closing of this offering, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of Newbridge Securities Corporation (or to officers, managers or members of any such successor or member) and to members of the underwriting syndicate or selling group.  The Underwriter’s Warrants may be exercised as to all or a lesser number of underlying shares of common stock and will provide for cashless exercise and will for a period of 5 years after the closing of this offering contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense and unlimited “piggyback” registration rights for a period of 5 years following the closing of this offering at our expense.  See “Description of Our Securities” on page 83 for more information.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Transfer Agent

Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, telephone (801) 272-9294, facsimile (801) 277-3147, currently acts as our transfer agent and registrar.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

Listing

We intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.  If we fail to obtain a listing on the Nasdaq Global Market, we may not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock are currently quoted for trading on the OTCQB under the symbol “CIEC” and we intend to commence the application process for the listing of our common stock on the Nasdaq Global Market under the symbol “CIEC”.  There currently is an extremely limited trading market for our common stock on the OTCQB and there is no guarantee that the Nasdaq Global Market, or any other national securities exchange or quotation system, will permit our shares to be listed and traded.  Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of                      shares of common stock, assuming no exercise of the Underwriters’ over-allotment option.  The                shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.  Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows (excluding                     shares of common stock that may underlie the Underwriter’s warrant).

Approximate Number of Shares Eligible for Future Sale	Date
After the date of this prospectus, freely tradable shares sold in this offering, excluding the additional shares that the Underwriters have a 45-day option to purchase from us.

50,000,000
These shares, 35,000,000 of which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144. However, holders of                    of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of                     days after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Lock-Up Agreements and Registration

Each of our executive officers and directors have agreed with the Underwriters not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company, including the issuance of shares of our common stock upon the exercise of currently outstanding options approved by the Underwriters, if any, without the prior written consent of the Underwriters, for a period of twelve months after the date of this prospectus.

We have been advised by the Underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated          , 2010, by and among us and Newbridge Securities Corporation, who is acting as the representative of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Number
Underwriter	of Shares
Newbridge Securities Corporation

Total

The underwriters have agreed to purchase all of the shares offered by this prospectus if they are purchased. Under the terms of the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon of certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The shares should be ready for delivery on or about              , 2010 against payment in immediately available funds. The underwriters may reject all or part of any order.

Commissions and Discounts

The underwriters will initially offer the shares to be sold in this offering directly to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $             per share. After the offering, the underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

The following table shows the public offering price, underwriting fees and expenses to be paid by us to the underwriters and the proceeds of the public offering, before expenses, to us.

	Per Share	Aggregate Amount
Public offering price	$	$
Underwriting discount	$	$
Non-accountable expense allowance (1)
Proceeds before other expenses (2)	$	$

(1) The non-accountable expense allowance of              % of the gross proceeds of the offering is not payable with respect to the common stock sold upon exercise of the underwriters’ over-allotment option.

(2) We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance will be approximately $                         .. These expenses include, but are not limited to, SEC registration fees, Financial Industry Regulatory, Inc., or FINRA, filing fees, NASDAQ Global Market filing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses and transfer agent fees.

The distribution of our securities will end upon the underwriters’ cessation of selling efforts and stabilization activities.

Over-allotment Option

We have granted an option to the underwriters to purchase up to              additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover over-allotments. If this option is exercised in full, the total price to the public will be $              million and the total proceeds to us will be $           million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the table above.

Underwriter’s Warrant

We have also agreed to issue to Newbridge Securities Corporation a warrant to purchase a number of shares of our common stock equal to an aggregate of 10% of the common stock sold in the offering, including the over-allotment shares. The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable for 5 years from the issue date. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for unlimited “piggyback” registration rights at our expense with respect to the underlying common stock during the five (5) year period.

Pursuant to the rules of the FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Newbridge Securities Corporation may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of Newbridge Securities Corporation and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

Advisory Agreement

Upon the closing of this offering, we will enter into a corporate advisory engagement with Newbridge Securities Corporation for a period of 12 months whereby we shall pay to Newbridge Securities Corporation a monthly retainer payment as well as other customary terms to be mutually agreed upon.

Other Terms

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Price Stabilization, Short Positions

Until the distribution of the common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•
Over-allotment Sales. The underwriters may exercise the over-allotment option which involves sales by the underwriters of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing our common stock in the open market.

•
Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our securities in the open market.

•
Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the NASDAQ or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom.  No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The common shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The common shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica. This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The common shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered. The common shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

The People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman. This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman. No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products. Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation. Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Miami, Florida.  Anslow + Jaclin LLP, Manalapan, New Jersey, is acting as counsel for the Underwriters and Team-Run Legal is acting as PRC counsel for the Underwriters.  Legal matters as to PRC law will be passed upon for us by AllBright Law Office, Hangzhou Branch.  K&L Gates LLP may rely upon AllBright Law Office, Hangzhou Branch with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Chisen Electric Corporation and its subsidiaries as of March 31, 2010 and 2009 appearing in this prospectus and the registration statement have been audited by Mazars CPA Limited, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS

CHISEN ELECTRIC CORPORATION AND ITS SUBSIDIARIES

FINANCIAL STATEMENTS
INDEX

Unaudited Condensed Consolidated Financial Statements For the three months ended June 30, 2010

Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income	F-30

Unaudited Condensed Consolidated Balance Sheets	F-31

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity	F-33

Unaudited Condensed Consolidated Statements of Cash Flows	F-34

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements	F-36

F-i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and stockholders of:
Chisen Electric Corporation

We have audited the accompanying consolidated balance sheets of Chisen Electric Corporation ( “Chisen Electric”) and its subsidiaries (collectively referred to as the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive income, changes in stockholders' equity and cash flows for each of the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Mazars CPA Limited
Certified Public Accountants
Hong Kong
Date: June 28, 2010

Chisen Electric Corporation

Consolidated Statements of Operations and Other Comprehensive Income
For the years ended March 31, 2010 and 2009

		Years ended March 31,
		2010	2009
	Note	US$’000	US$’000
Operating revenues:
Net sales to third parties		177,192	109,020

Cost of sales		(153,708)	(88,823)

Gross income		23,484	20,197

Operating expenses:
Sales, marketing and distribution		(8,696)	(5,337)
General and administrative		(3,647)	(4,007)

Operating income		11,141	10,853

Other income, net		1,671	758
Interest income		343	362
Interest expense		(2,068)	(1,232)

Income before income taxes		11,087	10,741

Income taxes expenses	4	(1,587)	(1,861)

Net income		9,500	8,880

Other comprehensive income
Foreign currency translation adjustment		106	278

Comprehensive income		9,606	9,158

		Shares	Shares

Earnings per share	2
Weight average number of common stock outstanding
- basic and diluted		50,000,000	50,000,000

		US$	US$

Net income per share of common stock
- basic and diluted		0.19	0.18

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Balance Sheets
As of March 31, 2010 and 2009

		As of March 31,
		2010	2009
	Note	US$’000	US$’000
ASSETS

Current assets:
Cash and cash equivalents		6,019	2,620
Restricted bank balances	5	21,420	13,878
Other financial assets	6	7,438	1,314
Trade receivables, net		50,440	35,023
Other receivables		800	842
Prepayments		4,933	862
Due from related parties	14(b)	8	474
Inventories	7	30,038	17,135

Total current assets		121,096	72,148

Available-for-sale financial assets	8	882	878
Long-term land lease prepayments, net		749	608
Property, plant and equipment, net	9	10,474	5,315

Total assets		133,201	78,949

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Balance Sheets
As of March 31, 2010 and 2009

		As of March 31,
		2010	2009
	Note	US$’000	US$’000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade payables		14,923	11,176
Notes payable	10	35,504	23,343
Accrued expenses and other accrued liabilities		5,087	3,769
Due to related parties	14(b)	2,532	639
Income taxes payable		148	264
Short-term bank borrowings	11	46,141	20,451

Total current liabilities		104,335	59,642

Government subsidies	12	139	186
Deferred tax liabilities	4(c)	460	460

Total non-current liabilities		599	646

Total liabilities		104,934	60,288

Commitments and contingencies	15	-	-

Shareholders’ equity:
Preferred stock, $0.001 par value each:
10,000,000 shares authorized and no shares issued and outstanding		-	-
Common stock, $0.001 par value each:
100,000,000 shares authorized
50,000,000 shares issued and outstanding		50	50
Capital reserves		144	144
Statutory reserves	13	2,239	1,103
Accumulated other comprehensive income		1,054	948
Retained earnings		24,780	16,416

Total shareholders’ equity		28,267	18,661

Total liabilities and shareholders’ equity		133,201	78,949

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Statements of Changes in Shareholders' Equity
For the years ended March 31, 2010 and 2009

	Common stock issued					Accumulated other
	Number of shares	Amount	Capital reserves	Statutory reserves	Retained earnings	comprehensive income	Total
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance as of April 1, 2008	50,000,000	50	144	71	8,568	670	9,503
Net income	-	-	-	-	8,880	-	8,880
Transfer to statutory reserves	-	-	-	1,032	(1,032)	-	-
Foreign currency translation adjustment	-	-	-	-	-	278	278

Balance as of March 31, 2009	50,000,000	50	144	1,103	16,416	948	18,661

Balance as of April 1, 2009	50,000,000	50	144	1,103	16,416	948	18,661
Net income	-	-	-	-	9,500	-	9,500
Transfer to statutory reserves	-	-	-	1,136	(1,136)	-	-
Foreign currency translation adjustment	-	-	-	-	-	106	106

Balance as of March 31, 2010	50,000,000	50	144	2,239	24,780	1,054	28,267

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Statements of Cash Flows
For the years ended March 31, 2010 and 2009

	Years ended March 31,
	2010	2009
	US$’000	US$’000
Cash flows from operating activities
Net income	9,500	8,880
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant and equipment	646	451
Written-off of property, plant and equipment	6	44
Amortization of long-term land lease prepayments	13	13
Exchange differences	22	(84)
Provision for warranty costs	197	(302)
Government grant recognized	(47)	(47)
Investment income from available-for-sale financial assets	-	(131)
Deferred taxation	-	460
Changes in assets and liabilities:
Other financial assets	(6,118)	3,851
Trade receivables, net	(15,265)	(19,148)
Other receivables	46	(377)
Prepayment	(4,067)	(520)
Due from related parties	468	800
Inventories	(12,830)	(4,524)
Trade payables	3,699	4,949
Notes payable	12,060	23,343
Accrued expenses and other accrued liabilities	732	637
Due to related parties	1,891	(6,348)
Income taxes payable	(116)	142

Net cash (used in) provided by operating activities	(9,163)	12,089

Cash flows from investing activities
Purchase of property, plant and equipment	(5,417)	(1,647)
Additions of long-term land lease prepayments	(151)	(113)
Investment in restricted bank balances, net	(7,482)	(7,304)
Dividend received from available-for-sale financial assets	-	131

Net cash used in investing activities	(13,050)	(8,933)

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Statements of Cash Flows
For the years ended March 31, 2010 and 2009

	Years ended March 31,
	2010	2009
	US$’000	US$’000
Cash flows from financing activities
Proceeds from bills financing	3,668	-
Proceeds from short-term bank loans	41,666	20,451
Repayment of short-term bank loans	(19,733)	(21,912)

Net cash provided by (used in) financing activities	25,601	(1,461)

Net increase in cash and cash equivalents	3,388	1,695

Cash and cash equivalents, beginning of year	2,620	786
Effect on exchange rate changes	11	139

Cash and cash equivalents, end of year	6,019	2,620

Supplemental disclosure of cash flow information
Interest received	343	261
Interest paid	1,981	1,160
Tax paid	1,635	1,264

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

1.            ORGANIZATION AND PRINCIPAL ACTIVITIES

Chisen Electric Corporation (“Chisen Electric”), formerly known as World Trophy Oufitters, Inc., was formed as a Nevada corporation on January 13, 2005. Its common stocks are currently trading on the Over-The-Counter Bulletin Board under the symbol “CIEC.OB”.

Chisen Electric is an investment holding company with no operations. The principal activities of its subsidiaries (together with Chisen Electric, collectively referred as “the Company”) are the manufacture and sales of sealed lead-acid battery products and investment holding.

Details of Chisen Electric’s subsidiaries as of March 31, 2010 are as follows:

Name	Place and date of establishment / incorporation	Percentage of effective equity interest / voting right attributable to the Company	Principal activities

Fast More Limited (“Fast More”)	Hong Kong December 17, 2007	100%	Investment holding

Changxing Chisen Battery Co., Limited (“Changxing Chisen”) *	Zhejiang, the People’s Republic of China (“PRC”) February 25, 2002	100%	Manufacture and sales of sealed lead-acid battery products

Chisen Technology Holdings Corporation (“Chisen Technology”)	Nevada, United States May 18, 2009	100%	Inactive

*	This is a direct translation of the name in Chinese for identification purpose only and is not the official name in English.

On November 12, 2008, Chisen Electric entered into a Share Exchange Agreement (“Exchange”) with Fast More, Cheer Gold Development Limited (“Cheer Gold”) and Floster Investment Limited (Floster Investment Limited and together with Cheer Gold, the “Stockholders”) whereby Chisen Electric acquired all of the issued and outstanding common stock of Fast More from the Stockholders in exchange for the issuance by Chisen Electric to the Stockholders of an aggregate 35,000,000 newly-issued shares of Chisen Electric’s common stock, par value of US$0.001 each, representing 70% of Chisen Electric’s common stock issued and outstanding upon completion of the share exchange (the “Share Exchange Transaction”).

Prior to the closing of the Share Exchange Transaction, Chisen Electric implemented a 3 for 1 forward stock split, resulting to the increase of Chisen Electric’s common stock issued and outstanding from 11,219,400 shares to 33,658,200 shares, immediately before the completion of the Share Exchange Transaction.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

1.           ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Upon the completion of the Share Exchange Transaction (including, but not limited to, the cancellation of the 18,658,200 shares of Chisen Electric’s common stock concurrent and simultaneous with the consummation of the Share Exchange Transaction) on November 12, 2008, there were 50,000,000 shares of Chisen Electric’s common stock issued and outstanding.

The acquisition by Chisen Electric of Fast More is deemed to be a reverse acquisition in accordance with generally accepted accounting principles. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Chisen Electric (the legal acquirer) is considered the accounting acquiree and Fast More (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the consolidated entity will in substance be those of Fast More, with the assets and liabilities, and revenues and expenses, of Chisen Electric being included effective from the date of completion of Share Exchange Transaction. Chisen Electric is deemed to be a continuation of the business of Fast More. The outstanding common stock of Chisen Electric prior to the Share Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

In order to rationalize the corporate structure and prepare for the Share Exchange Transaction, Fast More and Changxing Chisen (collectively referred to as “the Fast More Group”) underwent a reorganization (“Reorganization”) prior to the consummation of the Share Exchange Transaction. On February 16, 2008, Fast More acquired the 51%, 9% and 40% equity interest in Changxing Chisen from Mr. Xu Ke Cheng, Mr. Xu Ke Yong and BEME International Co., Limited at a consideration of RMB6,502,500 (equivalent to USD926,000), RMB1,147,500 (equivalent to USD164,000) and RMB5,100,000 (equivalent to USD726,000) respectively. Upon completion of the transactions, Changxing Chisen has become a wholly-owned subsidiary of Fast More.

Since the ultimate beneficial owner of the companies now comprising the Fast More Group was, all the time prior to the completion of the Reorganization, Mr. Xu Ke Cheng, the ownership transfer transaction was accounted for as a transfer of entities under common control in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”. Hence, the consolidation has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting principles
The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“USGAAP”).

Basis of consolidation
The consolidated financial statements include the financial information of Chisen Electric and its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition
Operating revenue represents sale of goods at invoiced value to customers, net of returns, discounts and value-added tax (“VAT”), and is recognized when goods are delivered to customers, the significant risks and rewards of ownership of goods have been transferred to customers, the sales price to the customers is fixed or determinable and the collectability of consideration is reasonably assured.

Costs related to shipping and handling are included in selling, marketing and distribution expenses.

Segmental information
During the years ended March 31, 2010 and 2009, all revenue of the Company represented income from sales of sealed lead-acid batteries and therefore no financial information by business segment is presented. Furthermore, as all income is derived from the PRC, no geographical segment information is presented.

Research and development costs
All costs of research and development activities are generally expensed as incurred. Research and development costs were US$244,000 and US$117,000 for the years ended March 31, 2010 and 2009, respectively.

Advertising and promotion costs
Advertising and promotion costs are expensed as sales, marketing and distribution costs as incurred. Advertising costs were US$681,000 and US$389,000 for the years ended March 31, 2010 and 2009, respectively.

Shipping and handling costs
Shipping and handling costs are expensed as sales, marketing and distribution costs as incurred. Shipping costs were US$3,597,000 and US$2,776,000 for the years ended March 31, 2010 and 2009, respectively.

Retirement plan costs
Contributions to defined contribution retirement schemes are charged to cost of sales, sales, marketing and distribution costs and general and administrative expenses in the consolidated statements of operations and other comprehensive income as and when the related employee services are provided. Retirement plan costs were US$502,000 and US$130,000 for the years ended March 31, 2010 and 2009, respectively.

Income taxes
The Company provides for income taxes using the liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current period.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (Continued)
A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted.

Under the provision of ASC 740 Income Taxes, tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% of being realized on examination by the tax authority. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Comprehensive income
ASC Topic 220, "Reporting Comprehensive Income", requires the presentation of comprehensive income, in addition to the existing statements of operations. Comprehensive income is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of changes in unrealized gains and losses on foreign currency translation.

Available-for-sale financial assets
The Company’s available-for-sale financial assets consist of investment in unlisted equity securities and are recorded at cost.

The Company periodically assesses whether its investment in non-marketable equity securities are impaired and if any impairment is other than temporary. Factors considered in assessing whether an impairment is other than temporary include the credit quality of the investment, the duration of the impairment, the Company’s ability and intent to hold the investment until recovery and overall economic conditions. A decline in value of these securities below cost that is deemed to be other than temporary results in an impairment charge to earnings that reduces the carrying amount of the securities to fair value establishing a new cost basis.

Property, plant and equipment (“PPE”) and long-term land lease prepayments
PPE are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, overhaul and minor renewals and betterments, are normally charged to operating expenses in the period in which they are incurred.  In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, plant and equipment (“PPE”) and long-term land lease prepayments (Continued)
Depreciation is provided, on a straight-line basis, to write off the cost less accumulated depreciation of each PPE item at rates based on their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values as follows:

Buildings	20 years
Leasehold improvements	Over the unexpired term of lease
Furniture, fixtures and office equipment	10 years
Motor vehicles	5 years
Plant and machinery	10 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.

Construction-in-progress consists of factories and office buildings under construction and machinery pending installation and includes the costs of construction, machinery and equipment, and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time the relevant assets are completed and ready for their intended use.

Long-term land lease prepayments are amortized on a straight-line basis over the term of lease.

Impairment of long-lived assets
Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and recorded as a reduction of original costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Inventories
Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average costing method. The Company estimates the market price of its inventories with reference to the net realizable value based upon current market conditions and historical experience. Estimated losses on inventories represent reserves for obsolescence, excess quantities, irregulars and slow moving inventory, and which are charged to cost of sales.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Trade receivables and allowance for doubtful accounts
The allowance for the risk of non-collection of trade receivables takes into account credit-risk concentration. Collective debt risk is assessed based on average historical losses and specific circumstances such as serious adverse economic conditions. The Company’s estimate is based on a variety of factors, including historical collection experience, existing economic conditions and a review of the current status of the receivables. Trade receivables are presented net of an allowance for doubtful accounts of US$6,000 and US$6,000 as of March 31, 2010 and 2009, respectively.

Cash and cash equivalents
Cash represents cash on hand and deposits with financial institutions which are repayable on demand. Cash equivalents represent short-term, highly liquid investments purchased with an original maturity of three months or less, which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

Foreign currency translation
Items included in the financial statements of the Company’s subsidiary are measured using Renminbi (“RMB”), the currency of the primary economic environment in which the entity operates (“functional currency”). The consolidated financial statements are presented in United States Dollars (“US$”), which is the Company’s presentation currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

On consolidation, the results and financial position of all the group entities that have a functional currency different from the presentation currency are translated as follows:

(a)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
(b)	income and expenses for each statement of operations are translated at average exchange rates;
(c)	all resulting exchange differences are recognized as a separate component of equity.

Fair value of financial instruments
The ASC Topic 825, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair value of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value measurements
The Company adopted ASC Topic 820 – Fair Value Measurements and Disclosures (“ASC 820”). The adoption of ASC 820 did not have a material impact on our consolidated financial statements. ASC 820 establishes a three-tier fair value hierarchy to prioritize the inputs used in measuring fair value.  The hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels are defined as follows:

Level 1:	Observable inputs, such as unadjusted quoted market prices in active markets for the identical asset or liabilities.

Level 2:	Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs reflecting the entity’s own assumptions in measuring the asset or liability at fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted bank balances, other financial assets, trade receivables and payables, deposits, prepayment and other receivables, notes payable, accrued expenses and other liabilities, amount due from/to related parties and short-term borrowings which are carried at amounts that generally approximate their fair values because of the short-term maturity of these instruments.

Warranty
Estimated warranty costs are recognized at the time when the Company sells its products and are included in sale, marketing and distribution expenses. The Company uses historical failure rates and costs to repair product defects during the warranty period to estimate warranty costs, which are reviewed periodically in light of actual experience. The reconciliation of the changes in the warranty obligation is as follows:

	Years ended March 31,
	2010	2009
	US$’000	US$’000

Balance as of April 1,	121	413
Exchange realignment	1	9
Accrual for warranties issued during the year	188	91
Settlement made during the year	(84)	(392)

Balance as of March 31,	226	121

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Government subsidies
Government subsidies are recognized as income over the periods necessary to match them with the related costs. Subsidies related to expense items are recognized in the same period as those expenses are charged in the consolidated statements of operations and other comprehensive income and are reported separately as other income.

Operating leases
Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rental payables under operating leases are recognized as expenses on the straight-line basis over the lease term.

Use of estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods. The management evaluates these estimates and judgments on an ongoing basis and bases their estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that they believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.

Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Earnings per share
Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common stocks outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common stocks that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Since there were no potentially dilutive securities for the years ended March 31, 2010 and 2009, basic and diluted earnings per share are the same for both years.

Upon the completion of the Share Exchange Transaction, the number of Chisen Electric’s common stock issued and outstanding, taken into account of the 3 for 1 forward split as detailed in Note 1 was increased to 50,000,000 shares and was applied retrospectively for the calculation of earnings per share.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements
In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. The adoption of ASC 855 did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 860, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No.140.  ASC Topic 860 requires entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets.  The statement eliminates the concept of a qualifying special-purpose entity, changes the requirements for the de-recognition of financial assets, and calls upon sellers of the assets to make additional disclosures about them.  ASC Topic 860 is effective as for an entity’s first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of ASC Topic 860 will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 810, Amendments to FASB Interpretation No. 46(R).  ASC Topic 810 amends Interpretation No.46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  ASC Topic 810 is effective for an entity’s first fiscal period that begins after November 15, 2009.  The Company does not expect the adoption of ASC Topic 810 will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 105, “the FASB Accounting Standards Codification” (“ASC”). ASC would become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Once the ASC is in effect, all of its content would carry the same level of authority. The ASC becomes effective for interim and annual periods ending on or after September 15, 2009. The Company adopted the ASC in the second quarter of fiscal 2010. The adoption of the ASC did not have an effect on the Company’s financial position and results of operations. However, because the ASC completely replaces existing standards, it affects the way US GAAP is referenced within the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Updates (“ASU”) 2009-05, Fair Value Measurements and Disclosures (ASC Topic 820): Measuring Liabilities at Fair Value, effective for the first reporting period after issuance. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using the quoted price of the identical liability or similar liabilities when traded as an asset or another valuation technique that is consistent with the principles of ASC Topic 820. The adoption of Update 2009-05 did not have any affect on the Company’s consolidated financial statements.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements (Continued)
In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective for the first interim or annual reporting period ending on or after December 31, 2009. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The Company does not expect the adoption of Update 2010-02 to have a material impact on its consolidated financial statements.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent accounting pronouncements (Continued)
In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of Update 2010-06 will have on its consolidated financial statements.

ASC Topic 855, “Subsequent Events,” was amended in February 2010. Under the amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements for the year ended March 31, 2010.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

3.	OPERATING RISKS

(a)	Concentration of major customers and suppliers

	Years ended March 31,
	2010		2009
Major customers with revenues of more than 10% of the Company’s sales
Sales to major customers	US$	71,161,000	US$	51,676,000
Percentage of sales		40%		47%
Number		2		1

Major suppliers with purchases of more than 10% of the Company’s purchases
Purchases from major suppliers	US$	100,982,000	US$	47,415,000
Percentage of purchases		64%		60%
Number		4		4

Trade receivables related to the Company’s major customers comprised 80% and 85% of all account receivables as of March 31, 2010 and 2009, respectively.

Trade payables related to the Company’s major suppliers comprised 20% and 24% of all account payables as of March 31, 2010 and 2009, respectively.

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arisen from financial economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentrations of credit risk arise from the Company’s accounts receivable. Even though the Company has major concentrations, it does not consider itself exposed to significant risk with regards to the related receivables.

(b)           Country risks

The Company’s major subsidiary has operation conducted in the PRC. Accordingly, its business, financial condition and result of operation maybe influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The operation in the PRC is subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange and remittance restrictions. The Company’s results maybe adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, inter alia. The management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

3.	OPERATING RISKS (CONTINUED)

(c)           Cash and time deposits

The Company mainly maintains its cash balances with various banks located in the PRC. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses. There are neither material commitment fees nor compensating balance requirements for any outstanding loans of the Company.

4.           INCOME TAXES

Chisen Electric had a net operating loss carry-forward for income tax reporting purposes that might be offset against future taxable income. These net operating loss carry-forwards are severely limited when Chisen Electric experiences a change in control.  Therefore, following the Exchange as mentioned in Note 1 in November 2008, the amount available to offset future taxable income is limited. No tax benefit has been reported in the financial statements, because Chisen Electric believes that it is more likely than not that the carry-forwards will finally expire and therefore cannot be used.  Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

Chisen Electric’s subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which each entity domiciles and operates.

Hong Kong Profits Tax has not been provided as Fast More had no assessable profit for the year.

Changxing Chisen is subject to state and local enterprise income taxes in the PRC at a standard rate of 25%. Changxing Chisen received official designation by the local tax authority as a foreign invested enterprise engaged in manufacturing activities and is confirmed by the local tax authority that it is exempted from enterprise income tax for two years commencing from the first profitable year in 2006, followed by a 50% reduction for the next three years.

Dividends payable by a foreign invested enterprise in the PRC to its foreign investors in Hong Kong are subject to a 5% withholding tax and deferred tax expenses of US$Nil and US$460,000 were charged to the statement of operations for the years ended March 31, 2010 and 2009, respectively.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

4.         INCOME TAXES (CONTINUED)

            (a)           Income tax expenses are comprised of the following:

	Years ended March 31,
	2010	2009
	US$’000	US$’000

Current taxes arising in the PRC:
For the year	1,587	1,401

Deferred taxes arising in the PRC:
For the year	-	460

	1,587	1,861

The FASB ASC Topic 740 “Income Taxes” clarifies the accounting and disclosure for uncertainty in tax positions, as defined, and prescribes the measurement process and a minimum recognition threshold for a tax position, taken or expected to be taken in a tax return, that is required to be met before being recognized in the financial statements. Under ASC 740, the Company must recognize the tax benefit from an uncertain position only if it is more-likely-than-not the tax position will be sustained on examination by the tax authority, based on the technical merits of the position. The tax benefits recognized in the financial statements attributable to such position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate resolution of the position.

Subject to the provision of ASC 740, the Company has analyzed its filing positions in all of the domestic and foreign jurisdictions where it is required to file income tax returns. As of March 31, 2010 and 2009, the Company has identified the following jurisdictions as “major” tax jurisdictions, as defined, in which it is required to file income tax returns in United States, Hong Kong and the PRC. Based on the evaluations noted above, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements.

As of March 31, 2010 and 2009, the Company had no unrecognized tax benefits or accruals for the potential payment of interest and penalties. The Company’s policy is to record interest and penalties in this connection as a component of the provision for income tax expense. For the years ended March 31, 2010 and 2009, no interest or penalties were recorded.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

4.	INCOME TAXES (CONTINUED)

(b)	Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% (2009: 25%) is as follows:

	Years ended March 31,
	2010	2009
	US$’000	US$’000

Expected income tax expenses	2,772	2,693
Effect on tax incentives / holiday	(1,389)	(1,319)
Non-deductible items	6	217
Withholding tax	-	481
Others	198	(211)

Income tax expenses	1,587	1,861

(c)	Components of net deferred tax liabilities were as follows:

	As of March 31,
	2010	2009
	US$’000	US$’000

Withholding tax on undistributed earnings of a PRC subsidiary	460	460

5.	RESTRICTED BANK BALANCES

Restricted bank balances represented time deposits with original maturity between three and twelve months to secure banking facilities granted by various financial instruments as follows:

		As of March 31,
		2010	2009
	Note	US$’000	US$’000

Notes payable	10	19,659	13,878
Bills financing	11	1,761	-

		21,420	13,878

6.	OTHER FINANCIAL ASSETS

Other financial assets represented notes receivable from customers for the settlement of accounts receivable balances. As of March 31, 2010 and 2009, all notes receivable were guaranteed by established banks in the PRC and had maturities of 6 months or less from the date of issue. The fair value of the notes receivable approximated their carrying value.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

7.	INVENTORIES

Inventories consisted of the following:
	As of March 31,
	2010	2009
	US$’000	US$’000

Raw materials	7,186	4,269
Work-in-progress and semi-finished goods	13,482	9,370
Finished goods	9,370	3,496

	30,038	17,135

8.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

Available-for-sale financial assets as of March 31, 2010 and March 31, 2009 represented investment in unlisted equity securities and are recorded at cost. The management has estimated that the recoverable amount of the assets exceed their carrying value.

9.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is summarized as follows:

	As of March 31,
	2010	2009
	US$’000	US$’000

Buildings	5,468	2,632
Leasehold improvements	495	-
Plant and machinery	4,071	2,386
Motor vehicles	974	807
Furniture, fixtures and office equipment	1,419	427
Construction-in-progress	-	365

	12,427	6,617

Accumulated depreciation	(1,953)	(1,302)

	10,474	5,315

Depreciation expenses were approximately US$646,000 and US$451,000 for the years ended March 31, 2010 and 2009, respectively.

The Company has pledged certain buildings as collaterals against general banking facilities granted to Changxing Chisen. Details of which are disclosed in Note 11.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

10.	NOTES PAYABLE

All notes payable issued by the Company were interest-free, guaranteed by banks, repayable within six months from date of issue and collateralized by restricted bank balances as set out in Note 5 and certain land lease prepayments and buildings as set out in Note 11(i) below.

In addition, various parties have issued guarantee against these notes payable as follows:

	As of March 31,
	2010	2009
	US$’000	US$’000

Corporate and personal guarantees issued by related parties (Note 14(d))	14,377	8,034
Corporate guarantees issued by third parties	1,467	2,922

11.	SHORT-TERM BANK BORROWINGS

Short-term bank borrowings comprise of the followings:

		As of March 31,
	Note	2010	2009
		US$’000	US$’000

Short-term bank loans	(i)	42,473	20,451
Bills financing	(ii)	3,668	-

		46,141	20,451

(i)           Short-term bank loans

Short-term bank loans represent amounts due to various banks which are due within 12 months, and these loans can normally be renewed with the banks upon expiry/maturity.

The loans and the notes payables as set out in Note 10 are collateralized by land lease prepayments and buildings of the Company with carrying values as follows:

	As of March 31,
	2010	2009
	US$’000	US$’000

Land lease prepayments	598	608
Buildings	2,018	2,069

	2,616	2,677

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

11.	SHORT-TERM BANK BORROWINGS (CONTINUED)

(i)	Short-term bank loans (continued)

Various parties have also issued guarantee against these short-term bank loans as follows:

	As of March 31,
	2010	2009
	US$’000	US$’000

Corporate and personal guarantees issued by related parties (Note 14(d))	30,589	16,069
Corporate guarantees issued by third parties	1,467	4,381
Corporate and personal guarantees issued by related parties and a third party jointly (Note 14(d))	8,802	-

The weighted average annual interest rates of the short-term bank loans were 5.40% and 6.55% as of March 31, 2010 and 2009 respectively.

(ii)	Bills financing

Bill financing represents amounts due to various banks which are repayable within six months from the date of issue. At March 31, 2010, the bills are secured by certain restricted bank balances of the Company with carrying value of US$1,761,000 and guaranteed by certain related parties to the extent of US$1,907,000.

The weighted average annual interest rates of the bills financing were 3.96% as of March 31, 2010.

12.	GOVERNMENT SUBSIDIES

During the year ended March 31, 2008, the Company received a government grant of approximately US$231,000 for the purpose of subsidising its acquisition of property, plant and equipment, of which approximately US$47,000 was credited to the statement of operations for the year ended March 31, 2010.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

13.	DISTRIBUTION OF INCOME

Upon completion of the Reorganization as detailed in Note 1, Changxing Chisen became wholly foreign owned enterprises when all of their equity interest have been acquired by the Company and are required by relevant laws and regulation to transfer at least 10% of their after-tax profit determined in accordance with the PRC accounting rules and regulations to a statutory surplus reserve until such reserve balance reaches 50% of Changxing Chisen’s registered capital.

The Company transferred US$1,136,000 and US$1,032,000 out of the after-tax income to the statutory reserve for the years ended March 31, 2010 and 2009, respectively.

The statutory surplus reserve can only be utilized to offset prior years' losses or for capitalization as paid-in capital. No distribution of the remaining reserves shall be made other than upon liquidation of Changxing Chisen.

14.	RELATED PARTY TRANSACTIONS

(a)	Names and relationship of related parties:

Name of related party	Existing relationships with the Company

Mr. Xu Kecheng	Director and controlling stockholder of Chisen Electric

Zhejiang Chisen Glass Company Limited (“Chisen Glass”)*	A company controlled by a close family member of Mr. Xu Kecheng

Mr. Xu Keyong	A close family member of Mr. Xu Kecheng

Ms. Zhou Fang Qin	Spouse of Mr. Xu Kecheng

Changxing Chisen Xinguangyuan Company Limited (“Xinguangyuan”)*	A company controlled by a close family member of Mr. Xu Kecheng

Zhejiang Ai Ge Organism Products Company Limited (“Ai Ge Organism”)*	A company controlled by Mr. Xu Kecheng

Zhejiang Changxing Nuo Wan Te Ke Glass Company Limited (“Nuo Wan Te Ke”)*	A company controlled by a close family member of Mr. Xu Kecheng

Zhejiang Changxing Ruilang Electronic Company Limited (“Ruilang Electronic”)	A company controlled by a close family member of Mr. Xu Kecheng

*	These are direct translations of the name in Chinese for identification purpose only and are not official names in English.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

(b)	Summary of balances with related parties:
	As of March 31,
	2010	2009
	US$’000	US$’000
Due from related parties:
Ms. Zhou Fang Qin	8	195
Chisen Glass	-	278
Xinguangyuan	-	1

	8	474

Due to related parties:
Mr. Xu Keyong	25	24
Chisen Glass	110	-
Ruilang Electronic	2,102	-
Ai Ge Organism	292	602
Nuo Wan Te Ke	3	13

	2,532	639

All amounts due from / to related parties represent unsecured advances which are interest-free and repayable on demand.

(c)	Summary of related party transactions:

Name of related party	Nature of transactions	Years ended March 31,
		2010	2009
		US$’000	US$’000

Chisen Glass	Purchase of raw materials	106	-
	Acquisition of motor vehicle	-	160

Ruilang Electronic	Purchase of raw materials	3,799	-
	Acquisition of land use right and buildings	2,859	-

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

(d)	Other arrangements:

●
As of March 31, 2010, Chisen Glass provided guarantees, in aggregate, amounting to US$5,868,000, US$440,000 and US$440,000 to secure the short-term bank loans, notes payable and bill financing of the Company, respectively.

●	As of March 31, 2010, US$5,868,000 of the Company’s short-term bank loans was collateralized by land use rights owned by Ruilang Electronic and guaranteed by Mr. Xu Kecheng and Ms. Zhou Fang Qin.

●	As of March 31, 2010, Xinguangyuan, Mr. Xu Kecheng and a third party provided guarantees, in aggregate, amounting to US$8,802,000 to secure the short-term bank loans of the Company.

●
As of March 31, 2010, Xinguangyuan and Mr. Xu Kecheng provided guarantees, in aggregate, amounting to US$11,737,000 and US$5,868,000 to secure the short-term bank loans and notes payable of the Company, respectively.

●
As of March 31, 2010, Chisen Glass, Mr. Xu Kecheng and Ms. Zhou Fang Qin provided guarantees, in the aggregate, amounting to US$2,714,000, US$4,401,000 and US$1,467,000 to secure the short-term bank loans, notes payable and bills financing of the Company, respectively.

●	As of March 31, 2010, Xinguangyuan provided guarantees, in aggregate, amounting to US$3,667,000 to secure the notes payable of the Company.

●	As of March 31, 2010, US$4,402,000 of the Company’s short-term bank loans was collateralized by a guarantee provided by Mr. Xu Kecheng.

Chisen Electric Corporation

Notes to and Forming Part of Consolidated Financial Statements
For the years ended March 31, 2010 and 2009

15.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company leases certain office premises under non-cancelable operating leases. Rental expenses under operating leases for the years ended March 31, 2010 and 2009 were US$474,000 and US$206,000, respectively.

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect as of March 31, 2010 and 2009:

	As of March 31,
	2010	2009
	US$’000	US$’000

Within one year	599	185
One to two years	630	205
Two to three years	661	202
Three to four years	489	212
Four to five years	115	54

Total	2,494	858

(b)	Capital commitments

As of March 31, 2010 and 2009, the Company had capital expenditure commitments for construction projects and purchase of machineries for an aggregate amount of approximately US$84,000 and US$423,000, respectively.

16.	SUBSEQUENT EVENTS

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through the date the consolidated financial statements were issued, and determined there were no subsequent events to report as of that date.

Chisen Electric Corporation

Unaudited Condensed Consolidated Statements of Operations and
Other Comprehensive Income
For the three months ended June 30, 2010 and 2009

		Three months ended June 30,
		2010	2009
	Note	US$’000	US$’000
Operating revenues:
Net sales to third parties		50,429	29,475

Cost of sales		(45,392)	(24,105)

Gross income		5,037	5,370

Operating expenses:
Sales, marketing and distribution		(2,512)	(1,787)
General and administrative		(684)	(1,056)

Operating income		1,841	2,527

Other income, net		503	147
Interest income		96	55
Interest expense		(685)	(369)

Income before income taxes		1,755	2,360

Income taxes expenses	4	(249)	(355)

Net income		1,506	2,005

Other comprehensive income
Foreign currency translation adjustment		121	1

Comprehensive income		1,627	2006

		Shares	Shares

Earnings per share	3
Weighted average number of common stock outstanding
- basic and diluted		50,000,000	50,000,000

		US$	US$

Net income per share of common stock
- basic and diluted		0.03	0.04

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2010 and March 31, 2010

			(Audited)
		As of June	As of March
		30, 2010	31, 2010
	Note	US$’000	US$’000
ASSETS

Current assets:
Cash and cash equivalents		2,996	6,019
Restricted bank balances	5	22,611	21,420
Other financial assets	6	7,705	7,438
Trade receivables, net		55,489	50,440
Other receivables		883	800
Prepayments		2,699	4,933
Due from related parties	14(b)	11	8
Inventories	7	35,118	30,038

Total current assets		127,512	121,096

Available-for-sale financial assets	8	2,665	882
Long-term land lease prepayments, net		747	749
Property, plant and equipment, net	9	11,117	10,474

Total assets		142,041	133,201

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2010 and March 31, 2010

			(Audited)
		As of June	As of March
		30, 2010	31, 2010
	Note	US$’000	US$’000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade payables		18,683	14,923
Notes payable	10	37,121	35,504
Accrued expenses and other accrued liabilities		5,148	5,087
Due to related parties	14(b)	3,495	2,532
Income taxes payable		123	148
Short-term bank borrowings	11	46,990	46,141

Total current liabilities		111,560	104,335

Government subsidies	12	127	139
Deferred tax liabilities	4(c)	460	460

Total non-current liabilities		587	599

Total liabilities		112,147	104,934

Commitments and contingencies	15	-	-

Shareholders’ equity:
Preferred stock, US$0.001 par value each:		-	-
10,000,000 shares authorized and no shares issued and outstanding
Common stock, US$0.001 par value each:
100,000,000 shares authorized 50,000,000 shares issued and outstanding		50	50
Capital reserves		144	144
Statutory reserves		2,423	2,239
Accumulated other comprehensive income		1,175	1,054
Retained earnings		26,102	24,780

Total shareholders’ equity		29,894	28,267

Total liabilities and shareholders’ equity		142,041	133,201

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Condensed Statements of Changes in Shareholders' Equity
For the three months ended June 30, 2010

	Common stock issued
	Number of shares	Amount	Capital reserves	Statutory reserves	Retained earnings	Accumulated other comprehensive income	Total
		US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Balance as of April 1, 2010	50,000,000	50	144	2,239	24,780	1,054	28,267
Net income	-	-	-	-	1,506	-	1,506
Transfer to statutory reserves	-	-	-	184	(184)	-	-
Foreign currency translation adjustment	-	-	-	-	-	121	121

Balance as of June 30, 2010	50,000,000	50	144	2,423	26,102	1,175	29,894

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Condensed Consolidated Statements of Cash Flows
For the three months ended June 30, 2010 and 2009

	Three months ended June 30,
	2010	2009
	US$’000	US$’000
Cash flows from operating activities
Net income	1,506	2,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	252	132
Written-off of property, plant and equipment	-	6
Amortization of long-term land lease prepayments	4	3
Exchange differences	7	(1)
Provision for warranty costs	325	25
Government grant recognized	(12)	(12)
Due from related parties	(3)	(378)
Changes in assets and liabilities:
Other financial assets	(237)	(822)
Accounts receivables, net	(4,845)	89
Other receivables	(79)	(206)
Prepayment	2,254	(1,289)
Inventories	(4,957)	(4,630)
Accounts payable	3,699	(2,482)
Notes payable	1,473	4,675
Accrued expenses and other accrued liabilities	(108)	2,846
Due to related parties	951	(320)
Income taxes payable	-	22

Net cash provided by (used in) operating activities	230	(337)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,056)	(211)
Investment in restricted bank balances, net	(1,105)	(4,675)
Acquisition of available-for-sale financial assets	(1,779)	-

Net cash used in investing activities	(3,940)	(4,886)

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Consolidated Condensed Consolidated Statements of Cash Flows
For the three months ended June 30, 2010 and 2009

	Three months ended June 30,
	2010	2009
	US$’000	US$’000
Cash flows from financing activities
Proceeds from bills financing	-	5,844
Proceeds from short-term bank loans	6,334	13,587
Repayment of short-term bank loans	(5,671)	(7,743)

Net cash provided by financing activities	663	11,688

Net (decrease) increase in cash and cash equivalents	(3,047)	6,465

Cash and cash equivalents, beginning of period	6,019	2,620
Effect on exchange rate changes	24	-

Cash and cash equivalents, end of period	2,996	9,085

Supplemental disclosure of cash flow information
Interest received	96	-
Interest paid	685	369
Tax paid	274	264

The financial statements should be read in conjunction with the accompanying notes.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

1.           ORGANIZATION AND PRINCIPAL ACTIVITIES

Chisen Electric Corporation (“Chisen Electric”), formerly known as World Trophy Oufitters, Inc., was formed as a Nevada corporation on January 13, 2005. Its common stocks are currently trading on the Over-The-Counter Bulletin Board under the symbol “CIEC.OB”.

Chisen Electric is an investment holding company with no operations. The principal activities of its subsidiaries (together with Chisen Electric, collectively referred as “the Company”) are the manufacture and sales of sealed lead-acid battery products and investment holding.

Details of Chisen Electric’s subsidiaries as of June 30, 2010 are as follows:

Name	Place and date of establishment / incorporation	Percentage of effective equity interest / voting right attributable to the Company	Principal activities

Fast More Limited (“Fast More”)	Hong Kong December 17, 2007	100%	Investment holding

Changxing Chisen Battery Co., Limited (“Changxing Chisen”) *	Zhejiang, the People’s Republic of China (“PRC”) February 25, 2002	100%	Manufacture and sales of sealed lead-acid battery products

Chisen Technology Holdings Corporation (“Chisen Technology”)	Nevada, United States May 18, 2009	100%	Inactive

*	This is a direct translation of the name in Chinese for identification purpose only and is not the official name in English.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

2.           PREPARATION OF INTERIM FINANCIAL STATEMENTS

Basis of presentations

The accompanying unaudited condensed consolidated financial statements as of June 30, 2010 have been prepared based upon Securities and Exchange Commission rules that permit reduced disclosure for interim periods and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2010 and for all periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“USGAAP”) have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Chisen Electric's Form 10-K filed on June 28, 2010 for the year ended March 31, 2010. The results of operations for the three months ended June 30, 2010 and 2009 are not necessarily indicative of the operating results to be expected for the full year.

The condensed consolidated financial statements and accompanying notes are presented in United States dollars and prepared in conformity with USGAAP which requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of consolidation
The consolidated financial statements include the financial information of Chisen Electric and its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Recent accounting pronouncements
In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for the first interim or annual reporting period ending on or after December 31, 2009. The adoption of ASU No. 2010-02 did not have any affect on the Company’s consolidated financial statements.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

2.           PREPARATION OF INTERIM FINANCIAL STATEMENTS (CONTINUED)

Recent accounting pronouncements (continued)
In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This ASU amends FASB ASC 820 to require a number of additional disclosures regarding fair value measurements. Specifically, this ASU requires entities to disclose: (1) the amount of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers; (2) the reasons for any transfers in or out of Level 3; and (3) information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. Except for the requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, which is effective for fiscal years beginning after December 15, 2010, all the amendments to FASB ASC 820 made by this ASU are effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of this ASU did not have any effect on the Company’s consolidated financial statements.

3.           EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common stocks outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common stocks that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no potentially dilutive securities for the three months ended June 30, 2010 and 2009.

4.           INCOME TAXES

Chisen Electric had a net operating loss carry-forward for income tax reporting purposes that might be offset against future taxable income. No tax benefit has been reported in the financial statements, because Chisen Electric believes that it is more likely than not that the carry-forwards will finally expire and therefore cannot be used. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

Chisen Electric’s subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which each entity domiciles and operates.

Hong Kong Profits Tax has not been provided as Fast More had no assessable profit for the period.

Changxing Chisen is subject to state and local enterprise income taxes in the PRC at a standard rate of 25%. Changxing Chisen received official designation by the local tax authority as a foreign invested enterprise engaged in manufacturing activities and is confirmed by the local tax authority that it is exempted from enterprise income tax for two years commencing from the first profitable year in 2006, followed by a 50% reduction for the next three years.

Dividends payable by a foreign invested enterprise in the PRC to its foreign investors in Hong Kong are subject to a 5% withholding tax. No deferred tax expenses were charged to the statement of operations for the three months ended June 30, 2010 and 2009.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

4.	INCOME TAXES (CONTINUED)

(a)	Income tax expenses are comprised of the following:

	Three months ended June 30,
	2010	2009
	US$’000	US$’000

Current taxes arising in the PRC:
For the period	249	355

The FASB ASC Topic 740 “Income Taxes” clarifies the accounting and disclosure for uncertainty in tax positions, as defined, and prescribes the measurement process and a minimum recognition threshold for a tax position, taken or expected to be taken in a tax return, that is required to be met before being recognized in the financial statements. Under ASC 740, the Company must recognize the tax benefit from an uncertain position only if it is more-likely-than-not the tax position will be sustained on examination by the tax authority, based on the technical merits of the position. The tax benefits recognized in the financial statements attributable to such position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate resolution of the position.

Subject to the provision of ASC 740, the Company has analyzed its filing positions in all of the domestic and foreign jurisdictions where it is required to file income tax returns. As of June 30, 2010 and 2009, the Company has identified the following jurisdictions as “major” tax jurisdictions, as defined, in which it is required to file income tax returns in United States, Hong Kong and the PRC. Based on the evaluations noted above, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its unaudited condensed consolidated financial statements.

As of March 31, 2010 and 2009, the Company had no unrecognized tax benefits or accruals for the potential payment of interest and penalties. The Company’s policy is to record interest and penalties in this connection as a component of the provision for income tax expense. For the three months ended June 30, 2010 and 2009, no interest or penalties were recorded.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

4.	INCOME TAXES (CONTINUED)

(b)	Reconciliation from the expected income tax expenses calculated with reference to the statutory tax rate in the PRC of 25% (2009: 25%) is as follows:

	Three months ended June 30,
	2010	2009
	US$’000	US$’000

Expected income tax expenses	571	590
Effect on tax incentives / holiday	(203)	(332)
Non-deductible items	-	73
Non-taxable income	(165)	-
Others	46	24

Income tax expenses	249	355

(c)	Components of net deferred tax liabilities were as follows:
		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Withholding tax on undistributed earnings of a PRC subsidiary	460	460

5.            RESTRICTED BANK BALANCES

Restricted bank balances as of June 30, 2010 and March 31, 2010 represented time deposits with original maturity between three and twelve months. As of June 30, 2010 and March 31, 2010, all restricted bank balances were pledged for the issue of notes payable as disclosed in Note 10 below.

6.           OTHER FINANCIAL ASSETS

Other financial assets represented notes receivable from customers for the settlement of accounts receivable balances. As of June 30, 2010 and March 31, 2010, all notes receivable were guaranteed by established banks in the PRC and had maturities of 6 months or less from the date of issue. The fair value of the notes receivable approximated their carrying value.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

7.	INVENTORIES

Inventories consisted of the following:
		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Raw materials	3,529	7,186
Work-in-progress and semi-finished goods	19,990	13,482
Finished goods	11,599	9,370

	35,118	30,038

8.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

Available-for-sale financial assets as of June 30, 2010 and March 31, 2010 represented investment in unlisted equity securities and are recorded at cost. The management has estimated that the recoverable amount of the assets exceed their carrying value.

9.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is summarized as follows:

		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Buildings	5,491	5,468
Leasehold improvements	659	495
Plant and machinery	4,674	4,071
Motor vehicles	978	974
Furniture, fixtures and office equipment	1,529	1,419
Construction-in-progress	-	-

	13,331	12,427

Accumulated depreciation	(2,214)	(1,953)

	11,117	10,474

Depreciation expenses were approximately US$252,000 and US$132,000 for the three months ended June 30, 2010 and 2009, respectively.

The Company has pledged certain buildings as collaterals against general banking facilities granted to the Company. Details of which are disclosed in Note 11.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

10.	NOTES PAYABLE

All notes payable issued by the Company were interest-free, guaranteed by banks, repayable within six months from date of issue and collateralized by restricted bank balances as set out in Note 5 and certain land lease prepayments and buildings as set out in Note 11(i) below.

In addition, various parties have issued guarantee against these notes payable as follows:

		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Corporate and personal guarantees issued by related parties (Note 14(d))	14,804	14,377
Corporate guarantees issued by third parties	1,473	1,467

11.	SHORT-TERM BANK BORROWINGS

Short-term bank borrowings comprise of the followings:
			(Audited)
		As of June 30,	As of March 31,
	Note	2010	2010
		US$’000	US$’000

Short-term bank loans	(i)	43,307	42,473
Bills financing	(ii)	3,683	3,668

		46,990	46,141

(i)	Short-term bank loans

Short-term bank loans represent amounts due to various banks which are due within 12 months, and these loans can normally be renewed with the banks upon expiry/maturity.

The loans and the notes payables as set out in Note 10 are collateralized by land lease prepayments and buildings of the Company with carrying values as follows:

		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Land lease prepayments	597	598
Buildings	1,570	2,018

	2,167	2,616

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

11.	SHORT-TERM BANK BORROWINGS (CONTINUED)

(i)	Short-term bank loans (continued)

Various parties have also issued guarantee against these short-term bank loans as follows:

		(Audited)
	As of June 30,	As of March 31,
	2010	2009
	US$’000	US$’000

Corporate and personal guarantees issued by related parties (Note 14(d))	31,376	30,589
Corporate guarantees issued by third parties	1,473	1,467
Corporate and personal guarantees issued by related parties and a third party jointly (Note 14(d))	8,838	8,802

The weighted average annual interest rates of the short-term bank loans were 5.41% and 5.40% as of June 30, 2010 and March 31, 2010 respectively.

(ii)	Bills financing

Bill financing represents amounts due to various banks which are repayable within six months from the date of issue. At June 30, 2010, the bills are secured by certain restricted bank balances of the Company with carrying value of US$1,768,000 and guaranteed by certain related parties to the extent of US$1,915,000.

The weighted average annual interest rates of the bills financing were 3.96% and 3.96% as of June 30, 2010 and March 31, 2010, respectively.

12.	GOVERNMENT SUBSIDIES

During the year ended March 31, 2008, the Company received a government grant of approximately US$231,000 for the purpose of subsidising its acquisition of property, plant and equipment, of which approximately US$12,000 and US$12,000 was credited to the statement of operations for the three months ended June 30, 2010 and 2009, respectively.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

13.	FAIR VALUE MEASUREMENT

The Company adopted ASC Topic 820 – Fair Value Measurements and Disclosures (“ASC 820”). The adoption of ASC 820 did not have a material impact on our consolidated financial statements. ASC 820 establishes a three-tier fair value hierarchy to prioritize the inputs used in measuring fair value.  The hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels are defined as follows:

Level 1:	Observable inputs, such as unadjusted quoted market prices in active markets for the identical asset or liabilities.

Level 2:	Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs reflecting the entity’s own assumptions in measuring the asset or liability at fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted bank balances, other financial assets, trade receivables and payables, deposits, prepayment and other receivables, notes payable, accrued expenses and other liabilities, amount due from/to related parties and short-term borrowings which are carried at amounts that generally approximate their fair values because of the short-term maturity of these instruments.

14.	RELATED PARTY TRANSACTIONS

(a)	Names and relationship of related parties:

Name of related party	Existing relationships with the Company

Mr. Xu Kecheng	Director and controlling stockholder of Chisen Electric
Zhejiang Chisen Glass Company Limited (“Chisen Glass”)*	A company controlled by a close family member of Mr. Xu Kecheng
Mr. Xu Keyong	A close family member of Mr. Xu Kecheng
Ms. Zhou Fang Qin	Spouse of Mr. Xu Kecheng
Changxing Chisen Xinguangyuan Company Limited (“Xinguangyuan”)*	A company controlled by a close family member of Mr. Xu Kecheng
Zhejiang Ai Ge Organism Products Company Limited (“Ai Ge Organism”)*	A company controlled by Mr. Xu Kecheng
Zhejiang Changxing Nuo Wan Te Ke Glass Company Limited (“Nuo Wan Te Ke”)*	A company controlled by a close family member of Mr. Xu Kecheng
Zhejiang Changxing Ruilang Electronic Company Limited (“Ruilang Electronic”)	A company controlled by a close family member of Mr. Xu Kecheng

*	These are direct translations of the name in Chinese for identification purpose only and are not official names in English.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

(b)	Summary of balances with related parties:

		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000
Due from related parties:
Ms. Zhou Fang Qin	11	8

Due to related parties:
Mr. Xu Keyong	25	25
Chisen Glass	666	110
Ruilang Electronic	2,490	2,102
Ai Ge Organism	293	292
Nuo Wan Te Ke	3	3
Xinguangyuan	18	-

	3,495	2,532

All amounts due from / to related parties represent unsecured advances which are interest-free and repayable on demand.

(c)	Summary of related party transactions:

Name of related party	Nature of transactions	Three months ended June 30,
		2010	2009
		US$’000	US$’000

Ruilang Electronic	Purchase of raw materials	1,933	-

Chisen Glass	Purchase of raw materials	660	-

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

(d)	Other arrangements:

˙
As of June 30, 2010, Chisen Glass provided guarantees, in aggregate, amounting to US$5,892,000, US$810,000 and US$442,000 to secure the short-term bank loans, notes payable and bill financing of the Company, respectively.

˙	As of June 30, 2010, US$4,419,000 of the Company’s short-term bank loans was collateralized by land use rights owned by Ruilang Electronic and guaranteed by Mr. Xu Kecheng and Ms. Zhou Fang Qin.

˙	As of June 30, 2010, Xinguangyuan, Mr. Xu Kecheng and a third party provided guarantees, in aggregate, amounting to US$8,838,000 to secure the short-term bank loans of the Company.

˙
As of June 30, 2010, Xinguangyuan and Mr. Xu Kecheng provided guarantees, in aggregate, amounting to US$11,784,000 and US$5,892,000 to secure the short-term bank loans and notes payable of the Company, respectively.

˙
As of June 30, 2010, Chisen Glass, Mr. Xu Kecheng and Ms. Zhou Fang Qin provided guarantees, in the aggregate, amounting to US$9,281,000, US$4,420,000 and US$1,473,000 to secure the short-term bank loans, notes payable and bills financing of the Company, respectively.

˙	As of June 30, 2010, Xinguangyuan provided guarantees, in aggregate, amounting to US$3,682,000 to secure the notes payable of the Company.

Chisen Electric Corporation

Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

15.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect as of June 30, 2010 and March 31, 2010:

		(Audited)
	As of June 30,	As of March 31,
	2010	2010
	US$’000	US$’000

Within one year	609	599
One to two years	640	630
Two to three years	672	661
Three to four years	362	489
Four to five years	72	115

Total	2,355	2,494

(b)	Capital commitments

As of June 30, 2010 and March 31, 2010, the Company had capital expenditure commitments for construction projects and purchase of machineries for an aggregate amount of approximately US$84,000 and US$84,000, respectively.

16.	PROVISION FOR WARRANTY

Estimated warranty costs are recognised at the time when the Company sells its products and are included in sale, marketing and distribution expenses. The Company uses historical failure rates and costs to repair product defects during the warranty period to estimate warranty costs while are reviewed periodically in light of actual experience. The reconciliation of the changes in the warranty obligation is as follows:

	Three months ended June 30,
	2010	2009
	US$’000	US$’000

Balance as of April 1,	226	121
Exchange realignment	1	1
Accrual for warranties issued during the period	324	40
Settlement made during the period	(268)	(15)

Balance as of June 30,	283	147

Chisen Electric Corporation
Notes to and Forming Part of Unaudited Condensed Consolidated Financial Statements
For the three months ended June 30, 2010 and 2009

17.	RETIREMENT PLAN COSTS

Contributions to defined contribution retirement schemes are charged to cost of sales, sales, marketing and distribution costs and general and administrative expenses in the consolidated statements of operations and other comprehensive income as and when the related employee services are provided. Retirement plan costs were US$129,000 and US$209,000 for the three months ended June 30, 2010 and 2009 respectively.

18.	SEGMENTAL INFORMATION

During the three months ended June 30, 2010 and 2009, all revenue of the Company represented income from sales of sealed lead-acid battery and therefore no financial information by business segment is presented. Furthermore, as all income is derived from the PRC, no geographical segment is presented.

                          Shares of Common Stock

Chisen Electric Corporation

PROSPECTUS

Newbridge Securities Corporation

                                                     , 2010

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)		$356.50
FINRA Filing Fee(1)
Nasdaq Global Market Listing Fee(1)
Printing and transfer agent fees
Accounting fees and expenses
Legal fees and expenses
Underwriters’ counsel fees and blue sky fees
Roadshow fees and expenses
Total:	$

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and Nasdaq GlobalMarket listing fee.

Item 14. Indemnification of directors and officers

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation.

Our Articles of Incorporation provide that to the fullest extent permitted by the laws of the State of Nevada, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. Such provision shall not be deemed to limit or preclude indemnification of a director by the Company for any liability of a director which has not been eliminated by such provisions.

Our Articles of Incorporation further state that we may indemnify an individual against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual's conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the corporation's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.  We will indemnify a director or officer who was successful, on the merits or otherwise, in defense of any proceeding, or in defense of any claim, issue, or matter in the proceeding, to which the individual was a party because the person is or was a director or officer, against reasonable expenses incurred by the individual in connection with the proceeding or claim with respect to which the individual has been successful.  We may not indemnify a director or officer in connection with: (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment of distributions in violation of NRS 78.300.

Our Bylaws provide that unless otherwise provided in our Articles of Incorporation, we shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the Company against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.  The expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after our receipt of an undertaking by or on behalf of the officer or Director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.  The indemnification permitted in our Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On May 27, 2008, Donald Peay sold 9,500,000 shares of Common Stock to Mathew Evans. Immediately prior to the Exchange, Mr. Evans controlled 84.67% of the Common Stock then issued and outstanding by the Registrant (there were 11,219,400 shares issued and outstanding prior to the November 4, 2008 3-for-1 dividend distribution of the Common Stock with Mr. Evans holding 9,500,000 shares, and 33,658,200 shares issued and outstanding post split with Mr. Evans holding 28,500,000 shares).  Mr. Peay resigned his positions of sole officer and director, and Mr. Evans was appointed to these positions on June 13, 2008. Mr. Evans resigned as sole officer effective as of the Closing Date of the Exchange and his resignation as a director of the Registrant shall become effective on the 10th day following the Information Filing Date.

On November 4, 2008, the Board declared a dividend distribution of the Common Stock, effective November 4, 2008. The dividend distribution of the Common Stock was on a 3-for-1 basis affecting World Trophy’s issued and outstanding Common Stock.  Each holder of record of Common Stock as of November 4, 2008 was entitled to receive 2 additional shares of Common Stock for each share of Common Stock held on such date. No shares were issued for fractional shares.  World Trophy’s Transfer Agent mailed the additional stock certificates on November 4, 2008.

On November 12, 2008, pursuant to the terms of the Exchange Agreement, World Trophy acquired all of the issued and outstanding capital stock of Fast More in exchange for Thirty-Five Million (35,000,000) newly-issued shares of Common Stock and Mathew Evans cancelled 18,658,200 shares of Common Stock. As of November 12, 2008 and as of that date of this prospectus immediately prior to this offering, there were 50,000,000 shares of Common Stock issued and outstanding.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits

EXHIBIT NO.	DESCRIPTION	LOCATION
1.1	Form of Underwriting Agreement	To be filed by amendment

2.1	Share Exchange Agreement, dated November 12, 2008, by and among World Trophy Outfitters, Inc., Fast More Limited, Cheer Gold Development Ltd. and Floster Investment Limited	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

3.1	Articles of Incorporation of World Trophy Outfitters, Inc. (n/k/a Chisen Electric Corporation)	Incorporated by reference to Exhibit 3(i).1 to the Registrant’s Registration Statement on Form SB-2 as filed with the SEC on September 23, 2005

3.2	Certificate of Amendment to Articles of Incorporation of Chisen Electric Corporation (name change)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

3.3	Amended and Restated Bylaws of Chisen Electric Corporation	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

3.4	Certificate of Incorporation of Fast More Limited, dated December 17, 2007	Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

3.5	Memorandum and Articles of Association of Fast More Limited, dated as of December 17, 2007	Incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

3.6	Certificate of Incorporation of Changxing Chisen Electric Co., Ltd.	Incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

3.7	Articles of Associations of Changxing Chisen Electric Co., Ltd.	Incorporated by reference to Exhibit 3.6 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

4.1	Specimen Certificate of Common Stock.	To be provided by amendment

4.3	Form of Underwriter Warrant	To be provided by amendment

5.1	Opinion of K&L Gates LLP	To be provided by amendment

10.1	Agreement on Establishment of Changxing Chisen Physical Chemistry Power Research and Development Center, dated April 30, 2008	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.2	Form of Labor Contract	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.3	Lease Agreement, dated March 30, 2008, by and between Changxing Chisen Electric Co., Ltd. and Changxing Xiangyi Industrial Park Investment Co., Ltd.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.4	Contract For Loan on Guarantee, by and among Zhejiang Changxing Agricultural Cooperative Bank, Changxing Chisen Electric Co., Ltd. and Zhejiang Chisen Glass Co., Ltd.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.5	Renminbi Loan Contract, dated January 11, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Corporation (Changxing Branch)	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.6	Renminbi Loan Contract, dated April 11, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Corporation (Changxing Branch)	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.7	Renminbi Loan Contract, dated March 31, 2008, by and between Changxing Chisen Electric Co., Ltd. and Bank of China (Hong Kong) Limited Shanghan Branch	Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.8	Loan Contract (Short Term), dated August 15, 2008, by and between Changxing Chisen Electric Co., Ltd. and Bank of China Changxing Branch	Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.9	Acceptance Agreement, dated August 25, 2008, by and between Changxing Chisen Electric Co., Ltd. and Industrial Bank Co., Ltd. Hangzhou Branch	Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.10	Acceptance Agreement of Commercial Bill, dated September 18, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Bank Co., Ltd. Changxing Branch	Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008
10.11	Cooperation Agreement, dated April 20, 2008, by and between Changxing Chisen Electric Co., Ltd. and Xiamen University	Included by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K as filed with the SEC on June 28, 2010

10.11	Acceptance Agreement of Commercial Bill, dated July 29, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Changxing Branch Co., Ltd.	Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.12	Acceptance Agreement of Commercial Bill, dated September 9, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Changxing Branch Co., Ltd.	Incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.13	Components Purchase Contract, effective as of January 1, 2008, by and between Changxing Chisen Electric Co., Ltd. and Jiansu Xinri Electric Bicycle Co., Ltd.	Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.14	Supply Contract, dated April 22, 2008, by and between Changxing Chisen Electric Co., Ltd. and Jiangsu Yadea Science & Technology Development Co., Ltd.	Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.15	Sales Contract of Battery, dated November 10, 2007, by and between Changxing Chisen Electric Co., Ltd. and Hu Qinzhong, Yancheng Office	Incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.16	Sales Contract of Battery, dated February 17, 2008, by and between Changxing Chisen Electric Co., Ltd. and Song Chunwei	Incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

10.17
Compensation Agreement of Corporate Relocation Acquisition, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang
Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on August 24, 2010.

10.18
Investment Agreement, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang
Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on August 24, 2010.

10.19
Supplemental Agreement, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang

Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K as filed with the SEC on August 24, 2010.
10.20
Xuyi Economic Development Zone Project Investment Contract, dated September 6, 2010, by and between Chisen Electric Jiangsu Co., Ltd. and Jiangsu Xuyi Economic Development Zone Administrative Committee
Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on September 13, 2010.

10.21
Xuyi Economic Development Zone Project Investment Contract Supplemental Agreement, dated September 6 2010, by and between Chisen Electric Jiangsu Co., Ltd. and Jiangsu Xuyi Economic Development Zone Administrative Committee
Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on September 13, 2010.

14.1	Code of Business Conduct and Ethics	Incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

16.1	Letter to SEC from Pritchett, Siler & Hardy, P.C.	Incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K as filed with the SEC on January 21, 2009

17	Resignation of Mathew Evans, dated November 12, 2008	Incorporated by reference to Exhibit 17 to the Company’s Current Report on Form 8-K as filed with the SEC on November 12, 2008

21	List of Subsidiaries	Included by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K as filed with the SEC on June 28, 2010

23.1	Consent of Mazars CPA Limited	Provided herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1)	To be filed by amendment

23.3	Consent of AllBright Law Office, Hangzhou Branch	To be filed by amendment

24.1	Power of Attorney (included on signature page)	Provided herewith

99.1	Audit Committee Charter, dated January 15, 2009	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

99.2	Compensation Committee Charter, dated January 15, 2009	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

99.3	Corporate Governance and Nominating Committee Charter, dated January 15, 2009	Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 4, 2009

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i) in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or  prospectus that was part of the registration statement or made in any such document immediately  prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Changxing, People’s Republic of China, on the 8th  day of October, 2010.

CHISEN ELECTRIC CORPORATION

By:	/s/ Xu Kecheng
Name:	Xu Kecheng
Title:	President & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Chisen Electric Corporation hereby severally constitute and appoint Xu Kecheng and Liu Chuanjie, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities held on October 8, 2010:

SIGNATURE	TITLE

/s/ Xu Kecheng
Xu Kecheng	President, Chief Executive Officer and Chairman of the Board

/s/ Liu Chuanjie
Liu Chuanjie	Chief Financial Officer, Treasurer and Director

/s/ Lou Shourong
Lou Shourong	Vice President and Director

/s/ Dong Quanfeng
Dong Quanfeng	Director

/s/ Jiang Yanfu
Jiang Yanfu	Director

/s/ Gong Xiaoyan
Gong Xiaoyan	Director

/s/ Yun Hon Man
Yun Hon Man	Director

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1*	Form of Underwriting Agreement

2.1**	Share Exchange Agreement, dated November 12, 2008, by and among World Trophy Outfitters, Inc., Fast More Limited, Cheer Gold Development Ltd. and Floster Investment Limited

3.1**	Articles of Incorporation of World Trophy Outfitters, Inc. (n/k/a Chisen Electric Corporation)

3.2**	Certificate of Amendment to Articles of Incorporation of Chisen Electric Corporation (name change)

3.3**	Amended and Restated Bylaws of Chisen Electric Corporation

3.4**	Certificate of Incorporation of Fast More Limited, dated December 17, 2007

3.5**	Memorandum and Articles of Association of Fast More Limited, dated as of December 17, 2007

3.6**	Certificate of Incorporation of Changxing Chisen Electric Co., Ltd.

3.7**	Articles of Associations of Changxing Chisen Electric Co., Ltd.

4.1*	Specimen Certificate of Common Stock

4.3*	Form of Underwriter Warrant

5.1*	Opinion of K&L Gates LLP

10.1**	Agreement on Establishment of Changxing Chisen Physical Chemistry Power Research and Development Center, dated April 30, 2008

10.2**	Form of Labor Contract

10.3**	Lease Agreement, dated March 30, 2008, by and between Changxing Chisen Electric Co., Ltd. and Changxing Xiangyi Industrial Park Investment Co., Ltd.

10.4**	Contract For Loan on Guarantee, by and among Zhejiang Changxing Agricultural Cooperative Bank, Changxing Chisen Electric Co., Ltd. and Zhejiang Chisen Glass Co., Ltd.

10.5**	Renminbi Loan Contract, dated January 11, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Corporation (Changxing Branch)

10.6**	Renminbi Loan Contract, dated April 11, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Corporation (Changxing Branch)

10.7**	Renminbi Loan Contract, dated March 31, 2008, by and between Changxing Chisen Electric Co., Ltd. and Bank of China (Hong Kong) Limited Shanghan Branch

10.8**	Loan Contract (Short Term), dated August 15, 2008, by and between Changxing Chisen Electric Co., Ltd. and Bank of China Changxing Branch

10.9**	Acceptance Agreement, dated August 25, 2008, by and between Changxing Chisen Electric Co., Ltd. and Industrial Bank Co., Ltd. Hangzhou Branch

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10.10**	Acceptance Agreement of Commercial Bill, dated September 18, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Bank Co., Ltd. Changxing Branch

10.11**	Cooperation Agreement, dated April 20, 2008, by and between Changxing Chisen Electric Co., Ltd. and Xiamen University

10.11**	Acceptance Agreement of Commercial Bill, dated July 29, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Changxing Branch Co., Ltd.

10.12**	Acceptance Agreement of Commercial Bill, dated September 9, 2008, by and between Changxing Chisen Electric Co., Ltd. and China Construction Bank Changxing Branch Co., Ltd.

10.13**	Components Purchase Contract, effective as of January 1, 2008, by and between Changxing Chisen Electric Co., Ltd. and Jiansu Xinri Electric Bicycle Co., Ltd.

10.14**	Supply Contract, dated April 22, 2008, by and between Changxing Chisen Electric Co., Ltd. and Jiangsu Yadea Science & Technology Development Co., Ltd.

10.15**	Sales Contract of Battery, dated November 10, 2007, by and between Changxing Chisen Electric Co., Ltd. and Hu Qinzhong, Yancheng Office

10.16**	Sales Contract of Battery, dated February 17, 2008, by and between Changxing Chisen Electric Co., Ltd. and Song Chunwei

10.17**
Compensation Agreement of Corporate Relocation Acquisition, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang

10.18**
Investment Agreement, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang

10.19**
Supplemental Agreement, dated August 20, 2010, by and between the Company’s chief operating subsidiary, Changxing Chisen Electric Co., Ltd., and the Administrative Committee of Changxing Economic Development Zone, Zhejiang

10.20**
Xuyi Economic Development Zone Project Investment Contract, dated September 6, 2010, by and between Chisen Electric Jiangsu Co., Ltd. and Jiangsu Xuyi Economic Development Zone Administrative Committee

10.21**
Xuyi Economic Development Zone Project Investment Contract Supplemental Agreement, dated September 6, 2010, by and between Chisen Electric Jiangsu Co., Ltd. and Jiangsu Xuyi Economic Development Zone Administrative Committee

14.1**	Code of Business Conduct and Ethics

16.1**	Letter to SEC from Pritchett, Siler & Hardy, P.C.

17**	Resignation of Mathew Evans, dated November 12, 2008

21**	List of Subsidiaries

23.1***	Consent of Mazars CPA Limited

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23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1)

23.3*	Consent of AllBright Law Office, Hangzhou Branch

24.1***	Power of Attorney (included on signature page)

99.1**	Audit Committee Charter, dated January 15, 2009

99.2**	Compensation Committee Charter, dated January 15, 2009

99.3**	Corporate Governance and Nominating Committee Charter, dated January 15, 2009

*	To be filed by amendment
**	Previously filed with the SEC
***	Provided herewith

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